Exhibit 10.71

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (this “Agreement”), is made and effective as of October 22, 2008 (the “Effective Date”), by and between Amgen Inc., a Delaware corporation having a place of business at One Amgen Center Drive, Thousand Oaks, CA 91320 (“Company”), and International Business Machines Corporation, a New York corporation having a place of business at One New Orchard Road, Armonk, NY 10504 (“Supplier”) (each a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, Company is engaged in the business of the research, development and commercialization of human therapeutics;

WHEREAS, Supplier is in the business of, amongst other things, performing outsourcing services with respect to management of information technology systems; and

WHEREAS, pursuant to the terms of this Agreement, Company intends to establish a framework within which Company may engage Supplier to provide services to Company from time to time, which framework shall govern the relationship between the Parties in respect of such services.

NOW THEREFORE, in consideration of the promises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

Abandonment. “Abandonment” means the [*] by Supplier to (i) provide or perform [*], or (ii) comply with [*] of Supplier hereunder, in each case, [*].

Accept or Acceptance. “Accept” or “Acceptance” means to accept a Deliverable in accordance with the acceptance criteria and acceptance testing procedures applicable to such Deliverable.

Affected Contractors. “Affected Contractors” means those individuals or entities who are subject to Company Contractor Agreements and who are identified as “affected contractors” in Exhibit 19 (Affected Personnel).

Affected Employees. “Affected Employees” means those Company employees identified as “affected employees” in Exhibit 19 (Affected Personnel).

Affected Personnel. “Affected Personnel” means, collectively, Affected Contractors and Affected Employees.

Affiliate. “Affiliate” means any entity Controlling, Controlled by or under common Control with a Party, but only for so long as such Control continues, where “Control” means: (i) the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, or the right to vote for or appoint a majority of the board of directors or other governing body of such entity; or (ii) the power to directly or indirectly direct or cause the direction of the management and policies of such entity by any means whatsoever.

Applicable Laws. “Applicable Laws” means Company Laws with respect to Company, and Supplier Laws and Legal Compliance Obligations with respect to Supplier.

Note: Redacted portions have been marked with [*]. The redacted portions are subjects to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

ARD Countries. “ARD Countries” means those jurisdictions that have implemented ARD Laws and in which Company or one of its Affiliates employs Affected Employees.

ARD Laws. “ARD Laws” means (1) the European Community Council Directive (77/187/EEC) of February 14, 1977 as consolidated by Council Directive 2001/23/EC of March 12, 2001, in each case as amended from time to time, and legislation and Laws implementing such directives in any country in which a Company Service Location or a Supplier Service Location is located or where Transitioned Employees are employed; and (2) equivalent legislation and Laws dealing with the same subject matter as such directives in each of Turkey and Switzerland.

Assigned Contracts. “Assigned Contracts” means the third-party agreements that are assigned, in whole or in part, to Supplier and identified as “Assigned Contracts” in Exhibit 11 (Assigned and Managed Contracts).

Authorized User. “Authorized User” means any individual (e.g., an employee, contractor, subcontractor, agent or representative of Company) who is designated by Company to receive or use the Services.

Base Charges. “Base Charges” means the base Charges applicable to the Services or to a Project as further defined in Exhibit 1 (Definitions) or the applicable Order.

Charges. “Charges” means the costs and fees for Services as further defined in Exhibit 4 (Pricing).

cGMP. “cGMP” means (i) the applicable regulatory requirements, as amended from time to time, for current good manufacturing practices, including without limitation those promulgated by the Food and Drug Administration under the United States Federal Food, Drug and Cosmetic Act, 21 CFR § 210 et seq. or under the Public Health Service Act, Biological Products, 21 CFR §§ 600-610, the European Medicines Agency or Health Canada under the Food and Drugs Act (Canada), R.S. 1985, CF-27 and its associated regulations; (ii) any applicable guidance documents published by a Governmental Authority; and (iii) current industry practice consistent and in accordance therewith.

Company Competitor. “Company Competitor” means those companies identified in Exhibit 27 (Company Competitors).

Company Data. “Company Data” means all information entered in Software or Equipment by or on behalf of Company, including information relating to Company’s customers and vendors, and information derived from such information, including as stored in or processed through the Equipment or Software.

Company Group. “Company Group” means Company and its Affiliates who are receiving Services under this Agreement.

Company Laws. “Company Laws” means Laws to the extent applicable to the Services that are (i) identified by Company or Supplier as being applicable to Company and (ii) applicable to the collection, use, storage, or transfer of Company Data including without limitation the Laws set forth in Exhibit 20 (Company Laws) (as modified from time-to-time in accordance with Section 9.2).

Company Provided Equipment. “Company Provided Equipment” means Equipment owned or leased by Company.

Company Provided Materials. “Company Provided Materials” means Company Provided Equipment, Company Software, and all other materials provided by Company.

Company Service Location. “Company Service Location” means any facility or location to which Supplier shall provide the Services, including the facilities set forth in Exhibit 7 (Sites).

Company Software. “Company Software” means Software owned by Company.

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Compliance Requirements. “Compliance Requirements” means the requirements of the Securities and Exchange Commission Act of 1934 and all amendments thereto, including the Sarbanes-Oxley Act of 2002, Regulation AB, and any similar, future SEC requirements, and any requirements and rules pertaining thereto established by Law, including requirements imposed by auditing standards or reporting requirements promulgated by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board or the Securities and Exchange Commission.

Confidential Information. “Confidential Information” of a Party means all information, unless specifically identified by such Party as non-confidential, regardless of how communicated or stored, concerning the operations, affairs, products and businesses of such Party, the financial affairs of such Party, and the relations of such Party with its customers, employees and service providers, including without limitation, confidential or proprietary information, trade secrets, data, drafts, documents, communications, plans, know-how, formulas, improvements, designs, estimates, calculations, test results, specimens, schematics, drawings, tracings, studies, specifications, surveys, facilities, photographs, documentation, software, equipment, processes, programs, reports, orders, maps, models, agreements, ideas, methods, discoveries, inventions, patents, concepts, research, development, business and financial information, customer or client lists, account information, procedures, computer information and databases, business plans, budget forecasts, business arrangements, financial information and estimates, personnel data, and long-term plans and goals. “Confidential Information” of Company shall include (i) all information relating to the Services and Orders, including the terms and conditions of this Agreement, (ii) the specifications, designs, documents, correspondence, Software, documentation, data and other materials and work products produced by or for Supplier in the course of performing the Services, (iii) Deliverables and Company Data, and (iv) other Company information or data stored or otherwise or communicated, and obtained, received, transmitted, processed, stored, archived, maintained or derived by Supplier under this Agreement or in connection with the Services. “Confidential Information” of Supplier shall include (i) all information concerning the operations, affairs and businesses of Supplier, the financial affairs of Supplier, and the relations of Supplier with its other customers, employees and suppliers (including customer lists, customer (other than Company) information, account information, and consumer markets), and (ii) Software owned by Supplier and provided to Company by or through Supplier.

Control Objectives. “Control Objectives” means, collectively, as applicable to the Services and Systems (1) those control objectives included in Exhibit 24 (Compliance Requirements and Control Objectives), (2) additional control objectives established by Supplier (or Supplier Personnel) after the Effective Date that are relevant to the Services; and (3) those control objectives established by Company pursuant to Section 18.3(E) of this Agreement.

Core Software Deliverables. “Core Software Deliverables” means all Software Deliverables that are (i) specifically identified as Core Software Deliverables in an Order or (ii) designed to be used in Company’s core business of research, development, manufacturing, or commercialization of human therapeutics.

Critical Affected Personnel. “Critical Affected Personnel” means Affected Personnel who are identified as “critical affected personnel” in Exhibit 19 (Affected Personnel).

Direct Damages. “Direct Damages” means actual, direct damages incurred by the claiming entity directly and naturally resulting from or arising out of a breach of this Agreement. Direct Damages include, by way of example but without limitation, the following: (i) costs of [*]; (ii) costs of replacing [*]; (iii) [*] incurred by Company [*]; (iv) the costs incurred by Company to correct any [*], (v) the difference in the amounts to be [*], (vi) the [*], (vii) [*]; and (viii) the costs and expenses incurred by Company to [*]. A Party shall not be precluded from establishing that a particular damage is a Direct Damage on the basis that (i) [*], or (ii) the Parties [*].

Deliverables. “Deliverables” means any and all tangible work product, reports, data, specifications, designs, documents, correspondence, Software, documentation, and other materials, and other deliverables identified in an Order, including Transition Deliverables, Transformation Deliverables, Software Deliverables and Non-Software Deliverables.

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

Equipment. “Equipment” means the computer, telecommunications and other equipment (without regard to the entity owning or leasing such equipment) used by Supplier to provide the Services. Equipment includes the following: (1) computer equipment, including associated attachments, features, accessories, peripheral devices and other computer equipment; and (2) telecommunications equipment, including private branch exchanges, multiplexors, modems, CSUs/DSUs, hubs, bridges, routers, switches and other telecommunications equipment.

Event of Deteriorating Supplier Condition. “Event of Deteriorating Supplier Condition” means any of the following events: (i) Supplier or its Global Technology Services division ceases to do business as a going concern, makes an assignment of all or substantially all of its assets for the benefit of creditors, is insolvent or the subject of receivership, or any substantial part of Supplier’s property is or becomes subject to any levy, seizure, assignment or sale for or by any creditor or governmental agency without being released or satisfied within a reasonable time thereafter; (ii) Supplier’s auditors issue an opinion expressing doubt as to whether Supplier can maintain itself as a “going concern,” or Supplier’s credit is downgraded to a Moody rating of “Baa1” or below; (iii) any judgment or tax lien is filed or issued against Supplier that materially impacts Supplier’s ability to provide the Services to Company, and such judgment or tax lien is not resolved or satisfied within a reasonable time thereafter; (iv) voluntary bankruptcy proceedings or involuntary bankruptcy proceedings that have not been dismissed within ninety (90) days of commencement, are commenced by or against Supplier; (v) Supplier sells all or substantially all of its assets, or a material portion of its assets related to the Services except in connection with a Change of Control as permitted under this Agreement; (vii) there is a material adverse change in the business, financial condition or prospects of Supplier’s Global Technology Services division that is reasonably likely to result in a delay in the performance of Supplier’s obligations hereunder, or a reduction in the quality of such performance; (viii) the [*]; (ix) Supplier fails to [*]; (x) Supplier’s [*] is not approved by Company (acting in good faith); and (xi) within thirty (30) days after Company’s delivery of written notice to Supplier, Supplier fails to [*].

Governmental Authorities. “Governmental Authorities” means any national, state or local, U.S. or foreign, governmental, regulatory or judicial authority having jurisdiction over Company, Supplier, this Agreement or any Services.

[*]

Intellectual Property. “Intellectual Property” means: (i) patents, patent applications and statutory invention registrations (in the case of Non-Software Deliverables, based on inventions embodied therein); (ii) copyrights, including registrations and applications for registration thereof; (iii) trade secrets; and (iv) any other rights similar to the foregoing.

Law(s). “Law(s)” means all federal, state, provincial, regional, territorial and local laws, statutes, ordinances, regulations, rules, executive orders, supervisory requirements, directives, circulars, opinions, interpretive letters and other official releases of or by any government, or any authority, department or agency thereof, including the United States Securities and Exchange Commission and the Public Accounting Oversight Board. “Laws” shall include Laws relating to data privacy trans-border data flow or data protection, such as the implementing legislation and regulations of the European Union member states under the European Union Directive 95/46/EC, and any and all of Canada’s federal and provincial privacy laws. Laws shall include Company Laws and Supplier Laws.

Legal Compliance Obligations. “Legal Compliance Obligations” means Supplier’s obligations under Section 9.1 and Section 9.3.

Managed Contracts. “Managed Contracts” means the Third-Party agreements for which Supplier assumes management responsibility that are identified as “Managed Contracts” in Exhibit 11 (Assigned and Managed Contracts) or identified by Company from time to time.

Non-Core Software Deliverables. “Non-Core Software Deliverables” means all Software Deliverables other than Core Software Deliverables.

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

Non-Software Deliverables. “Non-Software Deliverables” means literary works or other works of authorship created for and required to be delivered to Company under this Agreement, including the Transition Plan, Transformation Plan, Change Request Authorizations, Orders, Policies and Procedures Manual, business requirements documents, design documents, manuals, training materials and documentation, but excluding Software.

Out-of-Pocket Expenses. “Out-of-Pocket Expenses” means reasonable, demonstrable and actual invoiced expenses for Equipment, materials, supplies or Services provided to or for Company as identified in this Agreement, but not including Supplier’s overhead costs (or allocations thereof), internal administrative expenses or other mark-ups, in each case, (A) that are due and payable to a Third Party by Supplier and (B) (i) that are approved in advance by Company, or (ii) for which Supplier is entitled to be reimbursed as a Pass-Through Expense in accordance with Exhibit 4 (Pricing) of this Agreement. Out-of-Pocket Expenses shall be calculated at Supplier’s actual incremental expense and shall be net of all refunds, returns, rebates and allowances.

Pass-Through Expenses. “Pass-Through Expenses” has the meaning set forth in Exhibit 4 (Pricing).

Personnel. “Personnel” of a Party means such Party’s directors, officers, employees, Subcontractors (with respect to Supplier only), consultants, representatives and agents, excluding the other Party, who contribute to the performance of such Party’s obligations under this Agreement.

Pre-Existing Rights. “Pre-Existing Rights” means any and all Software and other Intellectual Property rights (i) owned by or licensed to a Party and incorporated in or required to operate any Deliverable, and (ii) that is pre-existing on the Effective Date or the effective date of the applicable Order governing the development of such Deliverable, as applicable.

SAS 70 Gap Period. “SAS 70 Gap Period” means the period of time between the issuance of a SAS 70 Type 2 Report by the service auditor and the date of the assessment by Company of the adequacy of Company’s controls pursuant to the Compliance Requirements.

SAS 70 Type 2 Report. “SAS 70 Type 2 Report” means a written opinion of a service auditor, issued in accordance with and subject to the requirements of SAS 70, covering each Supplier facility where Services are performed and addressing (1) whether Supplier’s description of its controls presents fairly, in all material respects, the relevant aspects of Supplier’s controls that had been placed in operation as of a specified date, (2) whether such controls were suitably designed to achieve the Control Objectives, and (3) whether the controls that were tested were operating with sufficient effectiveness to provide reasonable, but not absolute, assurance that the Control Objectives were achieved during the period specified; together with the service auditor’s (a) description of the Control Objectives, (b) report on the operating effectiveness of the controls, and (c) description of the tests of the operating effectiveness of the controls that may be relevant to specified assertions in Company’s financial statements, and the results of those tests. The SAS 70 Type 2 Report will contain any additional information that may be required under SAS 70 and will contain a paragraph stating that the SAS 70 Type 2 Report is intended to be used by customers of Supplier and such customers’ independent auditors.

Service Level Credit. “Service Level Credit” means the applicable credit against the Charges payable by Supplier to Company hereunder for failure of Supplier to meet a particular Service Level.

Service Level Default. “Service Level Default” means in respect of each Critical Service Level or Key Measurement that (i) Supplier’s Service Level Performance fails to [*]; or (ii) Supplier’s Service Level Performance fails to [*]; or (iii) Measurement data for the [*]. All capitalized terms used in but not defined in this definition or in the body of this Agreement are defined in Exhibit 1 (Definitions).

Software. “Software” means the object code versions of any applications programs, operating system software, computer software languages, utilities, other computer programs and related documentation, in whatever form or media, including the tangible media upon which such applications programs, operating

Confidential	5

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

system software, computer software languages, utilities, other computer programs and related documentation are recorded or printed, together with all corrections, improvements, updates and releases thereof.

Software Deliverables. “Software Deliverables” mean all Deliverables that include Software that are required to be delivered to Company under this Agreement or an Order, including Core Software Deliverables and Non-Core Software Deliverables.

Subcontractor. “Subcontractor” means any individual or entity (other than Supplier), including an Affiliate of Supplier, that performs Services under this Agreement (including any Order).

Supplier Laws. “Supplier Laws” means all Laws applicable to Supplier in its capacity as a provider of IT services and all Laws that are generally applicable to Supplier, which Laws may include HIPAA, the Sarbanes-Oxley Act of 2002, the Gramm-Leach-Bliley Act and well-known Laws governing privacy.

Supplier Proprietary Software. “Supplier Proprietary Software” means the Software (which may include Tools) and related documentation (1) owned by Supplier and (2) any enhancements, modifications or derivatives thereof owned by Supplier, in each case, (a) that are used in connection with the Services, and (b) excluding Core Software Deliverables. The Supplier Proprietary Software includes the Software designated as “Supplier Proprietary Software” in Exhibit 10 (Equipment and Software Lists).

Supplier Service Location. “Supplier Service Location” means each facility of Supplier from which Supplier provides the Services, as set forth in Exhibit 17 (Supplier Service Locations).

Supplier Software. “Supplier Software” means, collectively, the Supplier Proprietary Software and the Supplier Third Party Software.

Supplier Third Party Software. “Supplier Third Party Software” means the Software (which may include Tools) and related documentation licensed or leased by Supplier from a Third Party that are used (1) in connection with the Services or (2) with any Supplier Proprietary Software. The Supplier Third Party Software includes the Software designated as “Supplier Third Party Software” in Exhibit 10 (Equipment and Software Lists).

System. “System” means the computing infrastructure, including Software, Tools and Equipment, used by Supplier to provide the Services, and to access, process or store any Company Data.

Third Party. “Third Party” means a legal entity, company or person that is not a Party, or an Affiliate of a Party, to this Agreement. Personnel of a Party or Subcontractors, or of an Affiliate of a Party, shall be considered “Third Parties” hereunder.

Tools. “Tools” means any testing, monitoring or other tools or utilities and related know-how, methodologies, processes, technologies, or algorithms.

Tower. “Tower” means a general grouping of related Services that are described within Exhibit 2 (Statement of Work), namely “Cross-Functional”, “Messaging, Directory, & Collaboration”, “Application Hosting”, “Managed Network”, or “End-User”.

Transitioned Contractors. “Transitioned Contractors” means Affected Contractors whose contractor agreements are either terminated or assigned pursuant to Section 11.5(B).

Transitioned Employees. “Transitioned Employees” means Affected Employees who either accept an offer of employment with Supplier or whose employment is transitioned to Supplier pursuant to relevant ARD Laws (or the equivalent in countries outside of the EU) and become employed by Supplier effective as of the start of business on the Effective Date or such other date as to which the Parties mutually agree.

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Transitioned Personnel. “Transitioned Personnel” means, collectively, Transitioned Employees and Transitioned Contractors.

Use. “Use” means the right to load, execute, store, transmit, display, copy and perform.

Wind-down Expenses. “Wind-down Expenses” means (1) Supplier’s actual out-of-pocket reasonable costs and expenses related to the displacement of assets [*] due to Company’s early termination, excluding overhead and general expenses, markups and opportunity costs; and (2) Supplier’s then-current net book value (using straight-line depreciation method) of Equipment, Software and materials used in and procured specifically for the delivery of Services under this Agreement, excluding costs and expenses for Transition and Transformation, provided in each case, that Supplier shall have an obligation to mitigate the foregoing, and that Wind-down Expenses shall be [*] and shall be subject to audit by Company in accordance with this Agreement. In the event a Section of this Agreement specifically provides for (i) the purchase of (or option to purchase) Equipment or the assumption of leases by Company, and (ii) payment of Wind-down Expenses, the provisions of such Section governing the purchase of (or option to purchase) Equipment or the assumption of leases by Company shall prevail over this definition.

Section 1.2 Other Defined Terms Used in this Agreement.

“ARD Affected Employees”	Section 11.5(D)

“Agreement”	Preamble and Section 1.4(A)

“Background Check Certification Form”	Section 11.1

“Benchmarked Representative Sample”	Section 19.5(B)

“Benchmark-Affected Employees”	Section 19.5(D)(4)

“Benchmarker”	Section 19.5(A)

“Change Control Procedure”	Section 17.4

“Change Request Authorization”	Section 17.5

“Change Request”	Section 17.5

“Company”	Preamble

“Company Contract Executive”	Section 16.1

“Company Contractor Agreements”	Section 11.5

“Company Facilities”	Section 15.5

“Company Indemnified Parties”	Section 25.1

“Company Non-Software Deliverables”	Section 14.4

“Company Policies”	Section 9.3

“Company Required Consents”	Section 8.2

“Company Service Recipients”	Section 4.5

“Company Transition Manager”	Section 3.3(C)

“Critical Affected Personnel”	Section 11.5

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

“Dispute Notice”	Section 28.1

“DRP”	Section 27.1(A)

“Effective Date”	Preamble

“Employee Transfer Date”	Section 11.5(D)

“Exhibit 4-Pre-Benchmark Charges Schedule”	Section 19.5(D)(5)

“Force Majeure Event”	Section 27.1

“HIPAA”	Section 21.3

“Initial Term”	Section 2.1

“IT”	Section 1.2

“Key Supplier Personnel”	Section 11.2

“Legal Compliance Obligations”	Section 9.1

“Local Country Agreement”	Section 1.7

“Losses”	Section 25.1

“Monthly Service Level Report”	Section 10.8

“New Service”	Section 17.5

“Notice of Election”	Section 25.3

“Offshore Location”	Section 15.1

“Offshore Tax Jurisdiction”	Section 19.4

“Order”	Section 6.2

“Parties”	Preamble

“Party”	Preamble

“Pass-through Subcontracts”	Section 17.7(C)

“Personally Identifiable Information”	Section 21.3

“PHI”	Section 21.3

“Policies and Procedures Manual”	Section 17.3

“Privacy Laws and Regulations”	Section 21.3

“Project”	Section 6.2

“Project Request”	Section 6.2

“Refresh Schedule”	Section 13.4

“Renewal Term”	Section 2.2

“Required Consents”	Section 8.2

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“Resources”	Section 4.1

“RTOs”	Section 27.1(A)

“Qualifying Invoice”	Section 19.4(D)

“Service Levels”	Section 10.1

“Services”	Section 4.1

“Shared Subcontractors”	Section 17.7(A)(2)

“Software Deliverables”	Section 14.3

“Staffing Action Plan”	Section 11.6

“Staffing Notice”	Section 11.6

“Steering Committee”	Section 17.1

“Supplier”	Preamble and Section 1.4(B)(5)

“Supplier Data Connections”	Section 13.7

“Supplier Equipment”	Section 13.2

“Supplier Indemnified Parties”	Section 25.2

“Supplier Non-Software Deliverables”	Section 14.4

“Supplier Project Executive”	Section 11.2

“Supplier Provided Items”	Section 25.1(I)

“Supplier Required Consents”	Section 8.1

“Supplier Transition Manager”	Section 3.3

“Technology Refresh Plan”	Section 17.1

“Term”	Section 2.1

“Termination/Expiration Assistance Period”	Section 29.7

“Termination/Expiration Assistance”	Section 29.7

“Third Party Claims”	Section 25.1

“Third-Party Resources”	Section 4.1

“Third Party Vendor”	Section 7.1

“Top Quartile Average Price”	Section 19.5(D)

“Transformation”	Section 5.1

“Transformation Deliverables”	Section 5.3

“Transformation Milestone”	Section 5.3

“Transformation Milestone Credit”	Section 5.6

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“Transformation Objectives”	Section 5.1

“Transformation Plan”	Section 5.3

“Transformation Project”	Section 5.2

“Transition”	Section 3.1

“Transition Deliverables”	Section 3.2

“Transition Milestone”	Section 3.2

“Transition Milestone Credit”	Section 3.2

“Transition Period”	Section 3.1

“Transition Plan”	Section 3.2

Section 1.3 Other Defined Terms Used in the Exhibits.

“Access Loop”	Exhibit 4

“Actual Foreign Exchange Rate”	Exhibit 4

“Actual Inflation”	Exhibit 4

“Action Item”	Exhibit 1

“Actual Uptime”	Exhibit 1

“Add/Change”	Exhibit 4

“Additional Resource Charge (ARC)”	Exhibit 1

“ADM”	Exhibit 1

“Allocation of Pool Percentage”	Exhibit 1

“Application Server(s)”	Exhibit 1

“Applications”	Exhibit 1

“Applications Software”	Exhibit 1

“Architecture”	Exhibit 1

“Asset Inventory and Management System”	Exhibit 1

“Authorized User”	Exhibit 1

“At-Risk Amount”	Exhibit 1

“Availability”	Exhibit 1

“Availability Management”	Exhibit 1

“AVTS”	Exhibit 4

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“Base Charge”	Exhibit 1

“Base Charges”	Exhibit 1

“Base Foreign Exchange Rate”	Exhibit 4

“Base Year Index”	Exhibit 4

“BAU Resources or Business as Usual Resources”	Exhibit 4

“Benchmarking”	Exhibit 1

“Business Continuity (Services)”	Exhibit 1

“Business Continuity Lifecycle”	Exhibit 1

“Business Continuity Management (BCM)”	Exhibit 1

“CAB/Emergency Committee”	Exhibit 1

“Cabling”	Exhibit 1

“Calls”	Exhibit 1

“Call Seat Center”	Exhibit 4

“Capacity Management”	Exhibit 1

“Capacity Management Database”	Exhibit 1

“Carrier”	Exhibit 1

“Cascade”	Exhibit 4

“Change”	Exhibit 1

“Change Advisory Board (CAB)”	Exhibit 1

“Change Management”	Exhibit 1

“Change Request Authorization(s)”	Exhibit 1

“CI Release”	Exhibit 1

“Collaborative Applications”	Exhibit 1

“Commencement Date”	Exhibit 1

“Commercial Off The Shelf (COTS)”	Exhibit 1

“Company Information”	Exhibit 1

“Company Materials”	Exhibit 1

“Conferencing Network”	Exhibit 1

“Conferencing Premise Equipment”	Exhibit 1

“Confidentiality”	Exhibit 1

“Configuration Item (CI)”	Exhibit 1

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“Configuration Management”	Exhibit 1

“Configuration Management Database (CMDB)”	Exhibit 1

“Connectivity”	Exhibit 1

“Contract Year”	Exhibit 1

“Control (and its derivatives)”	Exhibit 1

“Critical Deliverables”	Exhibit 1

“Critical Service Level”	Exhibit 1

“Critical Transition and Transformation Credits”	Exhibit 1

“Cross-Functional Services”	Exhibit 1

“Currency Pairs”	Exhibit 4

“Current Projects”	Exhibit 1

“Data Center”	Exhibit 1

“Deferred Countries”	Exhibit 1

“Definitive Hardware Store (DHS)”	Exhibit 1

“Definitive Software Library (DSL)”	Exhibit 1

“Deliverable Credits”	Exhibit 1

“Desktop”	Exhibit 4

“Disaster Recovery Planning”	Exhibit 1

“Disaster Recovery (Services)”	Exhibit 1

“Downtime”	Exhibit 1

“Earnback”	Exhibit 1

“Economic Change Adjustment”	Exhibit 4

“Email Account”	Exhibit 4

“End-User Computing (EUC)”	Exhibit 1

“End-User Services”	Exhibit 1

“Expected Service Level”	Exhibit 1

“Expected Service Level Default”	Exhibit 1

“Expiration Date”	Exhibit 1

“Extranet”	Exhibit 1

“Fees”	Exhibit 1

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“Foreign Exchange Sensitivity”	Exhibit 4

“Forward Schedule of Changes”	Exhibit 1

“FTE Criteria”	Exhibit 4

“FXRCA Deadband”	Exhibit 4

“Handheld Device”	Exhibit 4

“Hard IMAC”	Exhibit 1

“High Availability (clusters)”	Exhibit 1

“Hypercare”	Exhibit 1

“IMAC(s)”	Exhibit 1

“Impact”	Exhibit 1

“Incident”	Exhibit 1

“Incident Management”	Exhibit 1

“Incident Management System”	Exhibit 1

“Incident Record”	Exhibit 1

“Inflation Index”	Exhibit 4

“Infrastructure”	Exhibit 1

“In-Scope”	Exhibit 1

“Install”	Exhibit 4

“Integrity”	Exhibit 1

“Inter-Office Channel (IOC)”	Exhibit 4

“Interconnect Devices”	Exhibit 1

“Internet Network”	Exhibit 1

“IT Service Continuity Management”	Exhibit 1

“ITIL”	Exhibit 1

“Key Measurements”	Exhibit 1

“Known Error”	Exhibit 1

“Known Error Database”	Exhibit 1

“LAN (Local Area Network)”	Exhibit 1

“LAN Equipment”	Exhibit 1

“LAN Segment”	Exhibit 1

“LAN Systems”	Exhibit 1

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“Laptop”	Exhibit 4

“Level 1 Support”	Exhibit 1

“Level 2 Support”	Exhibit 1

“Level 3 Support”	Exhibit 1

“Logical Security”	Exhibit 1

“Long-Range IT Plan”	Exhibit 1

“Major Incident”	Exhibit 1

“Major Software Release”	Exhibit 1

“Materials”	Exhibit 1

“Measurement Window”	Exhibit 1

“Messaging”	Exhibit 1

“Messaging Service”	Exhibit 1

“Minimum Performance Default”	Exhibit 1

“Minimum Service Level(s)”	Exhibit 1

“Mobile Data Communications Equipment”	Exhibit 1

“Mobile Data Communications Network”	Exhibit 1

“Mobile Data Communications System”	Exhibit 1

“Mobile Short Messaging Equipment (MSM Equipment)”	Exhibit 1

“Mobile Short Messaging Network”	Exhibit 1

“Monthly Invoice Amount”	Exhibit 1

“N Release Level”	Exhibit 1

“N-1 Release Level”	Exhibit 1

“N-2 Release Level”	Exhibit 1

“Network”	Exhibit 1

“Network Topology”	Exhibit 1

“Nine-Month Measurement Period”	Exhibit 1

“One-Time Charges”	Exhibit 1

“Operating Software (Operating System)”	Exhibit 1

“Operating System Instance (OS Instance)”	Exhibit 1

“Operational Level Agreement”	Exhibit 1

“Other Peripheral Device”	Exhibit 4

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“PBX Port” or “KTS Port”	Exhibit 4

“Performance Category”	Exhibit 1

“Performance Credit(s)”	Exhibit 1

“Planned Projects”	Exhibit 1

“Policies and Procedures Manual”	Exhibit 1

“Pool Percentage Available for Allocation”	Exhibit 1

“Portable Network Devices”	Exhibit 1

“Post Implementation Review (Post Project Review)”	Exhibit 1

“Print Pages”	Exhibit 4

“Problem”	Exhibit 1

“Problem Management”	Exhibit 1

“Problem Manager”	Exhibit 1

“Problem Tracking System”	Exhibit 1

“Procurement Catalog”	Exhibit 1

“Project FTE Day”	Exhibit 4

“Project IMAC”	Exhibit 1

“Qualified”	Exhibit 1

“Reduced Resource Credit (RRC)”	Exhibit 1

“Refresh”	Exhibit 1

“Regulated”	Exhibit 1

“Release Management”	Exhibit 1

“Replacement”	Exhibit 4

“Request for Change (RFC)”	Exhibit 1

“Request Management”	Exhibit 1

“Resource Baseline(s)”	Exhibit 1

“Resource Capacity Management (RCM)”	Exhibit 1

“Resource Unit(s)”	Exhibit 1

“Retained Employees”	Exhibit 1

“Retained Expense(s)”	Exhibit 1

“Scheduled Downtime”	Exhibit 1

“Scheduled Uptime”	Exhibit 1

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“Security”	Exhibit 1

“Security Management”	Exhibit 1

“Security Manager”	Exhibit 1

“Security Officer”	Exhibit 1

“Server”	Exhibit 1

“Service Capacity Management”	Exhibit 1

“Service Catalog”	Exhibit 1

“Service Desk”	Exhibit 1

“Service Level Credit Allocation Percentage”	Exhibit 1

“Service Level Performance”	Exhibit 1

“Service Request”	Exhibit 1

“Severity Level”	Exhibit 1

“Site(s)”	Exhibit 1

“Soft IMAC”	Exhibit 1

“Standard Change”	Exhibit 1

“Standard Laptop”	Exhibit 4

“Standard Products”	Exhibit 1

“Standard Voice Network”	Exhibit 1

“Standard Voice Premise Equipment”	Exhibit 1

“Standard Voice Premise Systems”	Exhibit 1

“Sub-Towers”	Exhibit 4

“Successor”	Exhibit 1

“Supplier Materials”	Exhibit 1

“Supplier Requested Changes”	Exhibit 4

“System(s) Software”	Exhibit 1

“Termination Fees”	Exhibit 1

“Third-Party Materials”	Exhibit 1

“Transport”	Exhibit 1

“Transport Facilities”	Exhibit 1

“Transport Services”	Exhibit 1

“Transport Systems”	Exhibit 1

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“Transport Vendor(s)”	Exhibit 1

“Unix Workstation”	Exhibit 4

“Unrelieved Service Level Credits”	Exhibit 1

“Unserviceable Equipment”	Exhibit 1

“Urgency”	Exhibit 1

“Utility Server(s)”	Exhibit 1

“Utility Server Support & Infrastructure”	Exhibit 4

“Validated”	Exhibit 1

“Video Conference Room”	Exhibit 4

“Voice IMAC”	Exhibit 4

“WAN (or Wide Area Network)”	Exhibit 1

“WAN Equipment”	Exhibit 1

“Wiring”	Exhibit 1

“Yearly Performance Average”	Exhibit 1

Those terms, acronyms and phrases utilized in the biotechnology and pharmaceutical industry, information technology (“IT”) services industry, or other pertinent business context that are not otherwise defined in this Agreement shall be interpreted in accordance with their generally understood meaning in such industries or business contexts.

Section 1.4 Incorporation and References.

(A)	Incorporation of Exhibits, Schedules and Appendices

The Exhibits, Schedules and Appendices attached hereto are hereby incorporated into this Agreement by reference and deemed part of this Agreement for all purposes. All references to this “Agreement” shall include such Exhibits, Schedules and Appendices.

(B)	References

(1)	References to any Law means references to such Law in changed or supplemented form, or to a newly-adopted Law replacing a previous Law.

(2)	References to and the use of the word “include” and its derivatives (such as “including” and “includes”) means “include without limitation.”

(3)	References to and the use of the word “days” means calendar days, unless otherwise specified.

(4)	References to and the use of the word “hours” means hours as determined on a 24x7 basis and not business hours, unless otherwise specified.

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(5)	References to “Supplier” include Supplier Personnel, Equipment providers, Software providers and service providers, where such entities are performing the Services or services related to the Services.

(6)	References to “Company” include Company and members of Company Group.

Section 1.5 Headings and Cross-References. The Article and Section headings and the table of contents used in this Agreement are for reference and convenience only and shall not enter into the interpretation of this Agreement. Any reference herein to a particular Article or Section number or Exhibit, Schedule or Appendix means that the reference is to the specified Article, Section, Exhibit, Schedule or Appendix of this Agreement, except to the extent that the cross-reference expressly refers to another document.

Section 1.6 Interpretation of Documents. In the event of a conflict or inconsistency between the terms of this Agreement and the Exhibits, Schedules or Appendices, the terms of this Agreement shall prevail.

Section 1.7 Local Country Agreements. The Parties acknowledge and agree that this Agreement is intended to provide the framework for a global relationship. As deemed appropriate by Supplier and Company taking into account the Services and the country or region outside of the United States that is involved, the Parties will enter into one or more local country agreements to this Agreement between Supplier or corresponding Supplier Affiliates, and Company or Company Affiliate for the purpose of memorializing the implementation of this Agreement with respect to such entities and effecting the intent of the Parties under this Agreement (each, a “Local Country Agreement”). All references herein to this Agreement shall be deemed to include all Local Country Agreements. Supplier will agree to perform or cause to be performed the performance obligations under this Agreement, including the Local Country Agreements. Company and Supplier agree to be and remain liable and responsible to the other for all obligations undertaken by its Affiliates, respectively, under such Local Country Agreements, and that the execution of any Local Country Agreement will in no way either enlarge or reduce the obligations of either Company or Supplier under this Agreement, including with respect to the provision of Services to any Company Affiliate, except (i) provisions in a particular Local Country Agreement that are expressly acknowledged to be an amendment to this Agreement for purposes of such Local Country Agreement, which will include the listing of any provisions of applicable local law in the country for which the Local Country Agreement is entered identified by either Party as non-waivable, or (ii) terms for transition of Affected Personnel located in the country for which the Local Country Agreement is signed. No Local Country Agreement may be signed or, once signed, be modified or amended, without the consent of each of Supplier and Company.

ARTICLE 2

TERM

Section 2.1 Term. The term of this Agreement (the “Initial Term”, together with any Renewal Terms, and as extended pursuant to Section 29.6, the “Term”) shall commence on the Effective Date and shall expire at midnight (Pacific Time) on the fifth (5th) anniversary of January 18, 2009, unless this Agreement is extended pursuant to Section 2.2 or earlier terminated in accordance with this Agreement.

Section 2.2 Extension. On written notice to Supplier no less than one hundred twenty (120) days prior to the expiration of the Initial Term or then-current Renewal Term, Company shall have the right to extend the Term for one (1) year extensions (each a “Renewal Term”) on the terms and conditions (including the Charges) then in effect. Company shall have three (3) such extension options of one (1) year each.

Section 2.3 Termination Charges. In the event that Company does not elect to extend the Term after the Initial Term or any Renewal Term, or upon expiration of the final Renewal Term, [*], which at the time of such expiration, is [*]. Section 29.2 (Termination for Convenience) sets forth the applicability of fees associated with Company’s termination for convenience.

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

ARTICLE 3

TRANSITION

Section 3.1 General.

(A)	Commencing on the Effective Date and ending on completion of the Transition Plan (the “Transition Period”), Supplier shall plan, prepare for and conduct transition activities in accordance with the Transition Plan (the “Transition”). Except with respect to those costs identified as Company’s responsibility in Exhibit 4 (Pricing), Supplier’s responsibilities with respect to the Transition shall include paying all costs associated with the Transition and otherwise performing such tasks as are required to enable Supplier to provide the Services, including following the Transition Completion Date.

(B)	During the Transition Period, Company shall perform those tasks that are designated to be the responsibility of Company in the Transition Plan.

(C)	Except as otherwise provided in Exhibit 4 (Pricing) or required for Company to complete those tasks which are designated to be the responsibility of Company in the Transition Plan, Company shall not incur any charges, fees, costs or expenses in connection with the Transition.

Section 3.2 Transition Plan.

(A)	General

The Transition shall be conducted in accordance with a written plan (the “Transition Plan”) which, at a minimum, shall include:

(1)	a detailed description of the IT operations being transitioned to Supplier;

(2)	a detailed description of the Transition activities and responsibilities to be performed by Supplier in order for Supplier to properly complete the Transition;

(3)	a detailed description of the deliverables (“Transition Deliverables”) and milestones (“Transition Milestones”) to be completed by Supplier;

(4)	a detailed description of any tasks that Company is required to complete in connection with the Transition;

(5)	a detailed description of the technology, methods, procedures, Supplier Personnel and organization that Supplier shall use to perform the Transition;

(6)	a detailed schedule and workplan of all Transition activities to be completed in connection with the Transition, including the dates on which each such activity and any Transition Milestones and Transition Deliverables shall be completed;

(7)	for certain Transition Milestones and Transition Deliverables, the applicable Transition Milestone or Deliverable Credit (each a “Transition Milestone Credit”) that shall be paid to Company if the Transition Milestone or Transition Deliverable is not achieved by Supplier, other than for the reasons set forth in Section 16.2 (Savings Clause), in accordance with the schedule set forth in the Transition Plan, which Transition Milestone Credits available for payment by Supplier to Company shall in the aggregate equal at least [*] and Transition Milestone Credits payable by Supplier to Company shall in the aggregate not exceed [*];

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

(8)	a detailed description of the potential risks associated with the Transition and the risk mitigation strategies that shall be employed by Supplier to eliminate or minimize such risks;

(9)	a process and set of standards and completion criteria acceptable to Company to which Supplier shall adhere in the performance of the Transition and that shall enable Company to determine whether Supplier has successfully completed the Transition activities and Transition Deliverables associated with each Transition Milestone; and

(10)	any other information and planning necessary to ensure that the Transition takes place on schedule and without disruption to Company’s business or IT operations.

(B)	Completion of the Transition Plan

Supplier shall be responsible for preparing the Transition Plan. The initial draft of the Transition Plan as of the Effective Date is included in Exhibit 22 (Transition and Transformation). No later than thirty (30) days prior to the Commencement Date, Supplier shall finalize the Transition Plan which Transition Plan shall not be considered final until Accepted by Company. Supplier shall cooperate and work closely with Company in finalizing the Transition Plan (including incorporating Company’s reasonable comments) and the final Transition Plan and any subsequent changes to the Transition Plan shall be subject to Acceptance by Company in accordance with schedule set forth in Exhibit 22 (Transition and Transformation).

Section 3.3 Performance of the Transition.

(A)	General

Supplier shall perform the Transition in accordance with the Transition Plan and in such a manner so as to not disrupt Company’s IT and business operations (except to the extent that Supplier has provided Company with reasonable advance written notice of such disruption and Company has agreed in writing that such disruption is acceptable). Supplier shall provide all cooperation and assistance reasonably required and requested by Company in connection with Company’s evaluation and testing of the Transition Deliverables.

(B)	Transition Manager

Supplier shall, in accordance with Section 11.2(D), designate an individual to manage the Transition (the “Supplier Transition Manager”) on a dedicated, full-time basis during the Transition Period. The Supplier Transition Manager shall (1) report to the Supplier Project Executive, (2) serve as the single point of accountability for Supplier for the Transition and (3) have day-to-day authority for ensuring that the Transition is completed in accordance with the Transition Plan. The Supplier Transition Manager shall be one of the Key Supplier Personnel.

(C)	Meeting and Reporting Requirements

The Supplier Transition Manager shall meet at least once each week with the individual designated to manage the Transition for Company (the “Company Transition Manager”) to report on Supplier’s progress in performing the Transition and meeting the requirements of the Transition Plan. As part of each weekly meeting, Supplier shall provide Company with a written status report that shall include (1) an updated Gantt chart

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detailing the then-current status of all Transition activities, including the Transition Deliverables, against the Transition Plan, (2) a list of Tools or Software that shall be added (whether temporarily or permanently) to Company’s IT environment during the forthcoming month and (3) any issues or problems that Supplier is experiencing in connection with the Transition and any efforts or remedial actions that Supplier is undertaking to resolve such issues or problems. The Supplier Transition Manager shall also meet at least once each week with the Company Transition Manager and the transition managers of applicable Third Party Vendors to report on, lead and coordinate such Third Party Vendors’ efforts in connection with the requirements of the Transition Plan. The meetings described in this Section shall take place at the time and place designated by Company, and with agendas specified by Company.

(D)	Company’s Right to Participate in the Transition

Company reserves the right to monitor, test and otherwise participate in the Transition. Supplier shall immediately notify Company if such monitoring, testing or participation has caused (or in Supplier’s reasonable opinion may cause) a problem or delay in the Transition and work with Company to prevent or circumvent such problem or delay.

Section 3.4 Completion of the Transition.

(A)	The Transition shall not be considered to be complete until all Transition Deliverables have been Accepted by Company.

(B)	If any Transition Deliverable with an associated Transition Milestone Credit is not Accepted by Company or any Transition Milestone with an associated Transition Milestone Credit is not completed by Supplier on or before the applicable Transition Milestone due to the fault of Supplier, Supplier shall pay to Company the applicable Transition Milestone Credit, as set forth in Exhibit 22 (Transition and Transformation), for each applicable period that the Transition Deliverable is not Accepted by Company or such Transition Milestone is not completed by Supplier.

(C)	If any Transition Deliverable with an associated Transition Milestone Credit is not Accepted by Company or any Transition Milestone with an associated Transition Milestone Credit is not completed by Supplier on or before the applicable Transition Milestone due to the fault of Company, then for the period of delay Company shall reimburse Supplier for any Out-of-Pocket Expenses associated with such delay.

Section 3.5 [*].

ARTICLE 4

SERVICES

Section 4.1 Description of the Services.

(A)	General

Commencing on the Effective Date and continuing throughout the Term, Supplier shall provide to Company the following services, functions and responsibilities, as they may evolve or be supplemented, enhanced, modified or replaced (collectively, the “Services”):

(1)

the services, functions and responsibilities described in this Agreement, including (a) the services, functions, responsibilities and Deliverables described in Exhibit 2 (Statement of Work), (b) the services, functions and responsibilities

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

relating to the Transition, including Transition Deliverables (and, if applicable, the Transformation, including Transformation Deliverables), and (c) the Termination/Expiration Assistance;

(2)	the services, functions and responsibilities described in any Order approved in writing by Company;

(3)	the services, functions and responsibilities described in any Change Request Authorization approved in writing by Company;

(4)	the IT infrastructure-related services, functions and responsibilities forming part of the Services and performed in the ordinary course during the twelve (12) month period preceding the Effective Date by Affected Personnel and Third Party Vendors who were transitioned to Supplier or displaced, or whose functions were displaced, in each case, as a result of this Agreement, even if such IT-related services, functions and responsibilities are not specifically described in this Agreement; and

(5)	the IT-related services, functions, projects and responsibilities reflected in those categories of the Company Base Case that Supplier is assuming pursuant to this Agreement, as set forth in Exhibit 4 (Pricing).

(B)	Implied Services

If any facilities, Equipment, Software, services, functions, responsibilities or Deliverables not specifically described in this Agreement are required for the proper performance and provision of the Services, such facilities, Equipment, Software, services, functions, responsibilities or Deliverables shall be deemed to be implied by and included within the scope of the Services (and delivered to Company at no additional charge) to the same extent and in the same manner as if expressly described in this Agreement.

(C)	Supplier Responsibility

(1)	Supplier shall be responsible for the provision of the Services in accordance with the terms of this Agreement even if, by agreement of the Parties, such Services are actually performed by persons other than Supplier Personnel acting under the management and direction of Supplier, including Company Personnel and Third Party Vendors, except to the extent that such Company Personnel or Third Party Vendors other than Supplier fail to satisfactorily follow the reasonable management and direction of Supplier and such failure results in a deficiency in delivery of the Services, subject to Section 16.2 (Savings Clause).

(2)	Except as otherwise expressly provided in this Agreement, Supplier shall be responsible for providing the facilities, Personnel, Equipment, Software, materials, technical knowledge, training, expertise and other resources necessary for the proper performance of the Services.

(3)

Supplier shall ensure that all Services, Equipment, networks, Software, enhancements, upgrades, modifications, and other resources (collectively, the “Resources”) utilized by Supplier or approved by Supplier for utilization by Company in connection with the Services shall be integrated and interfaced as necessary for performance of the Services in accordance with the Service Levels, and shall be compatible with the services, systems, items, and other resources that are being provided to, recommended to, or approved for use by, Company by Third Party Vendors as of the Effective Date (collectively, the

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“Third-Party Resources”) to the extent Company provides Supplier with all relevant information regarding these Third Party Resources prior to the Effective Date.

(4)	Supplier shall ensure that none of the Services or other Resources provided to Company by Supplier shall be adversely affected by, or shall adversely affect, those of any such Third Party Resources identified by Company pursuant to Section 4.1(C)(3), whether as to functionality, speed, service levels, interconnectivity, reliability, availability, performance, security, response times, or similar measures. To the extent that any interfaces need to be developed or modified in order for the Resources to integrate successfully, and be compatible, with the Third-Party Resources, Supplier shall develop or modify such interfaces as part of the Services.

Section 4.2 Obligation to Evolve the Services and Keep Technology Current.

(A)	Supplier shall cause the Services and the methods, processes and technologies being used to provide the Services, as approved by Company, to evolve and to be reasonably modified, enhanced, supplemented and replaced as necessary for the Services and the methods, processes and technologies being used to provide the Services to keep pace with advances in the methods, processes, technologies, Software and Equipment being used to deliver similar services, where such advances are at the time pertinent and in general use within the IT industry or among other customers of Supplier or Company’s competitors. Any changes to the methods, processes, technologies, Software and Equipment used to provide the Services in accordance with this Section shall be deemed to be included within the scope of the Services to the same extent and in the same manner as if expressly described in this Agreement. Without limiting the foregoing, the Parties acknowledge and agree that any changes to the scope of the Services (other than changes to the methods, processes, technologies, Software and Equipment used to provide the Services) shall be implemented in accordance with the Change Control Procedure.

(B)	Supplier shall meet with Company at least once during every sixty (60) day period during the Term to inform Company of any new methods, processes, technologies, Software or Equipment Supplier is developing or of which Supplier is otherwise aware that could reasonably be expected to have an impact on Company’s IT or business operations.

Section 4.3 Non-Exclusivity; Right to In-Source and Re-Source the Services.

(A)	Supplier acknowledges and agrees that this Agreement does not give Supplier any exclusive rights with respect to the provision of any services, including the Services, or products to Company.

(B)	At any time during the Term, Company has the right to perform itself, or retain third parties to perform, any of the Services. To the extent Company in-sources or re-sources any of the Services pursuant to this Section: (1) Supplier shall cooperate with Company in accordance with Article 7 and (2) the Charges shall be reduced in accordance with the process and methodology described in Exhibit 4 (Pricing). At Company’s request, Supplier shall assist Company in identifying qualified third-party service providers.

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Section 4.4 Support for Acquisitions and Divestitures.

(A)	Acquisition Support

(1)	With respect to a potential acquisition by Company, upon Company’s request, Supplier shall provide acquisition support (including assessments of any technology environments to be acquired, potential integration approaches, and the impact of the acquisition on the Services, Service Levels, Charges and other aspects of this Agreement) as reasonably necessary to assist with Company’s assessment of the portion of the acquisition to which the Services relate. Such support shall be provided within the timeframe reasonably requested by Company or as required by the timing of the transaction.

(2)	As requested by Company and as it relates to the Services, Supplier shall transition the IT environment of the acquired entity to Company’s environment.

(3)	As requested by Company, Supplier shall provide Supplier Personnel to staff vacancies and to provide management for the information technology functions needed to support an acquisition, including to the extent necessary, on-site support at any location of the acquired entity.

(4)	Supplier shall provide acquisition support as described in this Section 4.4(A) as part of the Services to the extent that such acquisition support may be provided using applicable resources then primarily assigned to the performance of the Services according to the Service Levels and baselines, and without adversely impacting Supplier’s ability or costs to perform such Services. If acquisition support will require the use of different or additional resources beyond that which Supplier is then using to provide the Services in accordance with the baselines and Service Levels, then such request for acquisition support shall be subject to the Change Control Procedure.

(B)	Divestitures

(1)	In the event that Company divests an entity or business unit, Supplier shall, at Company’s request, for a period of two (2) years from the effective date of such divestiture (or such shorter time period as Company may require) or until termination of expiration of this Agreement, whichever is earlier, continue to provide the Services to such divested entity or business unit at the Charges and on the terms and conditions then in effect. At Company’s request, Supplier shall separately invoice such divested entity. To the extent applicable, Services and Deliverables for Company and its divested entity shall be combined for purposes of determining Charges. Supplier shall not unreasonably withhold consent to novation of this Agreement in part as relates to the divested entity or business unit in favor of the divested entity or business unit or the acquirer thereof.

(2)	Services provided to divested entities under Section 4.4(B)(1) shall be performed (A) until the termination or expiration of this Agreement, whichever is earlier, (B) under the terms of this Agreement, and (C) in the event this Agreement is not novated in favor of the divested entity or business unit or the acquirer thereof, and the divested entity or the purchaser of the divested entity is unable to provide adequate assurance of payment to the reasonable satisfaction of Supplier, Company shall remain liable in all respects under this Agreement, including the Charges. Supplier and Company shall address any increases or decreases in the scope of Services that might result (e.g., the need to create separate instances of technology for separate locations where Services would be delivered/received) in accordance with the Change Control Procedure.

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Section 4.5 Service Recipients. Supplier shall provide the Services to: (A) Company and (B) such other entities as Company designates from time to time (“Company Service Recipients”). For purposes of this Agreement, Services provided to such entities shall be deemed to be Services provided to Company.

Section 4.6 Acceptance. All Deliverables provided by Supplier to Company as part of the Services under this Agreement shall be subject to Company’s review and acceptance (or rejection) in accordance with Exhibit 6 (Governance).

ARTICLE 5

TRANSFORMATION

Section 5.1 Transformation Objectives. Supplier shall be required to conduct transformation activities to enable Company to achieve the transformation objectives set forth in the Transformation Plan (collectively, the “Transformation Objectives”), which objectives shall include performing all Transformation activities necessary to provide the Services as set forth in Exhibit 2 (Statement of Work) (“Transformation”).

Section 5.2 Transformation Projects. Supplier shall complete the Transformation projects described in the Transformation Plan (each a “Transformation Project”) to achieve the Transformation Objectives. Except as otherwise provided in Exhibit 4 (Pricing) or required for Company to complete those tasks that are designated to be the responsibility of Company in the Transformation Plan, Company shall not be responsible for any charges, fees, costs or expenses incurred in connection with the Transformation.

Section 5.3 Transformation Plan. The initial draft of the transformation plan describing all Transformation Projects as of the Effective Date is included in Exhibit 22 (Transition and Transformation) (the “Transformation Plan”). Within sixty (60) days of the Effective Date, Supplier shall revise and finalize the Transformation Plan for Company’s review, comment and approval. Supplier shall cooperate and work closely with Company in finalizing the Transformation Plan (including incorporating Company’s reasonable comments) and the final Transformation Plan and any subsequent changes to the Transformation Plan shall be subject to written approval by Company. The Transformation Plan shall include:

(A)	a detailed description of how the Services and Company’s associated IT environment, operations and business processes shall be transformed by Supplier via the Transformation Projects to achieve the Transformation Objectives;

(B)	a detailed description of the Transformation Projects;

(C)	a detailed description of each deliverable (“Transformation Deliverables”) and milestone (each a “Transformation Milestone”) to be completed by Supplier in connection with each Transformation Project;

(D)	a detailed description of any tasks that Company is required to complete in connection with each Transformation Project;

(E)	a detailed description of the methods and procedures, Personnel and organization Supplier shall use to complete the Transformation Projects;

(F)	a detailed schedule and work plan of all Transformation Projects to be completed in connection with the Transformation, including the date on which each Transformation Project and each associated Transformation Deliverable and Transformation Milestone shall be completed;

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(G)	a detailed description of the potential risks associated with the Transformation and the risk mitigation strategies that shall be employed by Supplier to eliminate or minimize such risks;

(H)	a process and set of standards acceptable to Company to which Supplier shall adhere in the performance of the Transformation and shall enable Company to determine whether Supplier has successfully completed the Transformation Projects, Transformation Deliverables and Transformation Milestones; and

(I)	any other information and planning necessary to ensure that the Transformation takes place on schedule and without disruption to Company’s business or IT operations.

Section 5.4 Completion of the Transformation Projects.

(A)	Supplier shall complete the Transformation Projects in accordance with the Transformation Plan in such a manner so as to not disrupt Company’s business and IT operations (except to the extent that Supplier has provided Company with reasonable advance written notice of such disruption and Company has agreed in writing that such disruption is acceptable). Company shall reasonably cooperate with Supplier in connection with the Transformation Projects and perform those tasks identified as Company tasks in the Transformation Plan.

(B)	Supplier recognizes that its failure to meet the Transformation Milestones may have a material adverse impact on the business and operations of Company. Accordingly, if Supplier fails to meet a Transformation Milestone or Transformation Deliverable for which there is an associated Transformation Milestone Credit or Deliverable Credit, other than for the reasons set forth in Section 16.2 (Savings Clause), then, in addition to any other remedies available to Company under this Agreement, at Law or in equity, Company may elect to recover the applicable Transformation Milestone Credits or Deliverable Credits, which Transformation Milestone Credits and Deliverable Credits available for payment by Supplier to Company shall in the aggregate equal at least [*] and Transformation Milestone Credits and Deliverable Credits payable by Supplier to Company shall in the aggregate not exceed [*].

Section 5.5 Company-Requested Delays. Company shall have the right to request that Supplier delay any Transformation Projects for any reason at any time during the Term. If Company elects to delay any part of the Transformation Plan and such delay results in demonstrable increased costs to Supplier, Company shall pay such increased costs to Supplier; provided, however, that Supplier has used commercially reasonable efforts to mitigate such increased costs, Supplier has notified Company in advance of such increased costs and Company has approved in writing such increased costs. In addition, Company shall not incur any increase in Supplier’s costs to the extent that Company’s decision to delay any such Transformation activities is based on Supplier’s failure to perform its obligations in accordance with the terms of this Agreement.

Section 5.6 [*].

ARTICLE 6

PROJECTS

Section 6.1 General. To the extent that any Projects include activities or components that otherwise fall within the scope of the Services, such activities and components shall be provided by Supplier within the Base Charges.

Section 6.2 Project Requests. Company may initiate a request for Supplier to perform a particular Project, as such term is defined in Exhibit 4 (Pricing), by providing such request in writing (each such

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

request, a “Project Request”) to Supplier in accordance with the procedures set forth in the Policies and Procedures Manual. In engaging Supplier to perform a Project, Company shall enter into one or more written Orders (each an “Order”) pursuant to which such particular Project shall be performed. Supplier shall, within a reasonable timeframe specified in such Project Request, prepare and deliver to Company a proposed Order as described in Section 6.3.

Section 6.3 Orders. Each Order prepared by Supplier for Company’s consideration shall be in the form presented in the Policies and Procedures Manual contained in Exhibit 6.2 of Exhibit 6 (Governance) attached hereto and shall, at a minimum, contain the following information:

(A)	a detailed description of the scope of work to be performed by Supplier to complete and implement the Project, including any required Deliverables;

(B)	any specific performance standards that shall apply to the completion and implementation of such Project, including Supplier’s agreement to meet applicable Service Levels;

(C)	an anticipated schedule for completing and implementing the Project and any related Deliverables, including milestones and credits for failing to achieve milestone deadlines;

(D)	the types of Supplier Personnel, or the specific Supplier Personnel, if known, who shall be assigned to each activity specified in the Order, including the location of such Personnel;

(E)	Supplier’s proposed productivity measures for the activities specified in the Order;

(F)	a description of the acceptance criteria and acceptance testing procedures to be used by Company in connection with any acceptance testing of such Project and any related Deliverables;

(G)	the estimated number of person-hours needed to complete the Project, or the fixed charge for the Project, as applicable;

(H)	To the extent that any activities associated with the Project do not fall within the scope of the Services, a description of such activities, an explanation of why such activities are not included in the Services and the estimated number of person-hours associated with such activities (to the extent relevant to the pricing of the Project);

(I)	any increase or decrease in the Base Charges on an ongoing basis caused by such Project (which adjustments shall be made in accordance with the mechanism therefore in Exhibit 4 (Pricing)), the date any such Base Charges adjustments would go into effect, and the reasons for such adjustments; and

(J)	any adjustment in the Service Levels on an ongoing basis caused by such Project, the date any such Service Level adjustments would go into effect, and the reasons for such adjustments.

Each Party shall bear its own costs in connection with preparation of any Project Requests and Orders. Supplier shall not commence performing any Services in connection with a Project, and Company shall not be responsible for any Charges applicable to such Project, until the Company Contract Executive has provided Supplier with written approval of the Order. Any change to an Order shall be made pursuant to a Change Request approved in writing by Company pursuant to Section 17.5.

Section 6.4 In-Flight Projects. Supplier shall provide the services, functions and responsibilities necessary to complete and implement the in-flight projects described in Exhibit 9 (Current and Planned Projects). Such in-flight projects, including all activities associated with the management thereof, shall be performed by Supplier within the Base Charges.

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ARTICLE 7

MULTI-VENDOR ENVIRONMENT; COOPERATION WITH THIRD PARTIES

Section 7.1 General.

(A)	Supplier acknowledges that it is performing the Services in a multi-vendor environment and agrees that its responsibilities shall include leading and coordinating the efforts of any third-party vendors providing services or products to Company (collectively, “Third Party Vendors”), which leadership and coordination efforts shall include proactively communicating with Third Party Vendors regarding Services issues and coordination issues, acting as the single point of intake and resolution for Third Party Vendors’ questions and issues, scheduling meetings for the discussion and exchange of information as appropriate, and providing guidance to Third Party Vendors with respect to Supplier’s and Company’s IT environment as it relates to the Services. Supplier further agrees to cooperate with Company and Third Party Vendors so as to allow such Third Party Vendors to provide any services (including services similar to the Services) or products in an integrated and seamless manner without disruption to Company’s business or IT operations.

(B)	Supplier’s cooperation with Company and any Third Party Vendors shall include:

(1)	providing access to the facilities being used by Supplier to provide the Services (as necessary for Company or a Third Party Vendor to perform its work);

(2)	providing access to Company’s technical environment and the Equipment and Software being used by Supplier to provide the Services (to the extent permitted under any underlying agreements with third parties and as necessary for Company or a Third Party Vendor to perform its work);

(3)	providing to Third Party Vendors copies of such reports as are provided to Company pursuant to this Agreement, and providing such information, data (including performance data) and cooperation as are necessary for Third Party Vendors to create reports for Company’s use;

(4)	cooperating with Company and Third Party Vendors (including by providing any performance information or data obtained by Supplier in the conduct of its own root cause analysis pursuant to Section 10.2) in performing root cause analysis of problems with the Services or Company’s IT environments, whether the ultimate responsibility for performing such root cause analysis lies with Supplier or with any such Third Party Vendor; and

(5)	providing Company and Third Party Vendors such information and data regarding the Equipment, Software, Tools and operating environment, System constraints, processes and other operating parameters as a person with reasonable commercial skills and expertise would find reasonably necessary for Company or a Third Party Vendor to perform its work.

Section 7.2 Compliance with Supplier’s Policies. To the extent that any Third Party Vendors retained by Company (other than pursuant to Managed Contracts) require any access as described in this Section, Company shall cause such Third Party Vendors to comply with Supplier’s reasonable security and confidentiality requirements and with Supplier’s reasonable work standards, methodologies and procedures, as these have been provided by Supplier to Company and such Third Party Vendors. Supplier shall use reasonable efforts to cause Third Party Vendors under Managed Contracts to comply with such requirements, standards, methodologies and procedures.

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Section 7.3 Problems and Delays. Supplier shall immediately notify Company if an act or omission of a Third Party Vendor may cause a problem or delay in providing the Services and shall work with Company to prevent or circumvent such problem or delay.

ARTICLE 8

REQUIRED CONSENTS

Section 8.1 Supplier Required Consents. Supplier, with the cooperation of Company, shall obtain and maintain any licenses, consents, authorizations or approvals that are necessary or required for Supplier to provide the Services (collectively, the “Supplier Required Consents”), including those consents set forth in the Transition Plan or Exhibit 11 (Assigned and Managed Contracts) and those consents that are necessary to allow:

(A)	Supplier to (1) grant any licenses or rights of use to Supplier Proprietary Software or (2) assign any of its interests in the Software Deliverables or Non-Software Deliverables, in each case, as described in Article 14;

(B)	Company to use any Supplier Equipment;

(C)	Company to take an assignment to any Equipment leases pursuant to Section 29.7(B)(3); and

(D)	Supplier to take an assignment to any Assigned Contracts pursuant to Section 12.2.

Section 8.2 Company Required Consents. Company, with the cooperation of Supplier, shall obtain and maintain those consents set forth in the Transition Plan or Exhibit 11 (Assigned and Managed Contracts) and the following licenses, consents, authorizations or approvals (collectively, the “Company Required Consents”, and together with the Supplier Required Consents, the “Required Consents”) that are necessary to allow:

(A)	Company to grant any of the licenses or rights described in Article 14; and

(B)	Supplier to use any of the Company Provided Equipment as permitted in this Agreement.

Section 8.3 Compliance with Required Consents. Supplier and Company shall comply with the requirements of each of the Required Consents.

Section 8.4 Costs and Fees. Each Party shall pay any costs, expenses and fees (including license, re-licensing, transfer or upgrade fees or termination charges) as may be required to obtain the Parties’ respective Required Consents.

Section 8.5 Alternative Approaches. If either Party is unable to obtain a Required Consent, then, unless and until such Required Consent is obtained, Supplier and Company shall determine and adopt, subject to Company’s prior approval, such alternative approaches as are necessary and sufficient to provide the Services without such Required Consent. If such alternative approaches are required for a period longer than sixty (60) days following the Effective Date, the Parties shall utilize the Change Control Procedure to increase or decrease the Charges to reflect any increase in the costs and expenses of one Party due to the other Party’s failure to obtain a Required Consent. If Supplier fails to obtain a Supplier Required Consent within sixty (60) days of the Effective Date and such failure has a material adverse impact on Company’s receipt of the Services, [*] The failure to obtain any Supplier Required Consent shall not relieve Supplier of its obligations under this Agreement and Supplier shall not be entitled to any additional compensation or reimbursement of any amounts in connection with obtaining or failing to obtain any Supplier Required Consent or implementing any alternative approach required by such failure.

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

ARTICLE 9

COMPLIANCE WITH LAWS AND COMPANY POLICIES

Section 9.1 Compliance with Laws. In performing under this Agreement, Supplier shall

(A)	comply with all Supplier Laws;

(B)	Monitor the issuance of and notify Company of new Laws applicable to the performance of the Services [*];

(C)	upon becoming aware of new Laws applicable to the performance of the Services [*], either due to notification by Company, Supplier’s own awareness of such, or from a third-party source, provide Company with Supplier’s recommendations, and the basis for such recommendations, for changes in the Services or proposals that no changes in the Services are required to comply with such new Laws or changes in Law;

(D)	exercise its expertise to assist Company in identifying Laws that may apply to [*] the Services, and suggest to Company approaches that Supplier may take with respect to the Services so as to comply with such Laws;

(E)	perform changes to the Services to comply with new or changed Laws to the extent such changes have been authorized in accordance with the Change Control Procedure;

(F)	upon Company’s approval of such approaches, develop the means to implement the approaches within the Services procedures and techniques to comply with such Laws, and implement such procedures and techniques in accordance with the Change Control Procedure; and

(G)	comply with Company’s instructions or requirements in this Agreement; or, in accordance with the Change Control Procedure, as otherwise specified by Company in writing or required by Law; or assist Company in complying with Company Laws as specified in this Agreement or as otherwise specified by Company in writing or required by Law.

Supplier shall have no responsibility to Company for the accuracy of Company’s interpretation of Company Laws. In meeting its obligations under this Section 9.1, Supplier shall not be deemed to be providing legal advice to Company.

Section 9.2 Changes in Applicable Laws. Each Party shall promptly notify the other Party of any changes in Applicable Laws of which it becomes aware that may impact Supplier’s delivery of [*]. Supplier shall comply with additional or new Legal Compliance Obligations applicable to Company or to the Services upon becoming aware thereof, provided that, (i) such compliance shall be implemented in accordance with Change Control Procedure, and (ii) if such compliance will require the use of different or additional resources beyond that which Supplier is then using to provide the Services in accordance with the Service Levels, then the Charges shall be modified accordingly in accordance with the Change Control Procedure. Supplier shall provide reasonable cooperation to Company in Company’s efforts to comply with Company Laws. Supplier shall remain fully informed of changes to Supplier Laws.

Section 9.3 Compliance with Company Policies. Company shall be solely responsible for reviewing, approving, modifying and granting waivers with respect to policies governing (A) Company’s standards, practices, processes, procedures and controls, including those policies set forth in Exhibit 23 (Company Policies), (B) the Services and any activities, including the use of Deliverables, affecting Company’s compliance with Applicable Laws, and (C) associated technologies, architectures and standards,

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

methodologies and procedures to be used by Supplier in providing the Services to Company that support Company’s regulatory compliance programs (collectively, “Company Policies”). The Company Policies include those policies, procedures and practices relating to regulatory compliance and regulated Systems, as set forth in Exhibit 2 (Statement of Work) and Exhibit 24 (Compliance Requirements and Control Objectives). Company shall make available to Supplier in writing any Company Policies in existence as of the Effective Date and any new or revised Company Policies created or revised by Company during the Term provided that if such created or revised policies shall require a change in scope of the Services, such change shall be implemented through the Change Control Procedure. Supplier shall implement all Company Policies applicable to its delivery of the Services, including those created or revised following the Effective Date, and shall deliver the Services in accordance with the Company Policies. The Company Policies applicable to Supplier’s delivery of the Services shall be deemed included as part of the Policies and Procedures Manual as of the time they are made available to Supplier and shall be added by Supplier to the Policies and Procedures Manual upon its next revision, provided, however, that to the extent that modifications to the Services are required to adapt to any new or revised Company Policies, then such revised Company Policies shall become applicable to Supplier’s delivery of the Services as set forth in the Change Request authorizing the modification to the Services.

Section 9.4 Obligation to Perform. Supplier shall perform the Services regardless of changes in Applicable Laws unless performance of such Services would be unlawful. If changes in Applicable Laws prevent Supplier from performing its obligations under this Agreement, Supplier shall develop and, upon Company’s approval in accordance with the Change Control Procedure, implement a suitable workaround until such time as Supplier can perform its obligations under this Agreement without such workaround. In the event such workaround is required due to a change in Supplier Laws, the cost of such change shall be borne by Supplier. In the event such workaround is required due to a change in Company Laws or Company Policies, and such change results in a material increase in the costs to Supplier in delivering the Services, then Supplier shall be entitled to an equitable increase in the applicable Charges under the Change Control Procedure.

Section 9.5 Notification of Failure. If Supplier (i) becomes aware of any material failure to comply with any Applicable Laws, any of the Company Policies, or any of Supplier’s obligations under this Agreement or (ii) becomes aware of any other situation that may reasonably be expected to lead to, has had, or should have been expected to have, any material adverse impact on the Services, or Supplier’s ability to perform its obligations hereunder, then Supplier shall immediately inform Company in writing of such failure or situation and the impact or expected impact and recommend means for addressing such, and Supplier and Company shall meet to discuss Supplier’s recommended means and to formulate an action plan to minimize or eliminate the impact of such failure or situation.

Section 9.6 Evidence of Compliance. Supplier shall furnish any evidence Company reasonably requests in writing that is related to Supplier’s compliance with Applicable Laws or with Company Policies at any time during the Term and, to the extent related to obligations that survive the Term, the period of such survival. The substance, form and timing of such evidence shall be subject to Company’s reasonable satisfaction.

Section 9.7 Licenses. Supplier shall obtain and maintain all applicable authorizations, permits, certificates and licenses required of Supplier in connection with its obligations under this Agreement.

Section 9.8 Remote Computing Service. The Parties agree that in performing the Services contemplated under this Agreement, the parties intend for (i) Supplier to be a “remote computing service” as defined in the Stored Communications Act, 18 U.S.C. §2711, and (ii) Company to be the “subscriber” of the Services for purposes of 18 U.S.C. §2702.

ARTICLE 10

SERVICE LEVELS AND CUSTOMER SATISFACTION

Section 10.1 General. Supplier shall perform the Services at least (i) at the same level and with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness, security and

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efficiency as was provided prior to the Effective Date by or for Company, and (ii) at the level of the quantitative performance standards for required availability, response times, or other performance standards for the Services (“Service Levels”) set forth in Exhibit 3 (Service Level Management). At all times Supplier’s level of performance shall be at least equal to the Service Levels and to standards satisfied by well-managed operations performing services similar to the Services.

Section 10.2 Failure to Perform.

(A)	If Supplier fails to meet a Service Level, Supplier shall immediately (1) investigate, assemble and preserve pertinent information with respect to, and report on the causes of, the problem, including performing a root cause analysis of the problem; (2) advise Company, as and to the extent requested by Company, of the status of remedial efforts being undertaken with respect to such problem; (3) minimize the impact of and correct the problem and begin meeting the Service Level; and (4) take appropriate preventive measures so that the problem does not recur.

(B)	Supplier recognizes that its failure to meet certain Service Levels may have a material adverse impact on the business and operations of Company. In the event that Supplier fails to meet such Service Levels for reasons other than those that are excused pursuant to Section 10.4, then in addition to any other remedies available to Company under this Agreement, at law or in equity, Company may elect to recover the applicable Service Level Credit for such failure to meet such Service Level.

Section 10.3 Cooperation with Third Parties. In order for Supplier to provide the Services in accordance with the Service Levels, Supplier may be required to coordinate its efforts with Third Party Vendors. With respect to Service Level failures caused by Third Party Vendors: (A) Supplier shall provide a single point of contact for the management of the prompt resolution of such Service Level failures; and (B) except as set forth in Section 10.4, Supplier’s failure to meet such Service Levels shall not be excused and Supplier shall remain responsible for the performance of the Services in accordance with the Service Levels.

Section 10.4 Excused Performance. To the extent Supplier demonstrates to Company’s reasonable satisfaction that any Service Level Default or any failure to achieve a milestone or Deliverable deadline (e.g., Transition, Transformation or pursuant to an Order) is directly attributable to: (A) a Force Majeure Event; (B) a breach of this Agreement by Company that prevents Supplier from meeting the applicable Service Level or milestone or Deliverable; or (C) acts or omissions of Company or a Third Party Vendor, provided that (1) Supplier was unable to alert Company of the consequences of such acts or omissions or (2) Company disregarded any such alert by Supplier as to the consequences of such acts or omissions or fails to take necessary corrective actions requested of Company in writing and within the control of Company, (3) Supplier complied with the requirements of the DRP, and (4) Supplier was unable to take other reasonable steps to avert such consequences, then such Service Level shall be measured excluding the time (or other appropriate unit of measure) that the foregoing was in effect or such milestone or Deliverable deadline shall be extended in respect of the time that the foregoing was in effect.

Section 10.5 Periodic Reviews. At least annually and as more fully described in Exhibit 3 (Service Level Management), Company and Supplier shall review the Service Levels and shall make adjustments to them as appropriate to reflect improved performance capabilities associated with advances in the technology and methods used to perform the Services. The Parties expect and understand that the Service Levels shall be improved over time as further described in Exhibit 3 (Service Level Management).

Section 10.6 Measurement and Monitoring Tools. Supplier shall, with respect to each Service Level, prior to the date that such Service Level takes effect, implement and test measurement and monitoring Tools and procedures acceptable to Company to measure and report Supplier’s performance of the Services against the applicable Service Levels. Such measurement and monitoring Tools and procedures shall permit reporting at a level of detail sufficient to verify Supplier’s compliance with the Service Levels. Supplier shall also provide Company with (i) on-line, real time access to the data used by

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Supplier to calculate its performance against the Service Levels and (ii) documentation relating to the measurement and monitoring tools and procedures utilized by Supplier to generate such data. Given the nature of Company’s multi-vendor environment, any such data may be shared by Company with Third Party Vendors, provided that such Third Party Vendors have executed appropriate non-disclosure agreements or are otherwise bound by confidentiality obligations. The use of any such data by the Third Party Vendors shall be limited to managing the provision and delivery of services, products and resources to Company and resolving any issues or problems relating to the provision and delivery of any such services, products or resources. Company shall not be required to pay any amount in addition to the Charges for (A) such measurement and monitoring Tools or (B) any resources utilized in connection with such measurement and monitoring Tools.

Section 10.7 Third Party Vendor Performance Data. Supplier acknowledges and agrees that it may receive performance data from Third Party Vendors and such performance data shall be Confidential Information of Company. Supplier further agrees that it shall use such performance data only for managing the provision and delivery of services, products and resources and resolving any problems or issues that relate to such services, products and resources. Supplier shall not use any such performance data for any other purpose, except as otherwise agreed by Company.

Section 10.8 Service Level Reporting. No later than the tenth (10th) business day of each month during the Term, Supplier shall provide Company with a monthly performance report describing Supplier’s performance of the Services in the preceding month, which report shall be made available to Company in an online, electronic form (the “Monthly Service Level Report”). The Monthly Service Level Report shall:

(A)	for each area of the Services, assess the degree to which Supplier has attained or failed to attain the Service Levels;

(B)	explain any Service Level Defaults and include a plan for corrective action where appropriate;

(C)	describe any Service Level Credits that have been incurred by Supplier due to any Service Level Defaults;

(D)	identify any problems or issues that are being caused by the acts or omissions of any Third Party Vendors and the steps being taken to resolve any such problems or issues; and

(E)	include such documentation and other information as Company may reasonably request to verify compliance with the Service Levels.

Any failure by Supplier to report on Supplier’s success or failure to meet any Service Level, including if such failure results from Supplier’s failure to implement, or delay in implementing, appropriate measurement and monitoring Tools pursuant to Section 10.6, shall be deemed to be a Service Level Default with respect to the applicable Service Level.

Section 10.9 Quarterly Reporting. No later than ten (10) days after the end of each calendar quarter during the Term, Supplier shall provide Company with a quarterly analysis and report identifying and analyzing service trends and providing observations and suggestions for the continuous improvement of the Services.

Section 10.10 Customer Satisfaction Surveys.

(A)

As set forth in Exhibit 13 (Customer Satisfaction Surveys), Supplier shall, on a periodic basis throughout the Term, survey a representative sample of Authorized Users to ascertain their level of satisfaction with Supplier’s management and provision of the

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Services. The representative sample, survey format and questions shall be as described in Exhibit 13 (Customer Satisfaction Surveys) and shall be subject to Company’s review and approval.

(B)	Supplier shall, within thirty (30) days of the completion of the applicable customer satisfaction survey, (1) conduct a root cause analysis as to the cause of any dissatisfaction; (2) develop an action plan to address and improve the level of satisfaction; (3) present such plan to Company for its review, comment and approval; and (4) take action in accordance with the approved plan and as necessary to improve the level of satisfaction. Supplier’s action plan developed hereunder shall set forth the specific measures to be taken by Supplier and the dates by which each such measure shall be completed. Following implementation of such action plan, Supplier shall conduct a follow-up survey with the affected management to confirm that the cause of any dissatisfaction has been addressed and that the level of satisfaction has improved.

ARTICLE 11

PERSONNEL

Section 11.1 Qualifications, Retention and Replacement of Supplier Personnel.

(A)	Supplier shall assign an adequate number of Supplier Personnel to perform the Services. Supplier Personnel shall be properly educated, trained and fully qualified with respect to the Systems and the Services they are to perform. Supplier acknowledges and agrees that it shall be the responsibility of Supplier to ensure that it provides adequate levels of training and education so that the Supplier Personnel remain current as to industry and technology developments and changes in the Systems. Company shall not be required to pay any amounts in addition to the Charges to train or educate any Supplier Personnel.

(B)	Supplier shall be solely responsible for compliance with immigration and visa Laws and requirements in respect of the Supplier Personnel. Supplier represents and warrants that all non-United States citizens who are assigned by Supplier to perform the Services within the United States (1) shall hold appropriate and valid visas or other work authorizations, each of which shall be valid for a period at least equal to the anticipated duration of such employee’s assignment to Company’s account, and (2) shall not be provided by Supplier with any technology or information in violation of any U.S. export Laws.

(C)	In the event that Company determines in good faith that the continued assignment to Company’s account of one of the Supplier Personnel is not in the best interests of Company, then Company shall give Supplier written notice to that effect. After receipt of such notice, Supplier shall promptly remove such individual from the Company account and shall replace that person with another person of suitable ability and qualifications.

(D)

Supplier shall comply with its physical and information security and access policies and procedures. In addition to that, no Supplier Personnel shall (1) receive access badges from Company, (2) drive Company-owned or leased vehicles, or transport Company Personnel or (3) have access to (i.e. ability to read, write or modify) Company Data or Company Confidential Information (including electronic mail, voicemail, networks, internet access and the Company web), without Supplier first providing to Company’s security department the background check certification form (“Background Check Certification Form”) included in Exhibit 21 (Background Check Certification Form) for the applicable Supplier Personnel. Notwithstanding the foregoing, if Supplier Laws prohibit the performance of background checks on Supplier’s Personnel when required pursuant to this Section 11.1(D), Supplier shall comply with, and shall cause its Subcontractors to comply with, reasonable alternative background check requirements imposed by

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Company for such Personnel, provided that such requirements (as the same may be subsequently revised) comply with Supplier Laws. Supplier Personnel and Subcontractors’ Personnel who drive Company-owned or leased vehicles, or transport Company Personnel must meet all other obligations to do so, including proper licensure, insurance and insurability. Supplier shall perform, or shall use an outside agency to perform, the background check and all legally required notifications to Supplier Personnel and Subcontractor Personnel set forth in the Background Check Certification Form or alternative background check requirements, as applicable. Supplier shall return the appropriate Background Check Certification Form or alternative background check requirements, as applicable, for Supplier Personnel and Subcontractor Personnel to Company’s security department, Mailstop 10-1-A, ATTN: Security Director, One Amgen Center Drive, Thousand Oaks, CA 91320-1799. Company may, by written notice to Supplier, change the recipient of such certifications.

(1)	Supplier shall provide monthly reports to Company regarding Supplier’s compliance with this Section 11.1(D).

(2)	Supplier’s failure or refusal to provide the requisite Background Check Certification Form which failure or refusal [*].

(3)	In the event at any time during the Term the [*] Company may [*].

(4)	In the event Company suffers damages due to Supplier’s failure to comply with Section 11.1(D)(2), without prejudice to any other rights or remedies Company may have, Company may recover any and all of such damages from Supplier, subject to the limitations set forth in Article 26(Liability).

(5)	Company shall immediately notify Supplier in writing upon Company becoming aware of Supplier’s failure to meet the obligations of this Section 11.1(D)). Supplier shall immediately notify Company in writing upon Supplier becoming aware of a failure to meet the obligations of this Section 11.1(D). Such notice from Supplier shall be sent to the notice recipients specified in Section 30.3 and the following:

Amgen Inc.

Security Department, Mailstop 10-1-A

Attn: Security Director

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

Within five (5) days of Supplier becoming aware of a failure to meet the obligations of this Section 11.1(D), Supplier shall have completed an investigation of the events that led to the failure and shall provide Company with a written investigation report. Such written investigation report shall include, at a minimum, a description of the obligations that were not met, the role of the personnel for which the obligations of this Section 11.1(D) were not met, the access that such personnel had, and the corrective actions to be taken or taken to ensure that Supplier meets the obligations under this Section 11.1(D).

Section 11.2 Key Supplier Personnel.

(A)

Company and Supplier may designate certain employees of Supplier as key employees (“Key Supplier Personnel”), which Key Supplier Personnel shall be named in Exhibit 18 (Supplier Personnel) or the relevant Order, if known. Supplier shall cause each of the Supplier Personnel serving as Key Supplier Personnel to devote substantially full time

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

and effort to the provision of the Services for at least twenty-four (24) months from the date that each such individual is assigned to fill a Key Supplier Personnel position, unless (i) a different period is specified in Exhibit 18 (Supplier Personnel) or the relevant Order, (ii) Company consents to reassignment or replacement of the Supplier Personnel filling such Key Supplier Personnel position; or (iii) Supplier Personnel filling such Key Supplier Personnel position (a) voluntarily resigns from Supplier; (b) is dismissed by Supplier for cause; (c) fails to perform his or her duties or responsibilities; or (d) dies or is unable to work due to his or her disability. The Supplier Personnel approved as of the Effective Date to serve as the Key Supplier Personnel are listed in Exhibit 18 (Supplier Personnel).

(B)	Company may from time to time change the positions designated as Key Supplier Personnel positions under this Agreement, provided that without Supplier’s consent, the number of Key Supplier Personnel shall not exceed the number then currently specified in Exhibit 18 (Supplier Personnel). If Company designates a new Key Supplier Personnel position pursuant to this Section 11.2(B) above, the reassignment restrictions set forth in Section 11.2(A), Section 11.2(B), and Section 11.2(D) shall not apply to the individuals assigned to such positions for a period of three (3) months following the date that Company notifies Supplier of such designation, unless and to the extent Supplier agrees that such Sections shall apply.

(C)	Supplier shall, in accordance with Section 11.2(D), designate an individual to serve as the project executive under this Agreement (the “Supplier Project Executive”). The Supplier Project Executive shall be one of the Key Supplier Personnel. The Supplier Project Executive shall (a) serve as the single point of accountability for Supplier for the Services; and (b) have day-to-day authority for undertaking to ensure customer satisfaction. The Supplier Project Executive shall be located at Company’s corporate headquarters or any other Company Service Location designated by Company.

(D)	Before assigning an individual to a Key Supplier Personnel position, whether as an initial assignment or a subsequent assignment, Supplier shall notify Company of the proposed assignment and provide Company with a résumé and other information about the individual reasonably requested by Company, consistent with Supplier’s applicable policies and Applicable Laws. If Company in good faith objects to the proposed assignment, the Parties shall attempt to resolve Company’s concerns to the reasonable satisfaction of Company. If the Parties have not been able to resolve Company’s concerns within five (5) business days, Supplier shall (1) not assign the individual to that position and (2) propose to Company the assignment of another individual of suitable ability and qualifications. Individuals serving as Key Supplier Personnel may not be transferred or reassigned until a suitable replacement has been approved by Company, and no such transfer shall occur at a time or in a manner that would have a material adverse impact on delivery of the Services. In no event shall Supplier transfer or reassign more than two (2) Key Supplier Personnel from the Company account in any six (6) month period, and in no event shall such Key Supplier Personnel include both the Supplier Project Executive and the Supplier Delivery Project Executive. Supplier shall establish and maintain an up-to-date succession plan for all individuals serving as Key Supplier Personnel, and such succession plan shall be made available to Company for review and subject to Company’s approval. Upon Company’s request, Supplier shall provide Company with a list of all the Supplier Personnel primarily assigned to the Company account.

(E)

Supplier shall not assign an individual filling a Key Supplier Personnel position to the account of any Company Competitor without Company’s prior written consent (1) while such individual is assigned to Company’s account, and (2) for a period of twelve (12) months following the date that such individual is removed from or ceases to provide services in connection with Company’s account. Should this Section 11.2(E) be declared unenforceable or invalid by a court with jurisdiction on the basis that it exceeds statutorily

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required territorial or time limits on extensions of obligation not to compete, such a declaration will render this provision invalid only as it relates to the excess over what is allowed under Supplier Laws or Company Laws. The provision will be deemed amended to comply with statutorily required limits.

Section 11.3 Conduct of Supplier Personnel. While at Company Facilities, Supplier shall ensure that the Supplier Personnel (A) comply with the requests, standard rules and regulations of Company regarding safety and health, personal and professional conduct (including non-discrimination and anti-harassment policies, the wearing of an identification badge or personal protective equipment and adhering to facility regulations and general safety practices or procedures, and including any drug testing policies applicable to Company employees) generally applicable to such Company Facilities, including all obligations set forth in Exhibit 16 (Safety and Security Requirements) and (B) otherwise conduct themselves in a professional and businesslike manner. In the event that Company determines that any of the Supplier Personnel are not conducting themselves in accordance with this Section, Company may notify Supplier of such conduct. After receipt of such notice, Supplier shall promptly remove such individual from Company’s account and shall replace that person with another person of suitable ability and qualifications.

Section 11.4 Performance of Supplier Personnel. Supplier shall ensure that all Supplier Personnel are performing their tasks, responsibilities and functions in accordance with the terms of this Agreement and in a productive and professional manner.

Section 11.5 Transitioned Personnel.

(A)	Affected Employees

Supplier shall have offered employment to the appropriate number of Affected Employees who are not in ARD countries in accordance with the timing specified in Exhibit 5 (Human Resources) (including without limitation Attachment 5.A). The terms for such offers of employment and for employment of the Affected Employees are set forth in Exhibit 5 (Human Resources). Supplier shall treat the Transitioned Employees as its employees for all purposes, including tax reporting and employee benefits, and Supplier shall obtain from each Transitioned Employee a signed statement in a form acceptable to Company indicating that the Transitioned Employee understands that he or she is not a Company employee and is not entitled to any Company employee benefits, and that if it ever is determined that he or she actually was a Company employee, he or she shall disclaim all such benefits. Supplier shall supervise, pay, evaluate, discipline and set the hours of work of the Transitioned Employees, provide the Transitioned Employees with all necessary tools, supplies, offices and equipment, and provide training to the Transitioned Employees on how to perform their services.

(B)	Affected Contractors

Company shall terminate or allow to expire the Company contractor agreements identified in Exhibit 2 (Statement of Work) (the “Company Contractor Agreements”) or, subject to obtaining Required Consents as set forth in Section 12.2, assign such Company Contractor Agreements to Supplier. The action of termination, expiration or assignment for particular Company Contractor Agreements shall be in accordance with a plan prepared by Supplier and approved by Company. Supplier shall be responsible for the costs, charges and fees associated with such assignment actions and Company shall be responsible for the costs, charges and fees associated with termination actions. Supplier shall use commercially reasonable efforts to continue to use those Personnel of Affected Contractors identified in Exhibit 19 (Affected Personnel) as “Key Company Contractor Personnel” to perform the Services for the period specified therein.

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(C)	Critical Affected Personnel

Supplier acknowledges that certain of the Affected Personnel are Affected Personnel who Company believes are critical to Supplier in providing the Services (“Critical Affected Personnel”). The Critical Affected Personnel are identified in Exhibit 19 (Affected Personnel). During the first [*] following the Effective Date, Supplier shall use the Critical Affected Personnel to provide Services and shall not, without Company’s prior written approval: (1) terminate, except for cause, the employment of any Critical Affected Personnel who become employees of Supplier or (2) transfer or reassign any Critical Affected Personnel from performing the Services. In the event Supplier intends to terminate for cause any Critical Affected Personnel who are Transitioned Employees during the initial [*] following the Effective Date, Supplier will (A) provide timely notice to Company of such termination and (B) give due consideration to Company’s concerns with respect to the impact of terminating such Critical Affected Personnel prior to so terminating any such person. Without Company’s prior written consent, Supplier and its Subcontractors shall not assign Critical Affected Personnel to the account of any Company Competitor without Company’s prior written consent (1) while such individual is assigned to Company’s account, and (2) for a period of [*] following the date that such individual is removed from or ceases to provide services in connection with the Company’s account.

(D)	Acquired Rights Directive

(1)	In accordance with its obligations under local legislation implementing ARD Laws, any relevant collective agreements and other Supplier Laws or Company Laws, respectively, the Parties shall work together to obtain and deliver all information as is necessary so as to enable both Parties to be in compliance with ARD Laws, and any other Supplier Laws or Company Laws, respectively. It is the Parties’ understanding that ARD Laws may require that certain Affected Employees in ARD Countries receive offers of employment from Supplier (“ARD Affected Employees”), that the time of transfer under ARD Laws be the date(s) that such ARD Affected Employees actually transition to Supplier (“Employee Transfer Date”), and that the contract of employment between Company and each of the ARD Affected Employees shall have effect on and from the Employee Transfer Date. Each Party shall comply with ARD Laws (and other Applicable Laws) with respect to the ARD Affected Employees before, on and after the Effective Date. To the extent that any entitlement under a ARD Affected Employee’s contract of employment or ancillary employment rights is not automatically transferred to Supplier under ARD Laws (e.g., certain occupational pension rights in the United Kingdom), then Supplier shall nonetheless provide to the relevant ARD Affected Employee actually hired by Supplier, either on an individual or collective basis, entitlement to rights that are equivalent and no less favorable than the existing Company position, except for entitlement to pension rights.

(2)	Supplier may not transfer the employment of the Transitioned Employees to any Third Party who is not performing any of the Services and shall during the Term remain the employer of the Transitioned Employees except only to the extent: (1) that ARD Laws shall apply to transfer the employment of any Transitioned Employees to any Third Party or subcontractor which, subject to the terms of this Agreement, Supplier engages to perform any of the Services; or (2) that Supplier shall terminate the employment of any Transitioned Employees for misconduct, non-performance, or economic reasons.

(3)	For the avoidance of doubt, Supplier shall be obligated to make offers to and hire only such Affected Employees required by ARD Laws to receive such transfer

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

offers. If ARD Laws do not operate to mandate the transfer to Supplier of any Affected Employee who is working in an ARD Country, Supplier may nonetheless make to such Affected Employees an offer of employment at Supplier’s sole discretion, provided, however, that such offer shall remain open for a period of twenty-eight (28) days.

Section 11.6 Staffing Issues. Company and Supplier agree that it is in their best interests to keep the attrition rate of Supplier Personnel to a reasonably low level. If Company believes that Supplier’s attrition rate may be excessive and so notifies Supplier, Supplier shall provide data concerning its attrition rate and meet with Company to discuss the reasons for, and impact of, the attrition rate. In any event, Supplier shall use commercially reasonable efforts to keep the attrition rate to a reasonably low level. Notwithstanding transfer, attrition or other turnover of Supplier Personnel, Supplier remains obligated to perform the Services without degradation (in accordance with the Service Levels) and in accordance with the terms of this Agreement. Without limiting the foregoing, Supplier shall promptly give written notice to Company (a “Staffing Notice”) upon the occurrence of either of the following: [*] No later than ten (10) days after the time Supplier is required to provide Company with a Staffing Notice, Supplier shall develop and submit to Company for Company’s approval an action plan (a “Staffing Action Plan”) pursuant to which Supplier shall retain a sufficient number of new employees, or otherwise assign employees from other divisions or Affiliates of Supplier, to perform Services for the Project to cause the Services to be completed in a timely manner and consistent with the requirements of this Agreement (taking into account the then-current scope and volumes of the Services, and productivity and technology improvements in the delivery of the Services). Upon Company’s approval of a Staffing Action Plan, Supplier shall promptly and diligently implement such Company-approved Staffing Action Plan. Upon Company’s request and otherwise on a monthly basis after Company’s approval of a Staffing Action Plan, Supplier shall provide Company with a written report describing any changes in Supplier’s staffing of an Order and any other facts and circumstances which may impact Supplier’s ability to provide adequate staffing to timely perform the Services in a manner consistent with the requirements of this Agreement.

ARTICLE 12

THIRD PARTY CONTRACTS

Section 12.1 General. Supplier shall structure its arrangements with Third Party Vendors of services (e.g., maintenance agreements) that shall be primarily dedicated to the performance of the Services so that the relevant contracts may be assigned to Company upon the termination, in whole or in applicable part, or expiration of this Agreement and so that the ongoing fees under those arrangements payable by Company after such assignment are consistent with and no higher than the fees payable by Supplier prior to such assignment. If Supplier is not able to accomplish the foregoing after using commercially reasonable efforts, Supplier shall notify Company and discuss with Company the consequences (including any impact on the Services and Service Levels) of Supplier not being able to use the services from the provider who shall not allow the assignment sought by Company. If, following that discussion, Company directs Supplier to not use such services, and Supplier is not able to find a suitable work-around, Supplier shall be relieved of its obligations under this Agreement to the extent its ability to perform is adversely impacted by the inability to use such third-party services.

Section 12.2 Assigned Contracts. Effective as of the Effective Date and subject to Supplier having obtained any applicable Required Consents, Company shall assign to Supplier, and Supplier shall assume from Company, the Assigned Contracts. Supplier shall pay directly, or reimburse Company if Company has paid, the charges and other amounts under the Assigned Contracts, where such charges are attributable to the periods on or after the Effective Date. Supplier shall comply with the duties imposed on Company under such contracts.

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

Section 12.3 Managed Contracts.

(A)	General

Effective as of the Effective Date and subject to Supplier and Company having obtained any applicable Required Consents, Supplier shall manage, administer and maintain the Managed Contracts. Supplier shall provide Company with no less than ninety (90) days notice of any renewal, termination or cancellation dates and fees with respect to the Managed Contracts. Supplier shall not renew, modify, terminate or cancel, or request or grant any consents or waivers under any Managed Contracts without the consent of Company. Any fees or charges or other liabilities or obligations imposed upon Company in connection with any such renewal, modification, termination or cancellation of, or consent or waiver under, the Managed Contracts that is obtained or given without Company’s consent shall be paid or discharged, as applicable, by Supplier.

(B)	Managed Contract Invoices

Supplier shall (1) receive all Managed Contract invoices, (2) review and correct any errors in any such Managed Contract invoice in a timely manner, and (3) submit such Managed Contract invoices to Company within a reasonable period of time prior to the due date or the date on which Company may pay such Managed Contract invoice with a discount. Company shall be responsible for payment of Managed Contract invoices received and approved by Supplier. Company shall only be responsible for payment of Managed Contract invoices and shall not be responsible to Supplier for any management, administration or maintenance fees of Supplier in connection with the Managed Contract invoices beyond those included in the Base Charges. Company shall be responsible for any late fees in respect of the Managed Contract invoices, provided that Supplier submitted the applicable Managed Contract invoices for payment within a reasonable period of time prior to the date any such Managed Contract is due, but in no event later than twenty (20) days prior to the date upon which payment is due (provided that Supplier receives such invoice at least thirty (30) days prior to the date upon which payment is due). If Supplier fails to submit a Managed Contract invoice to Company for payment in accordance with the preceding sentence, Supplier shall be responsible for any discount not received or any late fees in respect of such Managed Contract invoice not to exceed the amount of the applicable discount or late fee that would have applied if Company had paid such Managed Contract invoice a number of business days after the applicable payment due date that is equal to the actual number of business days that Supplier was late in submitting the Managed Contract invoice to Company for payment.

(C)	Performance Under Managed Contracts

Supplier shall promptly notify Company of any breach of, or misuse or fraud in connection with, any Managed Contracts of which Supplier becomes aware or receives written notification, and shall cooperate with Company to prevent or stay any such breach, misuse or fraud. Supplier shall pay all amounts due for any penalties or charges (including amounts due to a Third Party as a result of Supplier’s failure to promptly notify Company pursuant to the preceding sentence), associated taxes, legal expenses and other incidental expenses incurred by Company as a result of Supplier’s non-performance of its obligation under this Agreement with respect to the Managed Contracts.

ARTICLE 13

EQUIPMENT AND CONNECTIVITY

Section 13.1 Company Provided Equipment. Company shall retain the Company Provided Equipment and provide Supplier with access to such Company Provided Equipment on an “as is, where is” basis for

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use by Supplier in delivering the Services. Company’s and Supplier’s respective responsibilities with respect to the upgrade, replacement and refresh of Company Provided Equipment may vary by Equipment type and shall be as set forth in Exhibit 4 (Pricing). Company shall be responsible for procuring any upgrades with respect to such Company Provided Equipment. Unless otherwise set forth in Exhibit 2 (Statement of Work) or Exhibit 4 (Pricing), Supplier shall manage and maintain all of the Company Provided Equipment in accordance with the maintenance schedules recommended by the applicable Equipment manufacturer.

Section 13.2 Supplier Equipment. Supplier shall be responsible for providing any Equipment other than the Company Provided Equipment that is necessary to provide the Services (collectively, the “Supplier Equipment”). Supplier shall install, operate, manage and maintain all of the Supplier Equipment as required to provide the Services in accordance with the Service Levels. Notwithstanding the location of Supplier Equipment at a Company Service Location, all right, title and interest in and to any such Supplier Equipment shall be and remain in Supplier, and Company shall not have any title or ownership interest in the Supplier Equipment.

Section 13.3 New Equipment. Supplier shall acquire new Equipment in addition to existing Supplier Equipment and Company Provided Equipment that is (A) necessary or appropriate to provide the Services in accordance with the Service Levels and (B) in the case of upgrading or replacing Company Provided Equipment, in accordance with the provisions of Section 13.4. Unless otherwise set forth in Exhibit 4 (Pricing), such new Equipment shall be purchased or leased in the name of Supplier, except for purchases or leases of upgrades for Company Provided Equipment, which shall be purchased or leased in the name of Company.

Section 13.4 Technology Refresh. Exhibit 2 (Statement of Work), Exhibit 4 (Pricing), and Exhibit 8 (Technical Architecture and Product Standards) set forth the strategy and schedule pursuant to which particular items or types of Equipment and Software shall be replaced or upgraded during the Term (the “Refresh Schedule”). With respect to each item of Equipment and Software, Supplier shall procure and install the required upgrade or replacement in accordance with the Technology Refresh Plan, but no later than the date upon which the applicable item of Equipment or Software has been in service for the period of time set forth on the Refresh Schedule. Company shall direct Supplier, in accordance with the Change Control Procedure, as to any changes to the strategy or schedule pursuant to which particular items or types of Equipment and Software shall be replaced or upgraded during any Renewal Term.

Section 13.5 Procurement Responsibilities. With respect to Equipment procured by Supplier pursuant to the provisions of this Article 13, Supplier’s responsibilities shall include: (A) evaluating the Equipment and the qualifications of the Equipment vendor; (B) negotiating commercially reasonable pricing and terms; (C) ordering, receiving, configuring, installing, testing, maintaining and distributing all new Equipment; (D) performing tracking and asset management for all such Equipment; and (E) tracking license counts, informing Company of any discrepancies with applicable license count restrictions, and assisting Company in restoring compliance with applicable license count restrictions. With respect to any new Equipment leased by Supplier that may be assumed by Company upon termination of this Agreement, (i) Supplier shall structure its leasing arrangements so that the applicable leases may be assigned to Company upon the termination or expiration of this Agreement and so that any ongoing payments under those leases payable by Company after such assignment are consistent with, and no higher than, the payments payable by Supplier prior to such assignment, and (ii) such leases shall be subject to prior review and approval by Company.

Section 13.6 Equipment Disposal. Unless otherwise set forth in Exhibit 4 (Pricing), Supplier shall be responsible for the disposal of Supplier Equipment and Company Provided Equipment that are no longer required by Supplier for the provision of the Services. Supplier shall dispose of all such Equipment in a manner consistent with the requirements of Law and Company’s IT and information security and privacy standards, including those set forth in this Agreement, and including any Company Policies applicable to the destruction of stored information and charitable donations (in the case of Company Provided Equipment). Supplier shall be responsible for all costs, charges or fees associated with the disposal of Supplier Equipment and Company Provided Equipment.

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Section 13.7 Supplier Data Connections. Supplier shall provide data connections among the Supplier Service Locations and between Company-designated points of access to the Company data network and secure firewalls to be provided by Supplier and located at Supplier Service Locations (the “Supplier Data Connections”), all as necessary to provide the Services in accordance with the Service Levels. Supplier shall use the Supplier Data Connections to and between the Company data network only for the purpose of delivering the Services. Supplier shall be responsible for procuring any upgrades and replacements with respect to the Supplier Data Connections as necessary to provide the Services in accordance with the Service Levels. Supplier shall be responsible for managing and maintaining (A) the Supplier Data Connections, (B) the firewalls at its end of the Supplier Data Connections and (C) all of Supplier’s networks and Equipment beyond such firewall Equipment.

Section 13.8 Data Connection Security. Supplier shall ensure that all Supplier Data Connections conform to the data and network security requirements contained in Exhibit 16 (Safety and Security Requirements).

Section 13.9 Equipment and Software Verification. Within thirty (30) days after the Effective Date, Supplier shall verify that all Software and Equipment that shall be used by Supplier to provide the Services, and all Supplier Data Connections, operate in accordance with their specifications and intended functions in a reliable manner. In the event that during verification Supplier finds any nonconformities, Supplier shall provide to Company by the end of such 30-day period an action plan to eliminate such nonconformities within ninety (90) days after the Effective Date. Prior to using any other software or equipment to provide the Services or creating new connections with Company systems and networks, Supplier shall verify that such software, equipment and connection operates in accordance with applicable specifications and intended functions in a reliable manner. Prior to testing any such software, equipment and connections, Supplier shall document the testing protocols to be used and submit such testing protocols to Company to obtain written approval thereof.

ARTICLE 14

SOFTWARE AND INTELLECTUAL PROPERTY RIGHTS

Section 14.1 Company Software. As between Company and Supplier, and except as expressly set forth in this Section, all right, title and interest in and to the Company Software shall remain the exclusive property of Company. Company hereby grants to Supplier (to the extent permitted under and subject to the restrictions set forth in applicable third-party agreements) a non-exclusive, non-transferable, limited right to access and use, solely for the purposes of providing the Services, the Company Software; provided that the rights granted to Supplier hereunder shall automatically expire effective as of the date upon which Supplier ceases, for any reason, to provide the Services.

Section 14.2 Supplier Software.

(A)	General

As of the Effective Date, Supplier shall be responsible in all respects for the Supplier Software. Supplier shall install, operate and maintain at its expense any Supplier Software needed to provide the Services. Before using any Supplier Software on Company’s production or development systems infrastructure or any Company Equipment, Supplier shall notify Company of its intent to use such Supplier Software and obtain Company’s advance, written approval of such use. Upon Company’s request, Supplier shall provide Company with a list of all Supplier Software being used in connection with the Services on Company’s production or development systems infrastructure or any Company Equipment as of the date of such request. In addition to the foregoing Supplier shall notify Company in the event that it shall install, operate or maintain any Software within Supplier’s systems that could have a material impact on the Services.

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(B)	Supplier Proprietary Software

All right, title and interest in and to the Supplier Proprietary Software shall remain the exclusive property of Supplier, except as expressly set forth in this Section. Any modifications or enhancements owned by Supplier that are made to Supplier Proprietary Software in the course of the Services shall be deemed Supplier Proprietary Software. To the extent necessary to receive the Services, Supplier hereby grants to Company a non-exclusive, royalty free license to Use (and to allow third parties to Use solely for the benefit of Company) the Supplier Proprietary Software.

(C)	Supplier Third Party Software

(1)	Rights of Use During Term

As between Supplier and Company, and except as expressly set forth in this Section 14.2(C)(1), all right, title and interest in and to the Supplier Third Party Software shall remain the exclusive property of Supplier. To the extent necessary to receive the Services, Supplier hereby grants to Company (to the extent permitted under and subject to the restrictions set forth in applicable third-party agreements) a non-exclusive, non-transferable, limited right to Use (and to allow third parties to Use solely for the benefit of Company) during the Term the Supplier Third Party Software.

(2)	Post-Termination and Expiration Rights

Effective as of the date upon which Supplier ceases, for any reason, to provide the Services to Company, and to the extent necessary to continue to receive services similar to the Services, Supplier shall either (i) assign the license for such Supplier Third Party Software to Company upon Company’s payment to Supplier in an amount equal to the remaining unamortized initial license or purchase charges for such Supplier Third Party Software, if any, and subject to the terms and conditions of the license for such Supplier Third Party Software, or (ii) if Supplier is unable to assign the license for any such Supplier Third Party Software, provide reasonable assistance to Company for Company to obtain a license for such Supplier Third Party Software; provided that, in the case of Supplier Third Party Software assigned pursuant to clause (i), Company shall be solely responsible for the procurement of post-expiration or post-termination support and maintenance services with respect to such Supplier Third Party Software. To the extent that third-party restrictions prevent Company from obtaining such a license, Supplier shall recommend, and subject to the written consent of Company, obtain functionally-equivalent alternative Software or Tools; provided that Company shall be solely responsible for the procurement of post-expiration or post-termination support and maintenance services with respect to such functionally-equivalent Software or Tools.

Section 14.3 Software Deliverables.

(A)	Incorporated Supplier Software

To the extent any Supplier Software is incorporated into a Software Deliverable, Supplier grants to Company a non-exclusive, perpetual, irrevocable, worldwide, fully paid up, royalty-free license to Use (and to allow third parties to Use solely for the benefit of Company) such Supplier Software in its incorporated form and solely to the extent necessary to use the Software Deliverable.

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(B)	Software Deliverables

Company shall own all worldwide right, title and interest in all Core Software Deliverables, including all Intellectual Property rights therein. Company shall own all worldwide right, title and interest in copyrights in Non-Core Software Deliverables. To the extent that applicable rights in any Software Deliverables are not deemed owned by Company by operation of law, Supplier hereby irrevocably assigns, and shall cause Supplier Personnel to assign, to Company without further consideration, all right, title and interest in all (i) Intellectual Property rights in Core Software Deliverables, and (ii) all copyrights in Non-Core Software Deliverables. Supplier shall execute any documents and take any other actions as may reasonably be necessary, or as Company may reasonably request, to perfect Company’s ownership of rights in Software Deliverables and applicable Intellectual Property rights herein. At any time, Company may request and Supplier shall promptly provide Company with copies on industry standard media of all executable code, object code, source code and documentation for any and all Software Deliverables, whether completed or works-in-progress. Supplier hereby grants to Company a global, fully paid-up, perpetual, irrevocable, nonexclusive license under all Intellectual Property rights owned by Supplier, whether now existing or hereinafter developed, to Use and modify the Non-Core Software Deliverables in connection with the business of Company.

Section 14.4 Non-Software Deliverables. Non-Software Deliverables shall be owned by (i) Supplier in the case of Non-Software Deliverables that are customarily prepared by a Supplier that is providing services similar to the Services with the expectation that such Non-Software Deliverables or derivative works thereof will be used at multiple customers and provided that such Non-Software Deliverable shall not contain any Company Confidential Information (“Supplier Non-Software Deliverables”), and (ii) Company in the case of all other Non-Software Deliverables including the Policies and Procedures Manual (collectively, “Company Non-Software Deliverables”). Company shall own all right, title and interest in all Company Non-Software Deliverables, including all Intellectual Property rights therein. To the extent that any Company Non-Software Deliverables are not deemed owned by Company by operation of Law, Supplier hereby irrevocably assigns, and shall cause Supplier Personnel to assign, to Company without further consideration all right, title and interest in such Company Non-Software Deliverables, including all Intellectual Property rights therein. Supplier shall execute, and shall cause Supplier Personnel to execute, any documents or take any other actions as may reasonably be necessary, or as Company may reasonably request, to perfect Company’s ownership of Non-Software Deliverables. Company hereby grants to Supplier, solely to provide the Services, a non-exclusive, non-transferable, limited right to have access to and Use, modify, maintain, enhance and create derivative works of Company Non-Software Deliverables. Supplier may sublicense to Subcontractors that are to provide any of the Services the right to have access to and Use, modify, maintain, enhance and create derivative works of Non-Software Deliverables solely to provide those Services that Supplier and Subcontractors are responsible for providing and as may otherwise be agreed to by the Parties. Notwithstanding anything to the contrary in this Section 14.4, as between Supplier and Company, all of Pre-Existing Rights of Supplier shall remain owned by Supplier and Supplier hereby grants to Company a non-exclusive limited license thereunder to use and exploit the Non-Software Deliverables as permitted hereunder.

Section 14.5 License to Supplier Non-Software Deliverables. Supplier hereby grants to Company a global, fully paid-up, perpetual, irrevocable, nonexclusive license to (a) Use the Supplier Non-Software Deliverables to receive the benefit of the Services during the Term and (b) Use, modify, maintain, enhance and create derivative works (and to engage third parties to do the foregoing on behalf of Company) of such Supplier Non-Software Deliverables for use in providing services that are similar to the Services to Company and Company Service Recipients after the Term. Company may sublicense any of the foregoing rights to third parties for their use in providing services to Company that are similar to the Services.

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Section 14.6 Residual Knowledge. Supplier will be free to use “Residuals” resulting from access to or work with Confidential Information of Company, and Company will be free to use “Residuals” resulting from access to or work with Confidential Information of Supplier, provided: (i) in no case will the Supplier disclose Company Data or the source of Residuals; and (ii) this section does not grant either Party a license under the other Party’s copyrights or patents. The term “Residuals” means information in intangible form (e.g., ideas, concepts, know-how, techniques, etc.), which is unintentionally retained in the unaided memory by persons who had rightful access to Confidential Information or Supplier’s Information, as the case may be.

Section 14.7 Export.

(A)	The Parties acknowledge that certain Systems, Deliverables and associated technical data to be provided under this Agreement and certain transactions under this Agreement may be subject to export controls under the Laws of the United States and other countries. Neither Party shall export or re-export any such items or any direct product thereof or undertake any transaction in violation of any such Laws. To the extent within Supplier’s control, Supplier shall be responsible for, and shall coordinate and oversee, compliance with such export Laws in respect of the System, Deliverables or other items provided by Supplier under this Agreement. In the event Supplier determines that it needs to export, with Company approval, any material supplied by Company, then upon request of Supplier, Company shall provide all information in its possession that is necessary to determine the ECCN or equivalent classification and reasonably to assist Supplier with making any required filings and obtaining necessary export authorizations.

(B)	If, in the course of performing the Services, Supplier requires, with Company approval, a change in the use, export, release, or transfer of a material supplied by Company not otherwise specified in or contemplated by this Agreement, then upon request by Supplier Company shall provide all information in its possession that is necessary to determine export authorizations and licenses, including the ECCN and subheadings or munitions list category number (if known to Company), and reasonably to assist Supplier with making any required filings and obtaining necessary export authorizations. Company is responsible for ensuring that any information knowingly provided to Supplier for submission to such agencies with respect to such material supplied by Company is accurate.

ARTICLE 15

FACILITIES

Section 15.1 Service Locations. The Services shall be provided (A) to the Company Service Locations and (B) from the Supplier Service Locations and Company Facilities. The provision of the Services from any other location must be approved by Company, which approval shall not be unreasonably withheld, in accordance with the Change Control Procedure. Any incremental expenses incurred by Company or Supplier as a result of a relocation to, or use of, any other location at the request of Company shall be paid by Company or reimbursed to Supplier by Company. Any incremental expenses incurred by Company or Supplier as a result of a relocation to, or use of, any other location at the request of Supplier shall be paid by Supplier or reimbursed to Company by Supplier.

Section 15.2 Offshore Resources. Prior to providing any component of the Services from a location not located in the country to which such Services are being provided (each, an “Offshore Location”), except where otherwise previously approved in writing by Company, Supplier shall obtain Company’s written approval, such approval not to be unreasonably withheld. Before providing any Services from an Offshore Location not set forth in this Agreement or otherwise previously approved in writing by Company, Supplier shall provide Company with (1) at least ninety (90) days’ prior written notice specifying the components of the Services affected, the city and country from where the Services shall be provided, (2) a description of the facility (including the address) from where the Services shall be provided, (3) a description of how Company Data and intellectual property shall be protected, including a description of

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the logical and physical data safeguards that Supplier shall use to protect the Company Data, (4) a report that fully examines and evaluates the impact of such relocation on the delivery and receipt of the Services, including any operational, technical, security and regulatory impacts, (5) a copy of the transition plan that details how and when the relocation to the new Offshore Location shall occur, and (6) any other information requested by Company relating to the offshoring of such Services. All Supplier subcontracts involving Offshore Locations shall be subject to Section 17.7(A)(1).

Section 15.3 Safety and Security Requirements.

(A)	Safety and Security Procedures

Supplier shall maintain and enforce at the Supplier Service Locations (and any Company Facilities under Supplier’s control) safety and security procedures including: (1) the procedures applicable to Supplier Service Locations that shall be at least equal to industry standards for locations similar to the Supplier Service Locations; (2) the procedures applicable to the Company Facilities, including as such may be updated by Company from time to time during the Term, provided that, subject to the Change Control Procedure, Company shall be responsible for any additional costs incurred by Supplier in complying with the updated procedures; and (3) the procedures set forth in Exhibit 16 (Safety & Security Requirements); and (4) any higher standard otherwise agreed upon by the Parties. Supplier shall comply with the safety and security procedures that are applicable to the Company Service Locations, including the safety and security procedures set forth in Exhibit 16 (Safety & Security Requirements), as well as the business practices, hours, working conditions, and Company Policies related to the Company Facilities and Supplier’s performance under this Agreement. Supplier shall be responsible to inquire, inspect and acquaint itself with all conditions as required to perform the Services at Company Facilities. In the performance of its obligations under this Agreement, Supplier shall at all times: (a) ensure the presence of competent supervisory Personnel, when appropriate; (b) keep the Company Facilities clean and safe, including keeping the at Company Facilities free from debris and hazards; (c) be responsible for the safe and orderly performance of such obligations in accordance with all Applicable Laws; and (d) upon completion of such performance, remove all of Supplier Equipment and unused material from Company Facilities, thoroughly clean up all refuse and debris, and leave the at Company Facilities neat, orderly and in good condition.

(B)	Access to Company Service Locations

Any Supplier Personnel who require access to Company Service Locations may be required to complete forms relevant to security and confidentiality, and shall adhere to all security requirements of Company’s security manager. Such Supplier Personnel may also have restricted access to Company Service Locations for business purposes only from 8:30 a.m. to 5:30 p.m. Monday through Friday, unless otherwise pre-approved by Company. Supplier shall (and shall cause Supplier Personnel to) return all badges to Company’s Security Department promptly upon the completion of such individuals’ assignment at Company Service Locations or their resignation or termination.

(C)	Physical Security Requirements

The physical portion of the Supplier Service Locations that shall be used by Supplier to provide the Services shall be physically segregated from the remainder of such facilities. Access to facilities used by Supplier to provide the Services, including applicable portions of the Supplier Service Locations, shall be controlled by swipe card access or other security controls that are at least consistent with industry best practices. Access to such facilities shall be restricted to Supplier Personnel (and other Supplier employees and contractors or third parties shall not be permitted to access such facilities). Supplier shall not provide any Services to Company from a site or facility of any Company Competitor

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without Company’s prior written consent. If Supplier is to provide Company with Services from a Supplier Service Location that has a shared storage environment or that is otherwise shared with a Company Competitor, Supplier shall develop a process, subject to Company’s approval, to restrict access in any such shared storage environment so that such Company Competitor, and any other Third Party, shall have no access to Confidential Information of Company.

Section 15.4 Right of Access to the Company IT Environment. Subject to the terms and conditions of this Agreement, including the security requirements of Section 15.1 and Article 21, and the security procedures set forth in Exhibit 16 (Safety and Security Requirements), Supplier shall have the right to access the Company IT environment to the limited extent necessary to perform the Services.

Section 15.5 Company Obligations With Respect to Facilities.

(A)	Company shall provide to Supplier during the Term, for Supplier’s use in providing the Services, the space, Equipment, furnishings and fixtures as specified in Exhibit 7 (Sites), or comparable facilities designated by Company (collectively, the “Company Facilities”). The Company Facilities shall include, for Supplier Personnel working at Company Service Locations, the provision of phone and network resources and office services support (e.g., copy and fax) at the same levels offered to Company employees in such location. Supplier shall be responsible for providing all other facilities and support it needs to provide the Services. Company shall retain the costs of applicable facilities leases and related leasehold improvements with respect to the Company Facilities. The Company Facilities shall be made available to Supplier on an “as is, where is” basis, with no warranties whatsoever. If any Supplier Personnel require access to any Company Facilities outside of normal working hours (or otherwise outside the access permitted under this Agreement), Supplier shall request permission for such access from Company.

(B)	Company shall inform Supplier of any plans or determination to relocate Company Service Locations and Company Facilities so that Supplier shall have a reasonable amount of time to prepare for and implement such change or relocation as it impacts Supplier, with Company reimbursing Supplier for Supplier’s Out-of-Pocket Expenses incurred in such relocation.

Section 15.6 Supplier Obligations With Respect to Facilities.

(A)	Supplier shall use the Company Facilities for the sole and exclusive purpose of providing the Services, subject to Company’s approval in its discretion of another use. Company grants Supplier a license for all such approved use of the Company Facilities. The use of Company Facilities by Supplier does not constitute a leasehold or other property interest in favor of Supplier.

(B)	Supplier shall use the Company Facilities in an efficient manner and in a manner that is coordinated, and does not interfere, with Company’s IT or business operations. To the extent that Supplier operates the space in a manner that unnecessarily increases facility or other costs incurred by Company, Company reserves the right to deduct such excess costs pursuant to Section 20.7. Supplier shall be responsible for any damage to the Company Facilities resulting from the abuse, misuse, neglect or negligence of Supplier or other failure to comply with its obligations respecting the Company Facilities.

(C)	Supplier shall keep the Company Facilities in good order, not commit or permit waste or damage to Company Facilities or use Company Facilities for any unlawful purpose or act, and shall comply with Company’s standard policies and procedures and applicable leases as these are made available to Supplier regarding access to and use of the Company Facilities, including procedures for the physical security of the Company Facilities.

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(D)	Supplier shall permit Company Personnel and representatives to enter into those portions of the Company Facilities occupied by Supplier Personnel at any time.

(E)	Supplier shall not make improvements or changes involving structural, mechanical or electrical alterations to the Company Facilities without Company’s prior written approval. Any improvements to the Company Facilities shall become the property of Company.

(F)	When the Company Facilities are no longer required for performance of the Services, Supplier shall return them to Company in substantially the same condition as when Supplier began use of them, subject to reasonable wear and tear.

ARTICLE 16

COMPANY RESPONSIBILITIES

Section 16.1 Responsibilities. In addition to Company’s responsibilities as expressly set forth elsewhere in this Agreement, Company shall be responsible for the following:

(A)	Company shall designate one individual to whom Supplier operational communications concerning this Agreement may be addressed (the “Company Contract Executive”).

(B)	Company shall cooperate with Supplier, including by making available management decisions, information, approvals and acceptances, as reasonably requested by Supplier so that Supplier may accomplish its obligations and responsibilities under this Agreement. The Company Contract Executive or his designee shall be the principal point of contact for obtaining such decisions, information and approvals.

Section 16.2 Savings Clause. Company’s failure to perform its responsibilities set forth in this Agreement (other than as provided in Section 29.1(B).) shall not be deemed to be grounds for termination by Supplier. Supplier’s nonperformance of its obligations under this Agreement shall be excused if and to the extent (A) such Supplier nonperformance results from Company’s acts, omissions or failure to perform any responsibilities of Company that are set forth in this Agreement; and (B) Supplier provides Company with reasonable notice of such acts, omissions or nonperformance and uses commercially reasonable efforts to perform notwithstanding Company’s acts, omissions or failure to perform (with Company reimbursing Supplier for its additional Out-of-Pocket Expenses incurred in connection with such efforts).

ARTICLE 17

MANAGEMENT AND CONTROL

Section 17.1 Governance Organizations.

(A)	Steering Committee

Within thirty (30) days of the Effective Date, the Company Contract Executive and the Supplier Project Executive shall appoint an equal number of representatives to serve on a steering committee (the “Steering Committee”). Company shall designate one of its representatives on the Steering Committee to act as the chairperson. The Steering Committee shall be authorized and responsible for (1) advising with respect to Company’s strategic and tactical decisions regarding the establishment, budgeting and implementation of Company’s priorities and plans for the Services, and (2) monitoring and resolving disagreements regarding the provision of the Services and the Service Levels. A Party may change any of its representatives on the Steering Committee upon notice to the other Party. Subject to approval of Company, the Steering Committee may include representatives from Third Party Vendors.

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(B)	Other Governance Bodies

In addition to the Steering Committee, Company and Supplier shall establish the governance organizations (e.g., committees and positions) as set forth in Exhibit 6 (Governance) in accordance with the time frames set forth in Exhibit 6 (Governance).

(C)	Governance Procedures and Processes

In addition to the processes and procedures specifically identified in this Agreement, Company and Supplier shall establish the governance processes and procedures described in Exhibit 6 (Governance) in accordance with the time frames set forth in Exhibit 6 (Governance).

(D)	Technology Planning

Supplier shall participate, at Company’s request, in Company’s annual financial, operational and technology planning process, as further set forth in Exhibit 8 (Technical Architecture and Product Standards). Such technology planning process shall include (1) the identification of the least cost/highest benefit methods to implement technology changes and improvements in architecture, platforms, processes and methodologies, and (2) the creation of a comprehensive, integrated, technology refresh and total lifecycle management plan for each Tower, platform, Software type, Equipment type and technology, on each of a one-year, three-year and five-year planning horizon (“Technology Refresh Plan”), which plan shall meet the minimum requirements specified in Exhibit 8 (Technical Architecture and Product Standards). In addition, such plan shall address any technology requirements associated with any expansion of or changes in Company Service Locations and/or facility requirements of Company.

Section 17.2 Reports, Meetings and Site Visits.

(A)	Reports

In addition to the Monthly Service Level Report, Supplier shall provide the reports described in Exhibit 12 (Reports). Such reports shall (1) be no less comprehensive than the reporting provided to Company prior to the Effective Date and (2) be issued at the frequency specified in the applicable Exhibit.

(B)	Meetings

Supplier shall participate in the meetings described in Exhibit 6 (Governance) and any other meetings requested by Company in connection with this Agreement. Supplier shall prepare and circulate an agenda sufficiently in advance of each such meeting to give participants an opportunity to prepare for the meeting. Supplier shall incorporate into such agenda items that Company desires to discuss. At Company’s request, Supplier shall prepare and circulate minutes promptly after a meeting.

(C)	Site Visits

In addition to Company’s rights under Article 18, Company may at any time during the Term, at Company’s expense and upon reasonable notice to Supplier, visit Supplier Service Locations, and Supplier shall make available specialists, as reasonably requested or designated by Company, to discuss the Services and to provide requested information, as needed.

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Section 17.3 Policies and Procedures Manual.

(A)	Supplier shall be responsible for developing and maintaining a policies and procedures manual (the “Policies and Procedures Manual”) that describes how Supplier shall perform and deliver the Services under this Agreement, the Equipment and Software being used, and the documentation (e.g., operations manuals, user guides, specifications) which provide further details of such activities. The Policies and Procedures Manual shall describe the activities Supplier proposes to undertake in order to provide the Services, including the direction, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken to provide services of the type Supplier is to provide under this Agreement. The Policies and Procedures Manual also shall include descriptions of the acceptance testing and quality assurance procedures approved by Company, Supplier’s problem management and escalation procedures, and the other standards and procedures of Supplier pertinent to Company’s interaction with Supplier in obtaining the Services. The Policies and Procedures Manual shall be suitable for use by Company to understand the Services.

(B)	In accordance with the Transition Plan, Supplier shall deliver an initial draft Policies and Procedures Manual to Company for Company’s review, comment and approval. Company shall provide its approval or comments and suggestions in accordance with the timeframes set forth in the Transition Plan. Within thirty (30) days of receiving Company’s comments or suggestions, Supplier shall incorporate such comments or suggestions and re-submit the Policies and Procedures Manual for Company’s approval. Throughout the Term, Supplier shall be responsible for updating the Policies and Procedures Manual to ensure that it remains current and reflects any changes to the Services, Company’s IT environment, operations and business processes, and any changes or updates to the Policies and Procedures Manual shall be provided to Company for review, comment and approval.

(C)	Supplier shall perform the Services in accordance with the Policies and Procedures Manual; provided, however, that until such time as the Policies and Procedures Manual is approved by Company pursuant to Section 17.3(B), Supplier shall provide the Services in accordance with the policies and procedures being followed by Company immediately prior to the Effective Date.

(D)	In the event of a conflict between the provisions of this Agreement and the Policies and Procedures Manual, the provisions of this Agreement shall control.

Section 17.4 Change Control Procedure. As part of the Policies and Procedures Manual, Supplier shall prepare and provide to Company a change control procedure (the “Change Control Procedure”) detailing how Supplier shall comply with, manage and implement: (A) the requirements set forth in Section 17.5 with respect to change control, (B) the requirements set forth in Section 17.6 and Exhibit 2 (Statement of Work) with respect to change management, (C) the requirements set forth in Exhibit 6 (Governance), and (D) any other requirements under this Agreement (or pursuant to Applicable Laws) dealing with changes to Systems or the Services. The Change Control Procedure shall not be used to amend the terms of this Agreement. The Change Control Procedure shall be provided to Company for review, comment and approval (reasonable comments or suggestions of Company shall be incorporated into the Change Control Procedure). All changes to the Services shall be made in accordance with the Change Control Procedure.

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Section 17.5 Change Control. Company may from time to time during the Term request that Supplier remove or change a Service or perform a new service (a “New Service”) (each, a “Change Request”). Change Requests shall be addressed and implemented in accordance with the provisions of this Article, the Change Control Procedure and, where applicable, Company’s change management requirements.

(A)	Upon receipt of a Change Request from Company, Supplier shall (within ten (10) days, or such other period of time agreed by Company) provide Company with a written response to the Change Request (each, a “Change Request Authorization”), containing the following information:

(1)	a written description of any changes in the services, functions, responsibilities and Deliverables of Supplier in connection with the Change Request and any Service Levels or other performance standards, or changes in any Service Levels or other performance standards, that shall apply in connection with the Change Request;

(2)	a schedule for commencing and completing the Change Request;

(3)	when appropriate, a list and description of any existing and new Software or Equipment to be used or provided by Supplier in connection with the Change Request;

(4)	a written description of the Supplier Personnel necessary to complete and implement the Change Request, including the location of such Personnel;

(5)	when appropriate, acceptance test criteria and procedures for any Software or any products or services to be provided to Company in connection with the Change Request;

(6)	any changes or amendments to the Transition Plan (or, if applicable, the Transformation Plan) relating to the New Services requested in the Change Request or any effects that any such New Services or any other aspect of the Change Request would have on the Transition Plan and the Transformation Plan;

(7)	if the Change Request would require Supplier to expend or commit material additional resources, or permit Supplier to expend materially fewer resources, a quotation for any increase or decrease in the Charges, as applicable, to implement or perform the Change Request. In the event of a quotation for increased Charges, such quotation shall be no more than the charge Supplier provides to customers similar to Company for similar services under similar circumstances. Such quote shall be reduced, as applicable, to take into account resources and expenses of Supplier for then-existing Services that would no longer be required as a result of the Change Request.

(B)	No Change Request Authorization shall be effective until approved in writing by an authorized representative of Company’s Global Sourcing Services (GSS) department. Upon Company’s written approval of any such proposed Change Request Authorization, Supplier shall implement and perform the Change Request Authorization in accordance with its terms, the Charges under this Agreement shall be adjusted as agreed upon in the Change Request Authorization, the Services shall be considered changed as set forth therein, and any New Services agreed upon therein shall thereafter be deemed “Services” and shall be subject to the provisions of this Agreement. Supplier shall not unreasonably withhold consent to any Change Request proposed by Company.

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(C)	Each Party shall bear its own costs in connection with preparation of any Change Requests and Change Request Authorizations. Supplier shall not commence performing any services, functions or responsibilities under a Change Request Authorization until the Company Contract Executive has provided Supplier with written approval of the Change Request Authorization.

(D)	Supplier acknowledges that Supplier is expected to provide the Services on the terms and conditions agreed by Supplier, including the costs agreed to by Supplier, and that Company is under no obligation to agree to any Change Request Authorization requested by Supplier.

(E)	Changes to the Services necessary for Supplier to comply with changes to the IT architecture, standards and strategic direction as specified by Company during the Term shall be implemented as a Change Request.

Section 17.6 Change Management.

(A)	In addition to Company’s requirements with respect to change management as set forth in Exhibit 2 (Statement of Work), Supplier shall comply with the following change control requirements:

(1)	Prior to using any new Software or new Equipment to provide the Services, Supplier shall have verified that the item is consistent with the IT architecture, standards and strategic direction specified by Company, has been properly installed, is operating in accordance with its specifications and is performing its intended functions in a reliable manner.

(2)	Supplier shall not make the following changes, including implementing a change in technology, without first obtaining Company’s approval, which approval Company may withhold in its discretion: (a) a change adversely affecting the function or performance of, or decreasing to any significant degree the resource efficiency of, the Services; (b) a change increasing the Charges or other costs to Company; (c) a change affecting Company that is inconsistent with the IT architecture, standards or strategic direction specified by Company; or (d) a change impacting the way in which Company conducts its business or operations that Company considers to be adverse.

(3)	Supplier shall assist Company in moving programs from development and test environments to production environments in a controlled and documented manner, so that no changes are introduced into the programs by Supplier during such activity.

Section 17.7 Use of Subcontractors.

(A)	Subcontractors

(1)

Company shall have the right to approve or reject the subcontracting of Supplier’s performance under this Agreement at any time during the Term. Furthermore, Company shall have the right to specify the use by Supplier of certain Subcontractors. Such approval or specification by Company shall not create any liability for Company to any Subcontractors or privity of contract between Company and any such Subcontractors. Furthermore, such approval or specification shall not relieve Supplier of its obligations under this Agreement or constitute a representation or endorsement by Company that such Subcontractor is qualified or capable to perform. Supplier shall not substitute or replace any

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Subcontractor approved or specified by Company if Company objects to such substitution or replacement. Subcontractors approved or specified as of the Effective Date, including Affiliates of Supplier, are set forth in Exhibit 28 (Approved Supplier Subcontractors).

(2)	Notwithstanding the provisions of Section 17.7(A)(1) above, Supplier may, in the ordinary course of business without the approval of Company, enter into subcontracts (A) for Third Party products that are used by Supplier to perform its internal functions, or (B) with a total estimated value of less than [*] per year for (i) for Third Party services that are not exclusively dedicated to Company and that do not include regular direct contact with Company Personnel or the performance of Services at Company Facilities, (ii) with temporary personnel firms for the provision of temporary contract labor, or (iii) product vendor specialists who Supplier engages on a temporary basis to address urgent problems (collectively, “Shared Subcontractors”); provided that such Shared Subcontractors (i) shall not have access to Company Facilities, (ii) possess the training and experience, competence and skill to perform the work in a skilled and professional manner, (iii) do not have access to Company Data, and (iv) do not perform, in the aggregate, a material portion of the Services in any Tower.

(3)	Any performance by approved Subcontractors in connection with this Agreement shall be pursuant to an appropriate written agreement between Supplier and such Subcontractors and shall contain a provision requiring that such performance be in accordance with the applicable requirements of this Agreement and identify Company as an intended third-party beneficiary that may enforce any applicable warranty and similar rights under such agreement. At a minimum, each subcontract shall require the Subcontractors, at no cost to Company, to correct such Subcontractors’ performance not meeting the requirements of this Agreement, shall require such Subcontractors to comply with the obligations and restrictions applicable to Supplier under this Agreement, shall contain applicable obligations and restrictions substantially similar to the following: Article 7, Article 9, Section 11.3, Article 14, Section 15.1, Section 15.5, Section 15.6, Article 18, Article 21, Article 22, Section 23.1, Section 23.10, Section 23.11 and Section 23.12, and shall be submitted to Company (in redacted form necessary to verify compliance with the foregoing requirements), together with such other relevant information necessary to verify compliance with the foregoing requirements as Company may request prior to commencement of the Subcontractor’s performance. In no event shall Supplier be required to disclose its costs for services performed by Subcontractor except to the extent that such services are charged to Company on a pass-through or cost-plus basis. Company shall have the right, at any time, to negotiate and contract directly with any Subcontractors for any goods or services, including those to be provided under this Agreement. No agreement between Supplier and any Subcontractor shall relieve Supplier from any of its obligations or liabilities under this Agreement. Nothing in this Agreement or any subcontract shall create any contractual relationship, with the exception of the above-mentioned third-party beneficiary, between Company and any Subcontractor including any obligation on Company’s part to pay, or be responsible for the payment of, any sums to any Subcontractor.

(4)	Supplier shall properly direct and control Subcontractor and inspect Subcontractor’s performance for defects and deficiencies. Supplier shall be responsible for (a) all conduct, actions and omissions of Subcontractor; (b) compliance by each Subcontractor with the requirements of this Agreement to at least the extent that Supplier would be responsible if it were performing directly; and (c) management and coordination of the performance of all such Subcontractors.

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

(B)	Affiliates

Supplier shall give Company written notice regarding any subcontracting of any portion of the Services to Supplier’s Affiliates prior to entering into any agreement with such Affiliate for such Services. Any agreement with an Affiliate of Supplier for performance of Services shall be subject to Company’s prior written consent. Any subcontract or supply agreement with an Affiliate shall not exceed market prices. Company may elect, in its sole discretion, to cause any subcontract or supply agreement which Supplier proposes to award to an Affiliate to be competitively bid to a minimum of three qualified bidders which are not Supplier’s Affiliates.

(C)	Payments to Subcontractors

Supplier shall promptly pay each Subcontractor the amount to which such Subcontractor is entitled no later than the due date for payment under the applicable subcontract unless Supplier has a good faith dispute regarding the Charges of such Subcontractor and the terms of the subcontract between Supplier and such Subcontractor permit Supplier to withhold payment in the event of a good faith dispute. With respect to subcontract Services for which the costs for such Services are invoiced by Supplier to Company on a Pass-Through Expense basis (“Pass-through Subcontracts”), upon request, Supplier shall submit to Company copies of all checks and payments to Subcontractors in connection with such Pass-through Subcontracts. With respect to other subcontracts, Supplier shall provide Company with reasonable evidence of payment to the applicable Subcontractor on the request of Company. Should Supplier neglect or refuse to cause to be paid promptly any bill or charge legitimately incurred by Supplier in support of the Services, Company shall have the right, but not the obligation, to pay such bill or charge directly, and Supplier shall immediately reimburse Company for the same. If Supplier does not so reimburse Company, Company may offset the amount of such bill or charge pursuant to Section 20.8(B).

(D)	Notice of Subcontractor Breach

Supplier shall provide Company with prompt written notice of all actual or potential disputes with Subcontractor that have or are likely to have a material adverse impact on the Services, including, without limitation, breaches, defaults, insolvencies, defects in Subcontractor’s goods or services, and work stoppages. Such notice shall include the reasons and circumstances giving rise to such disputes in such detail so as to enable Company, in its sole discretion, to exercise any of its rights or remedies against such Subcontractor. Notwithstanding the foregoing, neither the provisions of this Section nor the exercise by Company of any of its rights or remedies shall relieve Supplier of any of its obligations or liabilities under this Agreement.

Section 17.8 Quality Assurance and Improvement Programs. Supplier, as part of its total quality management process, shall provide continuous quality assurance and quality improvement through: (A) the identification and application of proven techniques and Tools from other installations within its operations (i.e., “best practices”); and (B) the implementation of concrete programs, practices and measures designed to improve Service Levels. Such procedures shall include checkpoint reviews, testing, acceptance, and other procedures for Company to confirm the quality of Supplier’s performance, and shall be included in the Policies and Procedures Manual. Supplier shall utilize project management Tools, including productivity aids and project management Systems, as appropriate, in performing the Services. All documentation and certifications pertaining to such procedures and programs, including reports and data related to performance and quality testing, shall be provided to Company upon request at no additional cost.

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ARTICLE 18

AUDITS AND RECORDS RETENTION

Section 18.1 Audit Rights.

(A)	Supplier shall maintain a complete audit trail of all financial transactions and non-financial activities resulting from this Agreement sufficient to document its performance of the Services and the fees paid or payable by Company under this Agreement. Supplier shall provide to Company, its auditors (including internal audit staff and external auditors), inspectors, regulators and other representatives as Company may from time to time designate in writing (who are neither competitors of Supplier or hired on a contingency-fee basis), access at all reasonable times (and in the case of regulators at any time required by such regulators) to any facility or part of a facility at which either Supplier or any Supplier Personnel is providing the Services, to Supplier Personnel, and to data and records relating to the Services for the purpose of performing audits and inspections of either Supplier or any Supplier Personnel during the Term and for the period Supplier is required to maintain records under this Agreement to:

(1)	verify the accuracy of Charges and invoices;

(2)	verify the integrity of Company Data and examine the Systems that process, store, secure, support and transmit that data;

(3)	examine Supplier’s performance of the Services and conformance to the terms of this Agreement including, to the extent applicable to the Services and to the Charges therefor, performing audits: (a) of practices and procedures; (b) of Systems, Equipment and Software; (c) of supporting information and calculations regarding compliance with Service Levels; (d) of general controls and security practices and procedures; (e) of disaster recovery and back-up procedures; (f) of the efficiency and costs of Supplier in performing the Services (but only to the extent affecting “time-and-materials” or “cost-plus” Charges for, or timing of, Services); and (g) as necessary to enable Company to meet, or to confirm that Supplier is meeting, applicable requirements of Law, including Company’s compliance with the Sarbanes-Oxley Act of 2002. Except as expressly set forth herein, in no event shall Supplier be required to provide information relating to its costs or other customers; and

(4)	verify the net book value of Equipment to be purchased by Company under this Agreement.

(B)	Supplier shall provide to such auditors, inspectors, regulators and other representatives (1) such assistance as they require, including installing and operating audit Software and (2) on Supplier’s premises (or, if the audit is being performed of a Supplier Personnel, such Supplier Personnel’s or agent’s premises if necessary), space, office furnishings (including lockable cabinets), telephone and facsimile services, utilities and office-related Equipment and duplicating services as such auditors, inspectors, regulators and other representatives may reasonably require to perform the audits described in this Article. Supplier shall cooperate fully with Company or its designees in connection with audit functions and with regard to examinations by regulatory authorities. Company’s auditors and other representatives shall comply with Supplier’s reasonable security requirements.

(C)	Supplier shall conduct audits of or pertaining to the Services in such manner and at such times as is consistent with the audit practices of well-managed operations performing services similar to the Services.

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(D)	Supplier shall perform a security audit at least annually in accordance with the security audit requirements set forth in Exhibit 16 (Safety and Security Requirements), including Company’s right to participate in testing.

Section 18.2 Audit Follow-up.

(A)	Following an audit or examination, Company shall conduct, or request its external auditors or examiners to conduct, an exit conference with Supplier to obtain factual concurrence with issues identified in the review. If any review or audit of Supplier’s operating practices and procedures relating to the Services conducted by Supplier or its Affiliates (including by internal audit staff or external auditors), or by inspectors, regulators or other representatives (including internal and external auditors) reveals a risk to the Services or Company, or nonconformance with the terms of this Agreement, Supplier shall promptly review such issues with Company.

(B)	Supplier and Company shall meet to review each audit report promptly after the issuance thereof and agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. Company and Supplier agree to develop operating procedures for the sharing of audit and regulatory findings and reports related to Supplier’s operating practices and procedures produced by auditors or regulators of either Party.

Section 18.3 SAS 70 Type II Report.

(A)	Each year during the Term (and the Termination/Expiration Assistance Period) or on the request of Company from time-to-time such that there is no gap in coverage, commencing no earlier than six (6) months after the completion of the Transition, Supplier shall obtain a SAS 70 Type 2 Report. Supplier shall provide Company with a copy of the SAS 70 Type 2 Report within fifteen (15) days of Supplier’s receipt thereof from the service auditor. Supplier shall bear all costs and expenses associated with obtaining and delivering each SAS 70 Type 2 Report.

(B)	If any Services are provided or related Systems are operated by a Supplier Personnel, and if such Services or Systems (or any controls or other aspects of such Services or Systems) would fall within the scope of the SAS 70 Type 2 Report had such Services or Systems been provided directly by Supplier, then Supplier shall cause each such Supplier Personnel to comply with the requirements of Section 18.3(A) and, if applicable, Section 18.3(C).

(C)	As requested by Company, Supplier shall either (1) certify to Company in writing that during the applicable SAS 70 Gap Period no changes have been made to the Services or the Systems, the manner in which the Services or Systems are provided or operated, applicable controls, or the Control Objectives that could reasonably be expected to have any impact on the contents of, or opinions set forth in, the applicable SAS 70 Type 2 Report; or (2) provide Company with a written description of any such changes.

(D)	The SAS 70 Type 2 Report shall be Confidential Information of Supplier (or the applicable Supplier Personnel); provided, however, that notwithstanding the foregoing or the confidentiality provisions of this Agreement, Company (and Company’s independent auditors) shall be permitted to disclose the SAS 70 Type 2 Report (or any of the content thereof) to any person, entity or Governmental Authority as necessary for Company to comply with the Sarbanes-Oxley Act of 2002 or any other Applicable Laws.

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(E)	As of the Effective Date, the Control Objectives include those set forth in Exhibit 24 (Compliance Requirements and Control Objectives). Company may update the Control Objectives set forth in Exhibit 24 (Compliance Requirements and Control Objectives) at any time during the Term (or the Termination/Expiration Assistance Period) provided that, subject to the Change Control Procedure, Company shall be responsible for any additional costs incurred by Supplier in complying with the updated Control Objectives to the extent that such updated Control Objectives apply only to Company and not to any other customer of Supplier. To the extent that such updated Control Objectives apply to other customers of Supplier, then the costs associated with compliance with such updated Control Objectives shall be, subject to the Change Control Procedure, equitably allocated among Company and such customers.

Section 18.4 Sarbanes-Oxley Requirements. Supplier recognizes that Company shall be subject to the Sarbanes-Oxley Act of 2002. In addition to those requirements set forth in Exhibit 2 (Statement of Work) and Exhibit 24 (Compliance Requirements and Control Objectives), Supplier shall provide whatever assistance is necessary to enable Company to comply with such requirements with respect to its outsourced information technology functions. Supplier’s performance of the Services and other obligations under this Agreement shall comply with Company’s financial reporting and control processes as set forth in the Policies and Procedures Manual (and as such processes are revised from time to time by Company) and provide Company with copies of all related records, reports and data as necessary for Company to satisfy the Sarbanes-Oxley Act of 2002. Supplier shall recommend and, subject to Company approval, implement compliance measures to satisfy the Sarbanes-Oxley Act of 2002.

Section 18.5 Records Retention. Until the later of (A) seven years after expiration or termination of this Agreement; (B) all pending matters relating to this Agreement (e.g., disputes) are closed; or (C) the information is no longer required to meet Company’s records retention policy as disclosed by Company to Supplier and as such policy may be adjusted from time to time, Supplier shall maintain and provide access upon request to the records, documents and other information required to meet Company’s audit rights under this Agreement. Before destroying or otherwise disposing of such information, Supplier shall provide Company with ninety (90) days prior notice and offer Company the opportunity to recover such information or to request Supplier to deliver such information to Company, with Company paying Supplier’s Out-of-Pocket Expenses associated with such delivery.

Section 18.6 Inspections and Government Contact. To the extent that Supplier is, or becomes, aware of meetings with or inspections by Governmental Authorities regarding Supplier’s obligations under this Agreement, Supplier shall notify Company within one business day of becoming aware of any such meeting or inspection with any such Governmental Authority. Company shall have the right to be present at all such meetings and inspections that are (A) of general nature; or (B) specific to Supplier’s performance of the Services. Supplier shall provide Company with an opportunity to comment on drafts of documents Supplier is required to submit to Governmental Authorities. Supplier shall submit to Company copies of documents to be submitted to Governmental Authorities or insurance companies relating to Supplier’s obligations under this Agreement, including reports of accidents or injuries occurring at Company Service Locations. Notwithstanding anything contained in this Agreement to the contrary, Supplier shall not initiate or participate in any communications with any Governmental Authorities concerning the subject matter hereof unless required by Applicable Laws or requested to do so by Company and, then, only upon prior consultation with Company.

ARTICLE 19

PAYMENT

Section 19.1 General. All Charges for the Services are set forth in this Article or in Exhibit 4 (Pricing). Company shall not be required to pay Supplier any amounts for the Services in addition to those that are payable to Supplier pursuant to Exhibit 4 (Pricing).

Section 19.2 Efforts to Reduce Costs and Charges. From time to time during the Term, Company may request that Supplier (with Company’s cooperation) identify ways to achieve reductions in the cost of

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providing the Services and corresponding reductions in the applicable Charges, including by modifying or reducing the nature or scope of the Services to be performed by Supplier, the applicable Service Levels or other contract requirements. If requested by Company, Supplier shall promptly prepare a proposal at such a level of detail as Company may reasonably request identifying all viable means of achieving the desired reductions without adversely impacting Company’s IT or business operations. In preparing such a proposal, Supplier shall give due consideration to any means of achieving such reductions proposed by Company, negotiate in good faith with Company about each requested reduction in Charges and identify for Company if, and to what extent, the Charges for the Services may be reduced by implementing various changes in the contract requirements. Company shall not be obligated to accept or implement any proposal, and Supplier shall not be obligated to implement any change that affects the terms of this Agreement unless and until such change is agreed upon pursuant to the Change Control Procedure.

Section 19.3 Pass-Through Expenses.

(A)	All Pass-Through Expenses are listed in Exhibit 4 (Pricing). Supplier shall arrange for delivery by third parties to Supplier of invoices for Pass-Through Expenses, and Supplier promptly shall review such invoices and provide Company with the original invoice together with a statement identifying which Charges are proper and valid and should be paid by Company.

(B)	Supplier shall use commercially reasonable efforts to minimize the amount of Pass-Through Expenses. With respect to services or materials paid for on a Pass-Through Expenses basis, Company reserves the right to: (1) obtain such services or materials directly from a Third Party; (2) designate the third-party source for such services or materials; (3) designate the particular services or materials (e.g., Equipment make and model) Supplier shall obtain, provided that if Supplier demonstrates to Company that such designation shall have an adverse impact on Supplier’s ability to provide the Services in accordance with the Service Levels or on Supplier’s costs for providing the Services, such designation shall be subject to Supplier’s approval; (4) designate the terms for obtaining such services or materials (e.g., purchase or lease and lump sum payment or payment over time); (5) require Supplier to identify and consider multiple sources for such services or materials or to conduct a competitive procurement; and (6) review and approve the applicable Pass-Through Expenses before entering into a contract for particular services or materials.

Section 19.4 Taxes. The Parties’ respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:

(A)	Each Party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

(B)	Supplier shall be responsible for any sales, use, excise, value-added, services, consumption and other taxes and duties payable by Supplier that is assessed on or in connection with the purchase of goods and services used by Supplier in the provision of the Services as a whole, or on any particular Service.

(C)	Company shall be responsible for any sales, use, excise, value-added, services, consumption or other tax, whether existing as of the Effective Date or increased or becoming applicable during the Term, that is assessed on or in connection with the consumption of the Services as a whole, or on any particular Service; provided, however, that with respect to Services performed from any Offshore Locations (each an “Offshore Tax Jurisdiction”), the applicable local tax Laws will determine which Party shall be responsible for the fulfillment of any sales, use, excise, value-added, services, consumption, withholding or other tax, whether existing as of the Effective Date or increased or becoming applicable during the Term, that is assessed on or in connection with the provision of such Services from such Offshore Tax Jurisdiction.

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(D)	In the event that a sales, use, excise, value added, services, consumption or other tax is assessed on the provision of any of the Services, the Parties shall work together to segregate the payments under this Agreement into three payment streams:

(1)	those for taxable Services;

(2)	those for which Supplier functions merely as a payment agent for Company in receiving goods, supplies, or services (including leasing and licensing arrangements); and

(3)	those for other nontaxable Services.

Supplier is obligated to issue and provide to Company invoices that, if applicable, at all occasions qualify for a valued added tax reimbursement for Company (each a “Qualifying Invoice”). If necessary, Supplier shall issue multiple Qualifying Invoices to meet its obligations

(E)	The Parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. Such cooperation shall include Supplier’s provision of reports, asset lists and similar information requested by Company (e.g., lists of Equipment leased by Company (or in Company’s name) and managed by Supplier). Supplier’s invoices (which shall comply with all requirements of Law and the requirements of this Section) shall separately state the amounts of any sales, use, excise, value added, services, consumption or other taxes Supplier is collecting from Company, and Supplier shall remit such taxes to the appropriate authorities. Supplier’s invoices shall be sufficiently detailed and documented so as to enable Company to, where applicable, deduct input VAT. Each Party shall provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of Equipment, materials or services, and other exemption certificates or information reasonably requested by the other Party.

(F)	Supplier shall promptly notify Company of any claim for taxes asserted by applicable taxing authorities for which Company is responsible hereunder. It being understood that with respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party shall have the responsibility to elect to control the response to and settlement of the claim, but the other Party shall have the right to review and comment on the responses and settlements to the extent such responses or settlements would have an adverse impact on such other Party’s potential responsibilities or liabilities and the input provided through such review and comment shall be considered in good faith by the Party responding to and settling the claim. If Company requests Supplier to challenge the imposition of any tax which imposition is new or a material change to a previous position, interpretation, or application of such tax to the Services, Supplier shall cooperate with Company and so challenge such tax. Company shall reimburse Supplier for the reasonable legal fees and expenses Supplier incurs with respect to such challenge and Company may elect to control such challenge. Company shall be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by Company.

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Section 19.5 Benchmarks. Company shall have the right during the Term, [*] to benchmark the Charges and quality for the Services of one or more of the Sub-Towers, provided that benchmarking of Charges for each Sub-Tower cannot be undertaken more than [*] during the Term. The purpose of any benchmarking exercise is to verify that Company is receiving competitive market pricing and service level quality with respect to the management, delivery and receipt of the Services.

(A)	A benchmarking under this Section shall be conducted by an independent industry-recognized benchmarking service provider designated by Company and approved by Supplier (the “Benchmarker”). Supplier agrees that Gartner and Nautilus are acceptable as a Benchmarker as of the Effective Date. The Benchmarker shall be engaged by Company on a non-contingent fee basis. The fees and costs of the Benchmarker shall be paid by Company. The Parties shall cooperate with the Benchmarker, including, as appropriate, making available knowledgeable personnel and pertinent documents and records, subject to the Benchmarker’s execution of a confidentiality agreement with Company and Supplier (or separate confidentiality agreements if the Parties so agree) containing obligations of confidentiality approved by the Parties, which approval shall not be unreasonably withheld. All information provided to or obtained from the Benchmarker will be provided to both Parties. Supplier shall not be required to make available cost data or data with respect to Supplier’s other customers.

(B)	The Benchmarker shall perform the benchmarking in accordance with Benchmarker’s documented procedures which shall be provided to and subject to review by the Parties prior to the start of the benchmarking process. The Benchmarker shall compare the Charges [*] under this Agreement for the Services of the Sub-Tower being benchmarked to the costs [*] being incurred in a representative sample of IT operations for other entities (the “Benchmarked Representative Sample”). The Benchmarker shall select the Benchmarked Representative Sample from entities (1) identified and approved by the Benchmarker, and (2) identified by a Party and approved by the Benchmarker, which approval shall not be unreasonably withheld. The following conditions apply to the Benchmarked Representative Sample: (a) it shall include only entities that have outsourced similar services, (b) it may include entities that are outsourcing customers of Supplier, and [*] If the Benchmarker-proposed Benchmarked Representative Sample consists of [*], such selection shall be subject to the Parties’ approval, which shall not be unreasonably withheld. If the Benchmarker-proposed Benchmarked Representative Sample consists of [*].

(C)	The Benchmarker shall commence the benchmarking exercise within thirty (30) days of receipt of Company’s request and issue its initial report to the Parties within one-hundred-and-twenty (120) days of receipt of Company’s request. In conducting the benchmarking, the Benchmarker shall normalize the data used to perform the benchmarking to accommodate, as appropriate, differences in volume of services, scope of services, quality of services, including the service levels, financing or payment streams, and other pertinent factors. If the Benchmarked Representative Sample consists of [*]. Each Party shall be provided a reasonable opportunity (but no more than thirty (30) days) to review, comment on and request changes in the Benchmarker’s proposed findings. Within ten (10) days of receiving any comments from the Parties, the Benchmarker shall issue a final report of its findings and conclusions.

(D)	If in the Benchmarker’s final report the aggregate of the then-applicable Charges under this Agreement for a benchmarked Sub-Tower are [*], then no adjustments to Charges hereunder for such Sub-Tower shall be made as a result of the Benchmark. However, if in the final report of the Benchmarker, the aggregate of the then-applicable Charges under this Agreement for a benchmarked Sub-Tower are [*] the following shall apply:

(1)	If in the Benchmarker’s final report the aggregate of the then-applicable Charges under this Agreement for the benchmarked Sub-Tower are [*]

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

(2)	If in the Benchmarker’s final report the aggregate of the then-applicable Charges under this Agreement for the benchmarked Sub-Tower are [*]

(3)	[*] Supplier shall, within 30 days after issuance of the Benchmarker’s final report, [*] If Supplier does not [*], Company may [*]

(4)	For each benchmarked Sub-Tower, if (A) Supplier fails to [*] (B) fails to [*], or (C) Company does not [*], then Company may [*] Provided, however, that in the event of [*], Company shall [*] In the case of termination by Company of Services in accordance with this Section, the Charges payable under this Agreement for the continuing Services shall be equitably adjusted to reflect the services that are terminated.

(5)	Attachment 4-A to Exhibit 4 (Pricing) sets forth the Charges for each of the Sub-Towers for each year of the Term [*]. The Attachment 4-A to Exhibit 4 (Pricing) included as part of this Agreement at the commencement of each benchmarking exercise shall be referred to as “Exhibit 4-Pre-Benchmark Charges Schedule”. After a reduction in Charges pursuant to Section 19.5(D)(1) or Section 19.5(D)(2), such reduced Charges for the Sub-Tower shall remain in effect and apply, and such Sub-Tower shall not be subject to subsequent benchmarking, [*] The foregoing shall have no effect on adjustments to the Charges because of ARCs and RRCs.

ARTICLE 20

INVOICING

Section 20.1 Invoicing.

(A)	Supplier shall act in good faith in its issuance of invoices hereunder and invoice Company pursuant to the terms of this Agreement. Supplier shall invoice Company for Charges due and owing for the Monthly Base Charges and Transition Charges for each month at any time prior to the fifteenth (15th) day of such month. ARCs/RRCs and any other variable charges shall be invoiced in arrears at any time after the beginning of a month for Charges due and owing for the prior month.

(B)	Invoicing and payment will be by and between the Parties in the United States in U.S. dollars except where material services are performed by Supplier and used by Company in a country outside of the United States.

(C)	Supplier shall have the right upon notice to Company to render either a single consolidated invoice for each month’s Charges or an invoice for each Tower, in each case in the form specified by Company, including in electronic format. The approved form as of the Effective Date is attached to Exhibit 4 (Pricing). Each invoice shall (1) meet all requirements of Applicable Laws, including tax requirements, (2) contain all information necessary to enable Company to deduct input value added taxes when applicable, (3) include all tax information required by Section 19.4(E) (including any GST or VAT on-charged to Company), and (4) contain information specified by Company to satisfy Company’s internal accounting requirements. Supplier shall maintain appropriate documentation, measurement and reporting Systems as necessary to satisfy such Company internal accounting requirements.

(D)	All Out-of-Pocket Expenses shall be invoiced pursuant to the requirements for invoicing under this Agreement, accompanied by documentation in form and detail sufficient for Company to recognize such expenses for Company’s tax reporting purposes.

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

(E)	All amounts listed in an invoice shall specify the amounts actually incurred in the currency in which such amounts were incurred. Company may require additional information for any amounts stated on an invoice, including without limitation evidence that all parties furnishing labor or materials to Supplier in connection with the performance of Supplier’s obligations under this Agreement that are related to Pass-Through Expenses that have been paid. Supplier shall respond to Company’s reasonable request for additional information in connection with an invoice promptly, but in no event any later than two (2) business days after delivery of Company’s request, provided, however, if Supplier reasonably requires additional time to respond to Company’s request for information, Supplier may request Company to agree to an extension of the above deadline.

(F)	Company may request that Supplier submit at times other than those specified herein an invoice for portions of Charges that have not yet been invoiced but represent amounts payable for actual performance of Supplier’s obligations under this Agreement. When Company makes such a request, Supplier shall deliver to Company a complete invoice reflecting such portions of Charges, if any, believed by Supplier to be payable. Supplier shall deliver such invoice by the deadline identified in Company’s request therefore and, if no deadline is specified in Company’s request, then no later than thirty (30) days following the date of Company’s request.

(G)	To the extent a credit may be due Company pursuant to this Agreement, Supplier shall provide Company with an appropriate credit against amounts then due and owing; if no further payments are due to Supplier, Supplier shall pay such amounts to Company within thirty (30) days.

Section 20.2 Payment Due. Subject to the other provisions of this Article, invoices provided for under Section 20.1 and properly submitted to Company pursuant to this Agreement shall be due and payable by Company within [*] after receipt thereof. Any amount due under this Agreement for which a time for payment is not otherwise specified shall be due and payable within [*] after receipt of a proper invoice for such amount. All payments shall be made by electronic funds transfer.

Section 20.3 [*]. Subject to Company’s right to withhold amounts pursuant to Section 20.8, in the event that Company [*]

Section 20.4 Accounting. Supplier shall maintain complete and accurate records of and supporting documentation for the amounts billable to and payments made by Company under this Agreement in accordance with generally accepted accounting principles applied on a consistent basis. Supplier agrees to provide Company with documentation and other information with respect to each invoice as may be reasonably requested by Company to verify accuracy and compliance with the provisions of this Agreement.

Section 20.5 Proration. Periodic Charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month.

Section 20.6 Refundable Items.

(A)	Prepaid Amounts

Where Company has prepaid for a service or function for which Supplier is assuming financial responsibility under this Agreement, Supplier shall refund to Company, upon either Party identifying the prepayment, that portion of such prepaid expense that is attributable to periods on and after the Effective Date.

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

(B)	Refunds and Credits

If Supplier should receive a refund, credit or other rebate for goods or services previously paid for by Company, Supplier shall promptly notify Company of such refund, credit or rebate and shall promptly pay the full amount of such refund, credit or rebate, as the case may be, to Company.

Section 20.7 Deductions. With respect to any amount to be paid by Company under this Agreement, Company may deduct from such amount any amount that Supplier is obligated to pay Company under this Agreement.

Section 20.8 Disputed Charges.

(A)	Disputes Regarding Invoices

If Company disputes in good faith an amount stated in an invoice, Company shall notify Supplier in writing of the dispute promptly upon becoming aware of the dispute, but no later than the day before the due date, and the basis therefore. Upon receipt of such notification, Supplier shall submit a revised invoice stating only undisputed amounts. Upon receipt of a revised invoice stating only undisputed amounts, Company shall pay such invoice by the later of (i) the due date for the original invoice, or (ii) five (5) business days following receipt of the revised invoice. Upon resolution of disputed amounts, Supplier shall submit an invoice pursuant to this Article for the amounts that the Parties mutually agree are no longer in dispute. In the event Company in good faith disputes an invoice submitted by Supplier, Company may, at its option, withhold payment of the disputed amount and (1) Company shall continue to pay all undisputed amounts in accordance with the terms hereof, and (2) Supplier shall continue to perform its obligations under this Agreement. In the event of a dispute regarding any amount on any invoice, the Parties shall resolve the dispute pursuant to Article 28. Both Parties shall provide full supporting documentation concerning any disputed amount or invoice within thirty (30) days after written notification of the dispute. [*]. If the amount disputed by Company exceeds an aggregate amount at any point in time greater than [*], then Company shall [*].

(B)	Withholding Payment

Notwithstanding Section 20.8(A), if, through subsequently discovered evidence or subsequent observations, Company becomes aware that it could have withheld approval and payment (but did not) of an amount previously invoiced by Supplier and paid by Company, Company reserves the right, subject to Section 20.8, to deduct the applicable disputed amount from later invoices or request a credit from Supplier for the applicable amount. The provisions of this Section shall not lessen or diminish, but shall be in addition to, the right or duty of Company to withhold payments under the provisions of this Agreement and Laws respecting the withholding of sums due to Supplier.

(C)	Invoice Dispute Escalation

If the Parties are not able to resolve a dispute regarding Charges within thirty (30) days of Company’s notice of a disputed amount, the Parties shall attempt to resolve their dispute informally pursuant to Section 28.1 (Informal Dispute Resolution).

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

ARTICLE 21

PROTECTION OF COMPANY DATA

Section 21.1 Company Data.

(A)	Company Data shall be and remain, as between the Parties, the property of Company. Supplier shall not possess or assert any lien or other right against or to Company Data. No Company Data, or any part thereof, shall be sold, assigned, leased or otherwise disposed of or disclosed to third parties by Supplier or commercially exploited by or on behalf of Supplier.

(B)	Upon Company’s request, the termination or expiration of this Agreement for any reason (including termination for cause) or, with respect to any particular Company Data, on such earlier date that the same shall be no longer required by Supplier in order to render the Services, such Company Data (including copies thereof) shall be promptly returned to Company by Supplier in a form reasonably requested by Company or, if Company so elects, shall be destroyed by Supplier, all at no additional charge to Company.

(C)	Company Data shall not be utilized by Supplier for any purpose other than that of rendering the Services under this Agreement.

(D)	Supplier shall use commercially reasonable efforts to correct any errors occurring in any Company Data and restore any losses of any Company Data to the extent that such errors or losses result from Supplier’s failure to comply with the terms of this Agreement.

(E)	Regardless of whether Company approves the provision of certain Services from an Offshore Location, except as expressly provided in Exhibit 28 (Approved Supplier Subcontractors), in no event shall Supplier physically install Software owned or licensed by Company (or electronically install such Software, if the media is in electronic form) on any server or other Equipment located at an Offshore Location or store any Company Data on any server or other Equipment located at an Offshore Location.

Section 21.2 Protection of Company Data.

(A)	Supplier shall establish and maintain safeguards against the disclosure, destruction, loss or alteration of Company Data in the possession or control of Supplier that are no less rigorous than those maintained by Company as of the Effective Date. During the Term, Supplier shall make recommendations to Company on additional safeguards that may be implemented, including recommendations based on the safeguards maintained by Supplier for its own information of a similar nature. Company shall have the right to establish backup security for Company Data and to keep backup Company Data and Company Data files in its possession if it chooses.

(B)	Without limiting the generality of Section 21.2(A):

(1)	Supplier Personnel shall not attempt to access, or allow access to, any Company Data which they are not permitted to access under this Agreement. If such access is attained, Supplier shall immediately report such incident to Company, describe in detail the accessed Company Data and return to Company any copied or removed Company Data.

(2)

Supplier shall utilize commercially reasonable efforts, including through Systems security measures, to guard against the unauthorized access, disclosure, loss, alteration or destruction of Software and Company Data. Such measures shall include the installation of Software that: (a) requires all users to enter a user

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identification and password prior to gaining access to the information Systems; (b) controls and tracks the addition and deletion of Authorized Users; and (c) controls and tracks user access to areas and features of the information Systems.

(3)	Supplier shall at all times protect such Company Systems through procedures and Tools deemed satisfactory by Company. Such procedures and Tools in connection with remote access to Company Systems shall include:

(a)	a mechanism to determine and immediately report to Company possible security breaches;

(b)	controls to ensure the return or destruction, at Company’s direction, of information transmitted through Company Systems;

(c)	a process for maintaining the confidentiality, integrity and availability of information transmitted through Company Systems; and

(d)	methods for controlling access to Company Systems, which shall include (i) permitted access methods; (ii) an authorization process for users’ access and privileges; and (iii) maintenance of a list of authorized users.

(4)	Prior to Supplier remotely accessing Company Systems, in order for Company to determine its satisfaction with the procedures and Tools required by this Section, Supplier shall submit to Company:

(a)	a list of established connections that Supplier has with the electronic information systems of third parties from Supplier systems that will also be used to remotely access Company Systems in order for Company to evaluate security issues associated with such connection and Company Systems;

(b)	a copy of Supplier’s security policies applicable to electronic information systems; and

(c)	a copy of Supplier’s most recent external penetration test or network audit of its electronic information systems that will be used to remotely access Company Systems.

(5)	All Supplier interconnectivity to Company Systems and all attempts at such interconnectivity shall be only through Company’s security gateways and firewalls. Supplier shall not access, and shall not permit unauthorized persons or entities to access, Company Systems without Company’s express written authorization, and any such actual or attempted access shall be consistent with any such authorization.

(6)	Without limiting any rights and remedies set forth elsewhere in this Agreement, Company shall have the right to audit and monitor the procedures and Tools required pursuant to this Section to ensure Supplier’s compliance with such requirements. Company shall have the right to revoke or limit Supplier’s access to Company Systems at any time, including in the event Supplier is deemed by Company, in its sole discretion, to have failed to comply with the requirements of this Article.

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(C)	In the event of an attack or threatened or suspected intrusion or other breach of security against any Systems, Equipment and/or Software, Supplier shall, at its expense, and without limiting the Service Level obligations under this Agreement, take whatever steps are necessary to immediately protect such Systems, Equipment and/or Software and prevent any further breaches, including: (1) preventing further access to the Systems, Equipment and Software from the source of the attack, (2) immediately backing up the affected Systems, Equipment, Software and Company Data, (3) enhancing defensive systems to prevent any similar breaches in the future, (4) contacting the ISP where the threat or attack originated and relevant law enforcement authorities, (5) investigating the extent of the damage, if any, (6) producing an incident report detailing Supplier’s findings and providing such report to Company, (7) providing supplemental monitor traffic from the attack source until risk of further attacks is deemed to be eliminated, and (8) temporarily disabling affected components of the Services, if warranted by the circumstances and with prior approval of Company, provided that such Services are reinstated as soon as the risk of further breaches is deemed to have been eliminated or adequate additional security measures have been implemented. Supplier shall immediately contact Company upon discovering such an attack or threatened or suspected intrusion or breach of security and provide to Company all information reasonably requested, and the Parties shall mutually agree on appropriate measures to be taken with respect thereto.

Section 21.3 Privacy Requirements.

(A)	Privacy Laws and Regulations

(1)	Supplier expressly understands and acknowledges that Confidential Information of Company may include information that can be used to identify a specific individual and/or is subject to applicable privacy Laws (collectively, “Personally Identifiable Information”), and agrees to comply with all such Applicable Laws, including the Federal Gramm-Leach-Bliley Act and any state statutes adopted to comply therewith, the FTC regulations promulgated pursuant thereto (including 16 CFR § 313, 16 CFR § 314, 12 CFR § 332 and 12 CFR § 364), and any state regulations promulgated under state privacy statutes or in compliance with the Gramm-Leach-Bliley Act; the Health Insurance Portability and Accountability Act of 1996 (45 CFR parts 160 and 164) and regulations, including Laws and regulations related to medical records and patient privacy, confidentiality, and consumer protection; and the European Union’s Directive 95/46/EC on the Protection of Individuals with Regard to the Processing of Personal Data and on the Free Movement of Such Data and implementing legislation of EU Member States, and similar legislation of other countries, including Canada, Australia, New Zealand and Switzerland (collectively, the “Privacy Laws and Regulations”). Supplier acknowledges and agrees that, as part of the Personally Identifiable Information, it shall receive “non-public personal information” regarding Company’s customers, employees, vendors and other individuals, as that information is defined in Title V of the Federal Gramm-Leach-Bliley Act, “protected health information,” regarding Company’s employees and other agents, and their beneficiaries and other individuals, as that term is defined in 45 CFR § 164.501, and “personal data” and “sensitive personal data” regarding Company’s employees and other agents, as that term is defined under the European Union’s Directive 95/46/EC on the Protection of Individuals with Regard to the Processing of Personal Data and on the Free Movement of Such Data and implementing legislation of EU Member States, and similar legislation of other countries to which Services are provided under this Agreement.

(2)

Without limiting the generality of part (1) of this Section, in accordance with Supplier shall adhere to all current and future Applicable Laws pertaining to privacy or confidentiality of patient information, including without limitation, the

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Health Insurance Portability and Accountability Act of 1996 (45 CFR parts 160 and 164) (“HIPAA”), including Applicable Laws related to medical records and patient privacy, confidentiality, and consumer protection. Supplier shall not provide or otherwise disclose to Company any information that could be used to identify individual patients, including “protected health information” (“PHI”) as defined by HIPAA. Supplier shall properly screen and de-identify PHI in any and all documents, material, or other information prior to delivering or making them available to Company to ensure that Company does not receive PHI or individually identifiable health information.

(B)	Data Controller/Data Processor

Company, in its capacity as a data controller, hereby appoints Supplier as a data processor in each case where Supplier needs to process the Personally Identifiable Information.

(C)	Compliance with Data Protection Laws

Notwithstanding any other term of this Agreement, Company and Supplier shall each be responsible for complying with their respective obligations under the applicable Privacy Laws and Regulations with respect to the Personally Identifiable Information. Company remains solely responsible for determining the purposes of Supplier’s processing of Personally Identifiable Information under this Agreement, and Supplier confirms that it shall act only on Company’s instructions in relation to its processing of any Personally Identifiable Information; provided, however, that nothing in this Agreement shall prevent Supplier or Company from doing what it reasonably considers necessary to comply with all applicable Privacy Laws and Regulations. Supplier shall not subcontract its processing of Personally Identifiable Information without Company’s prior approval. Where any subcontract is entered into by Supplier, Supplier shall ensure that it is in accordance with all applicable Privacy Laws and Regulations.

(D)	Transborder Data Flows

Supplier shall not transfer any Personally Identifiable Information originating in the European Economic Area to outside the European Economic Area unless Supplier obtains Company’s prior consent and Supplier implements such arrangements as are necessary to ensure that such transfers of Personally Identifiable Information are made in accordance with all Privacy Laws and Regulations and as may be requested by Company.

(E)	Information

If under Applicable Laws, Company is required to provide information to an individual regarding Personally Identifiable Information, Supplier shall reasonably cooperate with Company in providing such information. Upon Company’s reasonable written request, Supplier shall provide Company with such information that it has regarding Personally Identifiable Information and the processing of such data that is necessary to enable Company to comply with its obligations under this Section and all applicable Privacy Laws and Regulations.

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(F)	Supplier Obligations

Supplier understands and acknowledges the following:

(1)	Without exception, Supplier shall not use any Personally Identifiable Information it receives for purposes other than carrying out the Services and shall not disclose any Personally Identifiable Information to any Third Party (including any Affiliates of Supplier) without Company’s prior written consent and subject to all applicable Privacy Laws and Regulations.

(2)	Supplier shall implement and maintain technical, physical and administrative safeguards for the Personally Identifiable Information it receives consistent with the Company’s requirements as they relate to all applicable Privacy Laws and Regulations, including as set forth at 45 CFR § 164.500 et seq., in order to: (a) ensure the security and confidentiality of the Personally Identifiable Information; (b) protect against anticipated threats or hazards to the security or integrity of such information; and (c) protect against unauthorized access to or use of such information.

(3)	In the event Supplier breaches any Applicable Laws governing Personally Identifiable Information, Supplier shall: (a) give Company prompt notice of such a violation, including all notices required by Law; and (b) take all remedial or other actions required by Law and as reasonably requested by Company, including notifying all affected individuals and entities.

ARTICLE 22

PROTECTION OF CONFIDENTIAL INFORMATION

Section 22.1 Confidentiality. Each Party shall maintain in confidence all Confidential Information of the other Party, and shall not disclose such Confidential Information to any Third Party except to those of its Personnel as are necessary in connection with such Party’s activities as contemplated by this Agreement. In maintaining the confidentiality of Confidential Information, each Party shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. Supplier shall ensure that each of the Supplier Personnel holds in confidence and makes no use of the Confidential Information of Company for any purpose other than those permitted under this Agreement or otherwise required by law. Supplier shall clearly and completely convey the requirements of this Article 22 to all Supplier Personnel to ensure such requirements are understood and followed. If requested by Company, Supplier shall secure written commitments from Supplier’s Personnel to comply with the confidentiality requirements of this Agreement.

Section 22.2 Obligations.

(A)	As requested by the other Party during the Term and upon expiration or any termination of this Agreement and completion of Supplier’s obligations under this Agreement, each party shall return or destroy, as the other Party may direct, all material in any medium that contains, refers to, or relates to Confidential Information of such Party, and retain no copies.

(B)	In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party promptly shall (1) notify the furnishing Party upon becoming aware thereof; (2) take such actions as may be necessary or reasonably requested by the furnishing Party to minimize the violation; and (3) cooperate in all reasonable respects with the furnishing Party to minimize the violation and any damage resulting therefrom.

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(C)	The Parties’ obligations respecting Confidential Information shall survive any expiration or termination of this Agreement [*].

Section 22.3 Exclusions. Section 22.2 shall not apply to any particular information that Supplier or Company can demonstrate: (A) was, at the time of disclosure to it, in the public domain; (B) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (C) was in the possession of the receiving Party without any obligation of confidentiality at the time of disclosure to it; (D) was received after disclosure to it from a Third Party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or (E) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party. The foregoing exclusions shall in no event apply to Personally Identifiable Information or PHI, which shall always be deemed to be Confidential Information of Company. In addition, a Party shall not be considered to have breached its obligations by disclosing Confidential Information of the other Party as required to satisfy any legal requirement of a competent government body to the minimum extent necessary as advised by counsel; provided that, immediately upon receiving any such request and to the extent that it may legally do so, such Party promptly advises the other Party of the request and prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

Section 22.4 Disclosure of Confidential Information Based on Governmental Request. In the event that Supplier receives a request from a Third Party, pursuant to a valid subpoena, legally valid governmental authority request, or other valid legal request, that requires it to disclose Company’s Confidential Information, Supplier shall (i) give Company prompt (but in no event later than twenty-four (24) hours after receipt of the request) prior written notice of the requested disclosure which notice shall include a copy of such subpoena or request, (ii) use reasonable efforts to resist disclosing the Confidential Information, (iii) cooperate with Company on request to obtain a protective order or otherwise limit the disclosure of the Confidential Information, (iv) consent to an injunction or protective order and not oppose Company’s request to intervene, and (v) prior to such disclosure, provide a letter from its counsel confirming that the Confidential Information is, in fact, required to be disclosed. A disclosure of Confidential Information in accordance with this Section 22.4 shall not be deemed a breach of the confidentiality obligations hereunder.

Section 22.5 No Implied Rights. Subject to the provisions of Article 14, each Party’s Confidential Information shall remain the property of that Party. Nothing contained in this Section shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party, and any such obligation or grant shall only be as provided by other provisions of this Agreement.

Section 22.6 Unauthorized Disclosure. Each Party acknowledges and confirms that the Confidential Information of the other Party constitutes proprietary information or trade secrets valuable to the other Party, and that the unauthorized use, loss or outside disclosure of such Confidential Information shall be presumed to cause irreparable injury to the other Party. Each Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information of the other Party and that the other Party may be entitled, without waiving other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction. If a court of competent jurisdiction should find that a Party’s acts or omissions have, or could, lead to an unauthorized use, loss or outside disclosure of the other Party’s Confidential Information, then each Party agrees that, without any additional findings of irreparable injury or other conditions precedent to injunctive relief, it shall not oppose the entry of an order restraining it from any further acts or omissions which have or could have lead to an unauthorized use, loss or outside disclosure of the other Party’s Confidential Information.

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ARTICLE 23

REPRESENTATIONS AND WARRANTIES

Section 23.1 Work Standards. Supplier represents, warrants and covenants that the Services shall be rendered with promptness and diligence and shall be executed in a workmanlike manner, in accordance with the practices and high professional standards used in well-managed operations performing services similar to the Services. Supplier represents, warrants and covenants that it shall use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform the Services.

Section 23.2 Maintenance. Supplier represents, warrants and covenants that it shall maintain the Systems, Supplier Equipment and Supplier Software so that they operate in accordance with their specifications, including (A) maintaining Supplier Equipment in good operating condition, subject to normal wear and tear; (B) undertaking repairs and preventive maintenance on Supplier Equipment in accordance with the applicable Equipment manufacturer’s recommendations; and (C) performing Software maintenance in accordance with the applicable Software provider’s documentation and recommendations.

Section 23.3 Efficiency and Cost Effectiveness. Supplier represents, warrants and covenants that it shall use commercially reasonable efforts to use efficiently the resources or services necessary to provide the Services. Supplier represents and warrants that it shall use commercially reasonable efforts to perform the Services in the most cost-effective manner consistent with the required level of quality and performance.

Section 23.4 Technology and Equipment.

(A)	Supplier represents, warrants and covenants that it shall provide the Services using proven, current technology, Equipment and Software that shall enable Company to take advantage of technological advancements in their industry, subject to the Change Control Procedure, and support Company’s efforts to maintain competitiveness in the markets in which it competes.

(B)	Supplier represents, warrants and covenants that (1) all Equipment provided by Supplier pursuant to Supplier’s technology refresh obligations under this Agreement shall be new, not refurbished or reconditioned, except to the extent agreed to by Company in writing and (2) Supplier is either the owner of, or authorized to use, the Equipment provided by Supplier pursuant to this Agreement.

(C)	Supplier shall ensure that if Company is to, or it is foreseeable under this Agreement that Company will, hold title or a license to any of the Equipment or Software, either during or after the Term, Supplier shall (i) obtain warranties for such Equipment and Software corresponding to the Refresh lifecycle applicable to such Equipment or Software as set forth in this Agreement, or if such Equipment or Software is not covered under the Refresh lifecycle then it shall obtain such warranties as are commercially reasonable, and (ii) ensure that such warranties may be passed through or assigned to Company upon the granting or transfer of title or license to Company. Supplier warrants that it shall perform its obligations in such manner so as to preserve any such third-party warranties. Supplier shall use its commercially reasonable efforts to assist Company in enforcing such third-party warranties. If this Agreement obligates Supplier to obtain the warranties and Supplier fails to do so without the written agreement of Company, then, without additional cost to Company and without waiving any other rights or remedies available to Company, Supplier shall either perform, or cause another to perform, the warranty obligations that Supplier should have obtained or secure a warranty to cover such all for the benefit of Company.

Section 23.5 Non-Infringement. Each Party represents, warrants and covenants that it shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of any Third Party.

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Section 23.6 Software Ownership or Use. Supplier represents and warrants that it is either the owner of, or authorized to Use, the Supplier Software.

Section 23.7 Authorization and Other Contracts. Each Party represents and warrants to the other that:

(A)	It has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement;

(B)	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party; and

(C)	The execution, delivery and performance of this Agreement and the consummation of this Agreement shall not constitute a material default under any material contract by which it or any of its material assets is bound; or an event that would, with notice or lapse of time, or both, constitute such a default.

Section 23.8 Inducements. Supplier represents and warrants to Company that neither Supplier nor any employee, agent or representative of Supplier has knowingly violated any Applicable Laws or any Company Policies regarding the offering of unlawful inducements in connection with this Agreement.

Section 23.9 Ethics and Conflict of Interest. In its performance of its obligations under this Agreement, Supplier shall adhere to business practices that meet and are in the spirit of Applicable Laws and ethical principles, including the following:

(A)	All transactions undertaken in connection with Supplier’s obligations under this Agreement shall be accurately reflected in Supplier’s records;

(B)	Supplier shall perform its obligations under this Agreement and conduct itself with respect to Supplier Personnel and third parties so as to avoid loss or embarrassment to Company, including loss or embarrassment due to any real or apparent conflict of interest; and

(C)	Supplier shall not enter into any other agreement, whether written or oral, that would conflict with the performance of Supplier’s obligations under this Agreement.

Section 23.10 No Debarment. Supplier represents and warrants that neither Supplier nor any Supplier Personnel rendering Services is presently: (A) the subject of a debarment action or is debarred pursuant to the Generic Drug Enforcement Act of 1992, (B) the subject of a disqualification proceeding or is disqualified as a clinical investigator pursuant to 21 CFR §312.70, (C) the subject of an exclusion proceeding or excluded from participation in any federal health care program under 42 CFR Part 1001 et seq., or (D) listed on the United States Department of Health & Human Services, Office of Research Integrity’s Administrative Actions Listing. Supplier shall notify Company immediately upon any inquiry concerning, or the commencement of any such proceeding concerning, Supplier or any Supplier Personnel.

Section 23.11 Viruses. Supplier represents, warrants and covenants that it shall use commercially reasonable efforts so that no Viruses are coded or introduced into the Systems or Software Deliverables. Supplier agrees that, in the event a Virus is found to have been introduced into the Systems or Software Deliverables, Supplier shall use commercially reasonable efforts at no additional charge to assist Company in reducing the effects of the Virus and, if the Virus causes a loss of operational efficiency or loss of data, to assist Company to the same extent to mitigate and restore such losses.

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Section 23.12 Disabling Code. Supplier represents, warrants and covenants that, without the prior written consent of Company, Supplier shall not knowingly insert into the Systems or Software Deliverables any code that would have the effect of disabling or otherwise shutting down all or any portion of Systems, Software Deliverables or the Services, other than code that is inserted into commercially available products to ensure that the purchaser or licensee uses the product in accordance with the applicable license. Supplier further represents and warrants that, with respect to any disabling code that may be part of the Systems or Software Deliverables, Supplier shall not knowingly invoke such disabling code at any time resulting in a material impact on the business of Company, including upon expiration or termination of this Agreement for any reason, without Company’s prior written consent.

Section 23.13 Deliverables. Supplier represents, warrants and covenants that, for a period of one (1) year after (i) in the case of Transition or Transformation Deliverables used by Supplier to perform the Services, the expiration or termination of this Agreement, whichever is earlier, or (ii) in the case of all other Deliverables, final acceptance of such Deliverable by Company, each such Deliverable (1) shall conform to the Acceptance Criteria for such Deliverable and shall not deviate from the specifications and requirements for such Deliverable agreed upon by the Parties, including as set forth or referred to in Exhibit 2 (Statement of Work), and (2) shall comply with cGMP, as applicable. Supplier further represents, warrants and covenants that the use of each Deliverable by Company shall not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of any Third Party provided, however, this representation, warranty and covenant shall not apply to the extent the infringement results from (a) a modification of or to, or the misuse of, such Supplier Provided Items other than according to or in compliance with the specifications or designs of the applicable Deliverable, or (b) the combination, operation or use of such Supplier Provided Items with Software or Equipment not furnished or approved by Supplier or not contemplated by the specifications of documentation for such Supplier Provided Items.

Section 23.14 Compliance with Laws and Regulations.

(A)	Supplier represents, warrants and covenants that (1) it has a high level of expertise and significant experience in providing services of the kind contemplated by this Agreement, and (2) it is familiar with Applicable Laws, including, but not limited to, HIPAA, [*] and the regulations promulgated pursuant thereto, and current good clinical practices and current good laboratory practices (each as defined under Applicable Laws).

(B)	Supplier represents, warrants and covenants that (1) it is as of the Effective Date and will at all times be fully and properly licensed, qualified, experienced, equipped, organized and financed to perform its obligations under this Agreement, (2) it is as of the Effective Date and will at all times be in compliance with all Applicable Laws, and (3) all Services and Deliverables provided under this Agreement will be in material compliance with all Applicable Laws.

(C)	To the extent Supplier creates, uses or modifies Software or Systems, Supplier represents, warrants and covenants that all such Software and Systems (1) shall be maintained in accordance with this Agreement and (2) shall comply with, through electronic and/or manual (e.g., paper copies, personnel access controls), the standards contained in this Agreement that are related to all applicable U.S. and international regulations governing software or information systems relating to the conduct of clinical trials, including, but not limited to, Title 21 of the United States Code of Federal Regulations Part 11 (electronic document and data management).

Section 23.15 Solvency. Supplier represents and warrants that Supplier is financially solvent, able to pay its debts as they mature, and possesses sufficient working capital to complete its obligations hereunder.

Section 23.16 Disability Claims. Company represents that as of the date of their hiring by Supplier, none of the Transitioned Employees are receiving or are due to receive payments under any disability or

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permanent health or any similar insurance scheme and to Company’s knowledge there are no claims pending or threatened which may give rise to such a claim by any of the Transitioned Employees against Company in respect of any accident, injury, disability or ill-health.

Section 23.17 Disclaimer. OTHER THAN AS PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES MADE BY EITHER PARTY, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 24

INSURANCE

Supplier shall during the Term have and maintain in force at least the insurance coverage set forth in Exhibit 25 (Insurance Requirements), in accordance with the terms and conditions set forth in such Exhibit.

ARTICLE 25

INDEMNITIES

Section 25.1 Supplier Indemnification. Supplier shall defend, indemnify and hold harmless Company, its Affiliates, and their respective officers, directors and Personnel (the “Company Indemnified Parties”) from and against any and all (i) damages, liabilities, losses, costs, fees, penalties, and fines awarded to a Third Party by a court, in arbitration, by any judicial, regulatory or governmental authority or agreed to in a settlement approved by Supplier, and (ii) expenses (including without limitation reasonable attorneys’ fees and expenses (both in-house and outside attorneys), and costs of investigation, litigation, settlement, and judgment associated therewith ((i) and (ii) collectively, “Losses”) in connection with Third Party suits, actions, legal or administrative proceedings, claims, liens or demands (“Third Party Claims”) arising out of or related to:

(A)	Breach of Supplier’s representations, warranties and covenants [*] of this Agreement;

(B)	Supplier’s misappropriation of Confidential Information of Company;

(C)	any breach of Supplier’s obligations under this Agreement that results in a [*]; provided, however, that (i) [*];

(D)	Any and all acts or omissions of Supplier or its Personnel resulting in any death, bodily injury or damage to real or tangible personal property in connection with the Services [*];

(E)	Any and all breaches by Supplier of its obligations to its Subcontractors providing the Services;

(F)	Any and all breaches by Supplier of Supplier Laws provided that [*];

(G)	Any and all breaches by Supplier of its obligations under [*];

(H)	Relating to Supplier’s failure to observe or perform any duties or obligations to be observed or performed on or after the Effective Date by Supplier under any contracts, including Software licenses, Equipment leases, Assigned Contracts and Managed Contracts, in each case, that are assigned to Supplier or for which Supplier has assumed financial, administrative or operational responsibility;

(I)

Claims that the performance or use of the Services, or that the Deliverables, Supplier Software, Supplier Equipment, any other enhancements or modifications to any Company Software or other works prepared or provided by Supplier or any other resources or items provided to Company by Supplier (collectively, “Supplier Provided

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Items”) infringe the patent, copyright, trademark, service mark, trade name or other similar proprietary rights of such Third Party, [*]. Further, Supplier and its subsidiaries shall not be liable to Company or indemnify Company for any claims of patent infringement, including contributory infringement or inducement to infringe, of any patents owned or licensable now or hereafter by Ronald A. Katz or Ronald A. Katz Technology Licensing, L.P. or by his or its successors or assigns, but only if and to the extent any such claim of infringement is based on the fact that the Services are not being provided from facilities owned or leased by Supplier or that Supplier is not providing substantially all automated call processing and updating all databases associated with the Services;

(J)	Any claims for Supplier’s tax liabilities arising out of provision of Services, as set forth in Section 19.4;

(K)	Any claim by [*] against any Company Indemnified Party alleging [*] Notwithstanding any other language in this Article 25, Supplier shall defend, indemnify and hold any Company Indemnified Parties harmless with respect to all [*];

(L)	Any claim or action by, on behalf of, or related to, Affected Personnel arising on or after the Effective Date, including claims relating to employment or engagement, termination of employment or engagement, occupational health and safety, worker’s compensation, ERISA or arising under other Applicable Laws, and any representations, oral or written, made by Supplier to Company’s employees [*];

(M)	Any claims relating to any Transitioned Personnel arising before, on or after the Effective Date arising from the acts or omissions of Supplier, or one of its Affiliates or in connection with a failure by Supplier to comply with ARD Laws or other Laws [*];

(N)	Any claim by or on behalf of any Personnel of Supplier engaged in the provision of Services by Supplier or any Supplier Personnel relating to the employment by Supplier or a claim of co-employment by Company [*];

(O)	Failure by Supplier to [*].

Section 25.2 Company Indemnification. Company shall defend, indemnify and hold harmless Supplier, its Affiliates, and their respective officers, directors and Personnel (the “Supplier Indemnified Parties”) from and against any and all Losses in connection with Third Party Claims arising out of or related to:

(A)	Breach of Company’s representations, warranties and covenants set forth in Article 23;

(B)	The acts or omissions of Company or its Personnel resulting in any death, bodily injury or damage to real or tangible personal property in connection with this Agreement [*];

(C)	Claims that the use of the Company Provided Materials in connection with the Services infringes the Intellectual Property or other proprietary rights of such Third Party, except as may have been caused by (i) a modification or misuse of such Company Software other than according to or in compliance with the specifications or designs thereof, or (ii) the combination, operation or use of such Company Software with Software or Equipment not furnished or approved by Company or not contemplated by the documentation for or expected use of such Company Software;

(D)	Any claim or action by, or on behalf of, or related to the Transitioned Personnel arising from the acts or omissions of the Company, or one of its Affiliates, prior to the Effective Date, including claims relating to employment or engagement, occupational health and safety, worker’s compensation, ERISA or arising under other Applicable Laws[*];

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(E)	Any claim or action relating to Company’s failure to observe or perform any duties or obligations to be observed or performed prior to the Effective Date by Company under any of the contracts, including Software licenses, Equipment leases, Assigned Contracts and Managed Contracts;

(F)	Any claim or action commenced against Supplier by a Company Service Recipient that directly and solely arises out of the Services under this Agreement, provided, however, that (i) Company shall not be obligated to defend, indemnify or hold harmless Supplier under this Section 25.1(F) if such Company Services Recipient has a direct contractual relationship with Supplier or one of its Affiliates for the provision of the Services that are the subject of the Losses, and (ii) indemnification hereunder shall not limit any rights Company may have against Supplier based on the events giving rise to the claim by Company Service Recipient; and

(G)	Any claim or action by an Affected Employee or Affected Contractor arising before, on or after the Effective Date to the extent arising out of or in connection with a failure by a Company Indemnified Party to comply with ARD Law.

Section 25.3 Infringement. If any Supplier Provided Item becomes, or in Supplier’s reasonable opinion is likely to become, the subject of an infringement, including misappropriation, claim or proceeding, Supplier shall, in addition to indemnifying Company as provided in this Article and to the other rights Company may have under this Agreement, (A) promptly at Supplier’s expense secure the right to continue using the Supplier Provided Item, or (B) if this cannot be accomplished with commercially reasonable efforts, then at Supplier’s expense, replace or modify the Supplier Provided Item to make it non-infringing, provided that any such replacement or modification shall not degrade the performance or quality of the Supplier Provided Item or any affected component of the Services, or (C) if neither of the foregoing can be accomplished by Supplier with commercially reasonable efforts, and only in such event, then remove the Supplier Provided Item from the Services, in which case the Charges shall be equitably adjusted to reflect such removal.

Section 25.4 Indemnification Procedures. With respect to third-party claims for which a Party is seeking indemnification hereunder, the following procedures shall apply:

(A)	Promptly after receipt by any entity entitled to indemnification under Section 25.1 and Section 25.2 of notice of the assertion or the commencement of any action, proceeding or other claim by a Third Party in respect of which the indemnitee shall seek indemnification pursuant to any such Section, the indemnitee shall notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate actual damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor acknowledges its indemnification obligation and elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

(B)

If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that (1) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (2) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph, the indemnitor shall not be liable to the indemnitee for any legal or other expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor shall not be required to

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indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor. The indemnitee and the indemnitor shall [*].

(C)	If the indemnitor does not deliver a Notice of Election relating to a claim, or otherwise fails to acknowledge its indemnification obligation or to assume the defense of a claim, within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor, including payment of any judgment or award and the costs of settlement or compromise of the claim. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses, including payment of any judgment or award and the costs of settlement or compromise of the claim.

(D)	[*].

Section 25.5 Subrogation. In the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to this Article, the indemnitor shall, upon fulfillment of its obligations with respect to indemnification, including payment in full of all amounts due pursuant to its indemnification obligations, be subrogated to the rights of the indemnitee with respect to the claims to which such indemnification relates.

ARTICLE 26

LIABILITY

Section 26.1 General Intent. Subject to the specific provisions of this Article, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement.

Section 26.2 Liability Restrictions.

(A)	SUBJECT TO SECTION 26.2(D) AND SECTION 26.2(E), IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

(B)	Subject to Section 26.2(C), each Party’s total liability to the other for Direct Damages, whether in contract or in tort (including breach of warranty, negligence and strict liability in tort) shall be limited in the aggregate for all claims and causes of action to an amount equal to the total Charges payable to Supplier pursuant to this Agreement for proper performance of the Services for the [*] prior to the month in which the most recent event giving rise to liability occurred; provided that if such event giving rise to liability occurs during the first [*] after the Effective Date, liability shall be the limited to an amount equal to the greater of (i) the total Charges that would be payable to Supplier pursuant to this Agreement for proper performance for the Services during such [*] period, and (ii) the total Charges payable to Supplier pursuant to this Agreement for proper performance of the Services since the Effective Date. The following do not count against and do not reduce the amounts available under the foregoing limitations: (i) Service Level Credits; (ii) payments of taxes; and (iii) [*].

(C)	The limitations set forth in Section 26.2(B) shall not apply with respect to:

(1)	Company’s payment obligations under this Agreement;

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(2)	the failure of Supplier to issue credits or otherwise make payments due to Company under this Agreement;

(3)	claims based on the acts or omissions of Company or its Personnel resulting in any death, bodily injury or damage to real or tangible personal property to the extent arising out of or related to Company’s or its Personnel’s breach of this Agreement, negligence, or willful misconduct;

(4)	claims based on the acts or omissions of Supplier resulting in any death, bodily injury or damage to real or tangible personal property to the extent arising out of or related to Supplier’s breach of this Agreement, negligence, or willful misconduct;

(5)	misappropriation by Supplier of Company’s Confidential Information;

(6)	misappropriation by Company of Supplier’s Confidential Information;

(7)	breach of Supplier’s obligations under this Agreement that results in a [*];

(8)	damages occasioned by the [*] of a Party;

(9)	damages occasioned by the [*] of a Party, for which each Party’s total liability to the other for Direct Damages shall be limited in the aggregate to an amount equal to the total Charges payable to Supplier pursuant to this Agreement for proper performance of the Services for the [*] prior to the month in which the most recent event giving rise to liability occurred; provided that if such event giving rise to liability occurs during the first [*] after the Effective Date, liability shall be the limited to an amount equal to the greater of (i) the total Charges that would be payable to Supplier pursuant to this Agreement for proper performance for the Services during [*] period, and (ii) the total Charges payable to Supplier pursuant to this Agreement for proper performance of the Services [*];

(10)	for clarity, Losses that are the subject of indemnification hereunder; and

(11)	[*].

(D)	The limitations set forth in Section 26.2(A) shall not apply with respect to:

(1)	Company’s payment obligations under this Agreement;

(2)	the failure of Supplier to issue credits or otherwise make payments due to Company under this Agreement;

(3)	misappropriation by Supplier of Company’s Confidential Information;

(4)	misappropriation by Company of Supplier’s Confidential Information; and

(5)	Losses that are the subject of indemnification hereunder, subject to any limitations contained therein and in Section 26.2(E)(3) and Section 26.2(E)(4).

(E)	The limitations set forth in Section 26.2(A) shall not apply with respect to the following, provided that Supplier’s and, as the case may be, Company’s liability for indirect, consequential, exemplary, punitive or special damages for the items listed in this Section 26.2(E) shall not exceed the following amounts:

(1)	[*], for breach of Supplier’s obligations under this Agreement that results in [*] a total liability limited in the aggregate to an amount equal to [*]; provided, however, to the extent that [*];

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(2)	provided that Company has met its payment obligations under this Agreement, for damages occasioned by [*], in each case, that [*], Supplier’s total liability shall be limited in the aggregate to an amount equal to [*];

(3)	for damages occasioned by the [*], (i) a total liability limited in the aggregate to an amount equal to [*]; (ii) except, [*]; and

(4)	for damages occasioned by the [*], (i) a total liability limited in the aggregate to an amount equal to [*]; (ii) except, [*].

(F)	Each Party shall have a duty to mitigate damages for which the other Party is responsible.

(G)	Recovery of amounts under Section 26.2(C)(9) (Direct Damages occasioned by [*]) and amounts under Section 26.2(E)(3) (indirect or consequential, exemplary, punitive or special damages occasioned by [*]) that are in excess of [*], the Direct Damages liability cap in Section 26.2(B).

ARTICLE 27

CONTINUED PROVISION OF SERVICES

Section 27.1 Force Majeure.

(A)	No Party shall be liable for any default or delay in the performance of its obligations under this Agreement (1) if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, or any other cause beyond the reasonable control of such Party, (2) provided the non-performing Party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and could not reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means (including with respect to Supplier by Supplier meeting its obligations for performing disaster recovery services as described in this Agreement) (a “Force Majeure Event”). In the event of the occurrence of an event covered by the DRP, the terms of the DRP shall prevail, and this Section 27.1 shall be of no effect as to the performance of Services covered by the DRP.

(B)	In the case of a Force Majeure Event, the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within two (2) days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

(C)	If any event under Section 27.1(A) substantially prevents, hinders or delays performance of (1) the Services necessary for the performance of functions reasonably identified by Company as critical for the lesser of (i) the applicable RTO set forth in the DRP or (ii) seventy two (72) consecutive hours, or (2) any other Services for more than the lesser of the applicable RTO or ten (10) consecutive days, then at Company’s option:

(1)	Company may procure such Services from an alternate source, and Supplier shall be liable for payment of the reasonable fees for such Services from the alternate source for the lesser of (i) so long as the delay in performance shall continue, or (ii) one hundred eighty (180) days;

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(2)	Company may, thirty (30) calendar days after [*]; or

(3)	Company may, thirty (30) calendar days after [*].

(D)	Supplier shall not have the right to any additional payments from Company for costs or expenses incurred by Supplier as a result of any Force Majeure Event.

Section 27.2 Disaster Recovery.

(A)	Disaster Recovery Plan. Supplier shall, in accordance with the schedule set forth in the Transition Plan:

(1)	develop, submit to Company for Company’s review, and implement a disaster recovery plan (“DRP”) Accepted by Company, which DRP shall contain recovery time objectives (“RTOs”) after the occurrence of any disaster during which the Services shall be fully restored in accordance with the Service Levels which RTOs shall be in accordance with the Service Levels and other requirements set forth in this Agreement, consistent with industry best practices for Company’s industry and the Services, and no longer in duration or less protective of Company than those established by Company as of the Effective Date;

(2)	update and test (with Company’s cooperation, at Company’s option, allow Company to participate in such updates and tests) every six (6) months the operability of the DRP to ensure that the DRP is fully operational;

(3)	certify to Company at least once during every six (6) month period during the Term and the Termination/Expiration Assistance Period that the DRP is fully operational; and

(4)	implement the DRP upon the occurrence of a disaster.

Prior to implementation of the DRP, Supplier shall implement Company’s existing DRP.

(B)	Disaster Recovery Testing. Supplier shall cooperate with Company in joint disaster recovery planning and testing activities, subject to the Parties’ respective safety and security policies and procedures. Supplier shall provide to Company a copy of the results of all disaster recovery tests conducted by or for Supplier to the extent relevant to the Services.

(C)	Disaster Occurrence. In the event of a disaster covered by the DRP, Supplier shall reinstate the Services within the applicable RTOs. In the event the applicable Services are not reinstated within the applicable RTOs or the Services are not returned to their state of delivery prior to the subject disaster within the time specified in the DRP, then at its option:

(1)	Unless Supplier has notified Company that Supplier has already done so, Company may procure the affected Services from an alternate source, and Supplier shall be liable for payment of the reasonable fees for such Services from the alternate source until the Services are restored;

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

(2)	Company may, after [*]; or

(3)	Company may, after [*].

Supplier shall not have the right to any additional payments from Company for costs or expenses incurred by Supplier as a result of a disaster covered by the DRP, and Supplier shall be liable for the actual Direct Damages of Company resulting from the failure of Supplier to meet the requirements of the DRP, including, but not limited to (i) engaging an alternate source of Services, and (ii) transitioning the Services to a new service provider or insourcing the Services.

(D)	In the event of a disaster in which Supplier is required under this Agreement, including but not limited to the DRP, to implement an interim workaround to restore the Services to the Service Levels, Supplier shall implement the interim workaround to the extent it satisfies the requirements set forth in the DRP and shall eliminate the interim workaround and return the Services to their state of delivery prior to the subject disaster within (i) the applicable RTO for such restoration, if any, or (ii) if no such RTO exists, within thirty (30) days of restoration of the Services to within the Service Levels.

ARTICLE 28

DISPUTE RESOLUTION

Any dispute between the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by Supplier or Company, shall be resolved as provided in this Article.

Section 28.1 Informal Dispute Resolution. Subject to Section 28.4, the Parties initially shall attempt to resolve their dispute informally, in accordance with the following:

(A)	Upon the written request by a Party (“Dispute Notice”), each Party shall appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it shall be to meet for the purpose of endeavoring to resolve such dispute.

(B)	The designated representatives shall meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.

(C)	The specific format for the discussions shall be left to the discretion of the designated representatives.

Section 28.2 Litigation. Litigation of a dispute may be commenced by either Party upon the earliest to occur of any of the following:

(A)	the designated representatives conclude in good faith that amicable resolution through continued negotiation of the matter does not appear likely;

(B)	thirty-five (35) days have elapsed from the date of the Dispute Notice (this period shall be deemed to run notwithstanding any claim that the process described in this Section was not followed or completed); or

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

(C)	commencement of litigation is appropriate to avoid the expiration of an applicable limitations period or to preserve a superior position with respect to other creditors, or a Party makes a good faith determination, including as provided in Section 28.4 with respect to Company, that a breach of this Agreement by the other Party is such that a temporary restraining order or other injunctive relief is necessary.

Section 28.3 Governing Law, Jurisdiction and Venue. This Agreement and performance under it shall be governed by and construed in accordance with the Laws of the State of California without regard to its choice of law principles. For all actions that may arise with respect to this Agreement, the Parties irrevocably and unconditionally submit (A) to the non-exclusive jurisdiction and venue (and waive any claim of forum non conveniens) of the United States District Court for the Central District of California or (B) if such court does not have jurisdiction, to the Superior Court of the State of California, Ventura County. The Parties further consent to the jurisdiction of any court located within a district which encompasses assets of a Party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such Party. NOTWITHSTANDING THE FOREGOING AND ONLY WITH RESPECT TO [*].

Section 28.4 Specific Performance. In the event a court determines that Supplier has or is reasonably likely to have (i) [*], or (ii) breached Supplier’s obligations to [*].

Section 28.5 Continued Performance. Subject to Company continuing to comply with its obligations under Article 19 and Article 20 (including Section 20.8), each Party agrees to continue performing its obligations under this Agreement while a dispute is being resolved except to the extent the issue in dispute precludes performance (dispute over payment shall not be deemed to preclude performance) and without limiting either Party’s right to terminate this Agreement as provided in Article 29.

ARTICLE 29

TERMINATION

Section 29.1 Termination for Cause.

(A)	In the event that Supplier:

(1)	commits a material breach of this Agreement, which breach is capable of being cured within thirty (30) days after notice of breach from Company to Supplier, but is not cured in such 30-day period;

(2)	commits a material breach of this Agreement that is not capable of being cured within thirty (30) days but is capable of being cured within sixty (60) days and fails to (a) proceed promptly and diligently to correct the breach, (b) develop within thirty (30) days following written notice of breach from Company a complete plan for curing the breach, and (c) cure the breach within sixty (60) days of notice thereof;

(3)	commits a material breach of this Agreement that is not subject to cure with due diligence within sixty (60) days of written notice thereof; or

(4)	commits numerous breaches of its duties or obligations which collectively constitute a material breach of this Agreement;

then Company may, by giving written notice to Supplier, terminate this Agreement, in whole or in part, as of a date specified in the notice of termination. If Company chooses to terminate this Agreement in part, the Charges payable under this Agreement shall be equitably adjusted to reflect those services that are terminated. Termination under this section shall be without penalty and without the payment of any termination fees or Wind-down Expenses.

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

Without limiting the rights of Company to terminate this Agreement for cause based on other acts or omissions of Supplier hereunder, [*].

(B)	[*]

Any notice required or permitted hereunder shall be in writing and shall be deemed given as of the date it is (i) delivered by hand; or (ii) received by registered or certified mail, postage prepaid, return receipt requested; or (iii) confirmed as received if by facsimile; or (iv) received by nationally recognized, overnight courier, and addressed to the party to receive such notice at the address set forth below, and such other address as is identified in Section 30.3 in writing:

Vice President, Information Systems Infrastructure

Amgen Inc.

Mailstop: 81-1-B

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

Fax Number: [*]

And

Executive Director, Information Systems Infrastructure, Sourcing Management

and Governance

Amgen Inc.

Mailstop: 35-2-A

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

Fax Number: [*]

Section 29.2 Termination for Convenience. Company may terminate this Agreement for convenience and without cause at any time after the first anniversary of Effective Date by giving Supplier at least six (6) months prior written notice designating the termination date [*]. In the event that a purported termination for cause by Company under Section 29.1(A) is determined by a competent authority not to be properly a termination for cause, then such termination by Company shall be deemed to be a termination for convenience under this Section.

Section 29.3 [*].

Section 29.4 Termination Upon Change of Control. Subject to the following sentence, in the event (A) another entity, directly or indirectly, in a single transaction or series of related transactions, acquires either Control of Supplier or all or substantially all of the assets of Supplier, or (B) Supplier is merged with or into another entity to form a new entity, Company shall have the right to terminate this Agreement on written notice to Supplier and payment of the applicable termination fee set forth in Exhibit 4 (Pricing). [*].

Section 29.5 [*].

Section 29.6 Extension of Termination/Expiration Effective Date. Company may extend the effective date of the termination or expiration of this Agreement one or more times as it elects, at its discretion, by notice to Supplier at least sixty (60) days prior to the then-current effective date of termination or expiration, provided that the total of all such extensions shall not exceed one hundred and eighty (180) days following the original effective date of termination or expiration.

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

Section 29.7 Termination/Expiration Assistance.

(A)	Commencing six (6) months prior to expiration of this Agreement or on such earlier date as Company may reasonably request, or commencing upon a notice of termination (including notice based upon default by Company) or of non-renewal of this Agreement, and continuing for a period of twelve (12) months following the effective date of termination or expiration of this Agreement (the “Termination/Expiration Assistance Period”) (as such effective date may be extended pursuant to Section 29.5), Supplier shall continue to provide to Company, or at Company’s request to one or more Company designees, the Services that were provided prior thereto and any reasonable cooperation requested by Company that may be required from Supplier to facilitate the transfer of the affected Services to Company or a third-party service Supplier, as applicable, or Company’s designee (“Termination/Expiration Assistance”). The quality and level of performance during the Termination/Expiration Assistance Period shall not be degraded. After the expiration of the Termination/Expiration Assistance Period, Supplier shall (1) use commercially reasonable efforts to answer questions from Company regarding the Services on an “as needed” basis on a time-and-materials basis and (2) deliver to Company any remaining Company-owned reports and documentation still in Supplier’s possession.

Charges for Termination/Expiration Assistance by Supplier shall be at the rates specified in Exhibit 4 (Pricing). Without limiting the foregoing, Supplier agrees there shall be no additional charges for Termination/Expiration Assistance to the extent that Supplier can perform Termination/Expiration Assistance using its then-existing resources dedicated to providing the Services under this Agreement. If Termination/Expiration Assistance will require the use of different or additional services or resources beyond that which Supplier is then using to provide the Services in accordance with Exhibit 4-D (Resource Units) and Service Levels, then such request for Termination/Expiration Assistance shall be considered a New Service and shall be subject to the Change Control Procedure. If Supplier terminates this Agreement for Company’s material breach, Supplier may require that Company pays for such Termination/Expiration Assistance in advance.

(B)	“Termination/Expiration Assistance” shall include the obligation to continue to provide the Services, the assistance described in Exhibit 26 (Termination/Expiration Assistance) and the following:

(1)	Company or its designee shall be permitted to undertake, without interference from Supplier, to hire any Supplier Personnel primarily performing the Services as of the date Supplier receives notice of termination, or, in the case of expiration, within the six (6) month period (or longer period requested by Company) prior to expiration. Supplier shall waive, and shall use commercially reasonable efforts to cause its Supplier Personnel to waive, their rights, if any, under contracts with such Personnel restricting the ability of such Personnel to be recruited or hired by Company or its designee. Company or its designees shall have reasonable access to such Personnel for interviews and recruitment. Unless otherwise agreed, the hire date for any such Supplier Personnel hired by Company or Company’s designee under this Section shall be after the expiration of the Termination/Expiration Assistance.

(2)	If Company is entitled pursuant to this Agreement to a sublicense or other right to Use any Software owned or licensed by Supplier, Supplier shall provide such sublicense or other right.

(3)

At Company’s request and expense for any related consent or assignment fees, Supplier shall (a) obtain any Required Consents from third parties and thereafter assign to Company or its designees leases for some or all of the Equipment that

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was necessary as of the date of termination/expiration of this Agreement primarily for providing the Services, and Company shall assume the obligations under such leases that relate to periods after such date; and (b) sell to Company or its designees Supplier’s then-current net book value (using straight-line depreciation method), some or all of the Equipment owned by Supplier that was necessary as of the date of termination/expiration of this Agreement primarily for providing the Services. Supplier shall also provide all user’s manuals and other documentation relevant to such Equipment that is in Supplier’s possession. Upon Company’s review and approval of any maintenance agreements for such Equipment, Company shall assume responsibility under any such maintenance agreements to the extent such responsibilities relate to periods after the date of termination/expiration of this Agreement.

(4)	Supplier shall use commercially reasonable efforts to obtain any necessary rights and thereafter make available to Company or its designee, pursuant to reasonable terms and conditions, any third-party services then being utilized by Supplier primarily in the performance of the Services including services being provided through third-party service or maintenance contracts on Equipment and Software. Supplier shall be entitled to retain the right to utilize any such third-party services in connection with the performance of services for any other Supplier customer.

(5)	Supplier shall provide reasonable training to Company’s or its designee’s personnel for the purpose of transferring Supplier’s know-how used to perform the Services. Such knowledge transfer shall be sufficient to enable Company or its designee to perform the services using qualified Personnel following the effective date of termination of this Agreement.

(6)	To the extent that Supplier has incorporated Company’s network into a Supplier-proprietary network, Supplier shall provide up to two years of continued network services at the then-current contract rates for such service, in order to permit Company to establish its own network in an orderly manner.

(C)	During the Termination/Expiration Assistance Period Supplier shall continue to provide, at Company’s request, Termination/Expiration Assistance. Actions by Supplier under this Section shall be subject to the other provisions of this Agreement.

(D)	In the process of evaluating whether to undertake or allow termination, expiration or renewal of this Agreement, Company may consider obtaining, or determine to obtain, offers for performance of services similar to the Services following termination or expiration of this Agreement. As and when reasonably requested by Company for use in this process, Supplier shall provide to Company such information and other cooperation regarding performance of the Services as would be reasonably necessary for a Third Party to prepare an informed, non-qualified offer for such services, and for a Third Party not to be unreasonably disadvantaged compared to Supplier if Supplier were to be invited by Company to submit a proposal. The types of information and level of cooperation to be provided by Supplier pursuant to this Section shall be no less than those initially provided by Company to Supplier prior to commencement of this Agreement. Supplier’s support in this respect shall include providing information regarding Equipment, Software, staffing and other matters described in Exhibit 26 (Termination/Expiration Assistance) as applicable to this Section. In no event shall Supplier be required to provide information relating to its costs or other customers.

(E)

Supplier acknowledges that, in the event it breaches (or attempts or threatens to breach) its obligations provided in this Section 29.7, Company may be irreparably harmed. In such a circumstance, Company may proceed directly to court. If a court of competent

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jurisdiction should find that Supplier has breached any such obligations, Supplier agrees that, without any additional findings of irreparable injury or other conditions to injunctive relief, it shall not oppose the entry of an order compelling specific performance by Supplier and restraining it from any further breaches.

Section 29.8 Immediate Obligations of Supplier Upon Termination. Upon receipt of Company’s notice of termination, Supplier shall (1) immediately discontinue the Services on the date and to the extent specified in the notice; (2) incur no further obligations, including placement of orders for material, services or facilities, with respect to the terminated Services; (3) protect and maintain any materials and supplies utilized in providing the Services and any work completed or in progress; (4) mitigate costs associated with such termination; and (5) take such other actions as Company may direct.

Section 29.9 Suspension by Company. Company may, at any time, by notice to Supplier, suspend all or any portion of the Services. Within thirty (30) days of any such suspension designated representatives of Company and Supplier shall meet to discuss the suspension and an equitable adjustment to the schedule of Services and the associated Charges as necessary. Unless otherwise agreed, during such discussions the then-current Charges for the Services proposed to be suspended shall remain in effect.

Section 29.10 Notice of Deteriorating Financial Condition. In the event of the occurrence of an Event of Deteriorating Supplier Condition, Supplier shall immediately provide notification of such event to Company and Supplier shall use its commercially reasonable efforts to (i) at the expense of Company, cooperate with Company and any third-party service providers selected by Company, to establish a contingency plan to avoid disruption of Services in the event that Supplier is unable to meet its obligations under this Agreement, which contingency plan may provide for securing from all relevant third parties, including equipment providers and service providers, all rights reasonably required for Company to continue to receive the Services, and (ii) in the event Company has a good faith belief that the delivery of Services may be impacted by the Event of Deteriorating Supplier Condition, implement such contingency plan. In the event that Company becomes aware of an Event of Deteriorating Supplier Condition for which Supplier has not provided such notification to Company, Company shall have the immediate right, subject to the terms of this Agreement, to take all reasonable actions to ensure continued availability of the Services, either by Supplier, Company or its third-party designee. Supplier acknowledges that (a) interruption of the Services will have a material adverse impact on the operation of the business of Company, and (b) implementation of the contingency plan may result in reduction of performance of Services by Supplier and duplicative charges to Company. Supplier shall fully cooperate with Company in minimizing the impact of an Event of Deteriorating Supplier Condition on the business Company and in mitigating applicable Charges associated with implementing the contingency plan.

Section 29.11 Upon Termination. Subject to any rights hereunder to withhold payment, upon expiration or termination of this Agreement, Company shall remain obligated to pay Supplier amounts due and owing hereunder for Supplier’s performance of Services pursuant to the terms of this Agreement prior to the date of expiration or the effective date of termination, including for Services under Section 29.7.

ARTICLE 30

GENERAL

Section 30.1 Binding Nature and Assignment. This Agreement shall be binding on the Parties hereto and their respective successors and assigns. Company has specifically contracted with Supplier because of its unique experience, expertise and qualifications; and, therefore, Supplier may not assign or delegate Supplier’s obligations under this Agreement, either in whole or in part, without the prior written consent of Company. Any attempt by Supplier to assign or delegate this Agreement, in whole or in part, and any assignment of Supplier’s obligations under this Agreement by operation of law, order of any court, or pursuant to any plan of merger, spin-off, consolidation or liquidation, in either case without Company’s prior written consent, shall be deemed a default under this Agreement and such assignment or delegation shall be void. Company may assign this Agreement at any time without the consent of Supplier.

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Section 30.2 Entire Agreement; Amendment. This Agreement, including any Exhibits referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in this Agreement. No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such change, waiver or discharge is sought to be enforced.

Section 30.3 Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed given as of the date it is (i) delivered by hand; or (ii) received by registered or certified mail, postage prepaid, return receipt requested; or (iii) confirmed as received if by facsimile; or (iv) received by nationally recognized, overnight courier, and addressed to the party to receive such notice at the address set forth below, or such other address as is subsequently specified in writing:

If to Company:	If to Supplier:

Vice President, Global Strategic Sourcing Amgen Inc. Mailstop: 91-2-C One Amgen Center Drive Thousand Oaks, CA 91320-1799 Fax Number: [*]	International Business Machines Corporation Attention: Vice President, Healthcare and Life Sciences Industry MD4202, Route 100 Somers, NY 10589

With a copy to:	With a copy to:

General Counsel Attn: Operations Group Amgen Inc. Mailstop: 28-1-A One Amgen Center Drive Thousand Oaks, CA 91320-1799 Fax Number: [*]	International Business Machines Corporation Office of Associate General Counsel MD4202, Route 100 Somers, NY 10589

Section 30.4 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties.

Section 30.5 Relationship of Parties. Supplier is engaged in an independent business and not as an agent, employee, partner or joint employer of Company. Supplier represents and warrants that it is an employer subject to, and shall comply with, all Supplier Laws, including without limitation applicable wage and hour statutes, unemployment compensation statutes and occupational safety and health statutes, and shall be responsible for withholding and payment of any and all payroll taxes and contributions, including without limitation federal, state, provincial, commonwealth and local income taxes; Federal Insurance Contributions Act, Federal Unemployment Tax Act and state unemployment contributions; and workers’ compensation and disability insurance payments. Each Party shall be responsible for the acts, errors, omissions and conduct of any of its Personnel. Supplier acknowledges and agrees that Company shall have no responsibility or liability for treating Supplier Personnel as employees of Company for any purpose. Neither Supplier nor any Supplier Personnel shall be eligible for coverage or to receive any benefit under any Company-provided workers’ compensation, employee plans or programs or employee compensation arrangement, including without limitation any and all medical and dental plans, bonus or incentive plans, retirement benefit plans, stock plans, disability benefit plans, life insurance and any and all other such plans or benefits. Supplier shall have no authority to contract for or to bind Company in any manner and shall not represent itself as an agent of Company or as otherwise authorized to act for or on behalf of Company, except as expressly authorized in this Agreement.

Section 30.6 Severability. In the event that any provision of this Agreement conflicts with the Law under which this Agreement is to be construed or if any such provision is held invalid by a competent authority, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with Laws. The remainder of this Agreement shall remain in full force and effect.

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

Section 30.7 Consents and Approval. Except where expressly provided as being in the discretion of a Party, where agreement, approval, consent, or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent. Each Party shall, at the request of the other Party, perform those actions, including executing additional documents and instruments, reasonably necessary to give full effect to the terms of this Agreement.

Section 30.8 Waiver of Default; Cumulative Remedies.

(A)	A delay or omission by either Party to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

(B)	Except as otherwise expressly provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law or in equity. Without limiting the generality of the foregoing, upon the occurrence of an event or series of events giving rise to (i) termination hereunder under more than one provision hereof, (ii) a right of indemnification under more than one provision hereof, or (iii) one or more rights to seek greater liability for Direct Damages, indirect or consequential, exemplary, punitive or special damages, the affected Party shall have the right to termination, indemnification, or to seek greater liability, as the case may be, under any or all such provisions.

Section 30.9 Survival. The provisions of this Agreement that by their very nature survive termination or expiration of this Agreement shall so survive. Without limiting the generality of the foregoing sentence, Section 2.3, Section 3.5, Section 5.6, Section 8.5, Section 9.6, Section 11.5(D), Section 12.2 (last sentence), Section 13.6, Section 14.1, Section 14.2(C)(2), Section 14.3 through Section 14.6, Section 14.7(A) (first two sentences), Section 17.7(D), Section 19.4, and Section 29.1 through Section 29.8, and Article 18, Article 20, Article 21, Article 22, Article 25, Article 26, Article 27, Article 28 and Article 30 shall also survive termination of this Agreement.

Section 30.10 Public Disclosures. All media releases, public announcements and public disclosures by either Party relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be coordinated with and approved by the other Party prior to release.

Section 30.11 Trademarks. Supplier agrees that, except for the purposes of performance under this Agreement, it shall not use or allow Supplier Personnel to use, without Company’s prior written consent, Company’s name (or the names of Company’s subsidiaries or parent (if any), or any derivatives thereof), or any service marks or trademarks of Company. This prohibition of use shall include use in any publicity or advertising, including media releases, public announcements, or public disclosures. Supplier shall immediately provide notice to Company in the event it becomes aware of any violation of this prohibition and, at Supplier’s sole expense, take such steps necessary to cease and cure such violation to Company’s satisfaction.

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Section 30.12 Third Party Beneficiaries.

(A)	This Agreement is entered into solely between, and except as provided below, may be enforced only by, Company and Supplier. The Parties do not intend to create any third party beneficiary rights for any person or entity other than each member of Company Group, each of which shall be a third party beneficiary under this Agreement for all purposes.

(B)	[*]

Section 30.13 Non-Solicitation of Employees. Subject to Section 11.5 and Section 29.7(B)(1), from the Effective Date until [*] a Party shall not directly or indirectly solicit or seek to procure (other than by general advertising), without the prior written consent of the other Party, the employment of (A) [*]

Section 30.14 Covenant of Good Faith. Each Party agrees that, in its respective dealings with the other Party under or in connection with this Agreement, it shall act in good faith.

Section 30.15 Freedom of Action. Supplier may enter into similar agreements with others and develop and provide hardware, software, or services that are similar to or competitive with the hardware, software, and Services provided under this Agreement, except to the extent that such hardware, software, or services infringe Company’s patent rights or copyrights under Applicable Laws.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

AMGEN INC.		INTERNATIONAL BUSINESS MACHINES CORPORATION

/s/ Tom Flanagan		/s/ Chris Nicoletti
(signature)		(signature)

By:	Tom Flanagan	By:	Chris Nicoletti
Title:	Senior Vice President and Chief Information Officer	Title:	Vice President, Healthcare and Life Sciences Industry